UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Gannett Co., Inc.
(Name of Registrant as Specified In Its Charter)

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March 23, 2016

Dear Fellow Stockholders:

On June 29, 2015, Gannett Co., Inc. became an independent public company. We are pleased to invite you to our first Annual Meeting of Stockholders on Tuesday, May 10, 2016, at 10:00 a.m. local time at Gannett’s corporate headquarters, located at 7950 Jones Branch Drive, McLean, VA 22017.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Please request a ticket in advance if you would like to attend the Annual Meeting. The Proxy Statement contains advance registration instructions.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by telephone, over the Internet or by signing, dating and returning your proxy card by mail. You may also vote in person at the Annual Meeting.

On behalf of the Board of Directors and management, we extend our appreciation for your support and interest in the new Gannett.

Sincerely,

John Jeffry Louis	Robert J. Dickey
Chairman of the Board	President and Chief Executive Officer

7950 Jones Branch Drive, McLean, Virginia 22107 (703) 854-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 10, 2016

To Our Stockholders:

The 2016 Annual Meeting of Stockholders of Gannett Co., Inc. will be held at the Company’s headquarters, 7950 Jones Branch Drive, McLean, Virginia, at 10:00 a.m. local time on May 10, 2016 for the following purposes:

(1)	to consider and act upon a proposal to elect ten director nominees to the Company’s Board of Directors to hold office until the Company’s 2017 Annual Meeting of Stockholders;

(2)	to consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year;

(3)	to consider and act upon a proposal to approve the Company’s 2015 Omnibus Incentive Compensation Plan, as described in the accompanying Proxy Statement;

(4)	to consider and act upon a proposal to approve, on an advisory basis, the compensation of our named executive officers;

(5)	to consider and act upon a proposal to determine, on an advisory basis, the frequency of future advisory votes to approve the compensation of our named executive officers; and

(6)	to transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

The Board of Directors has set the close of business on March 14, 2016 as the record date to determine the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. YOUR SHARES SHOULD BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND. IF YOU DO NOT WISH TO VOTE IN PERSON OR IF YOU WILL NOT BE ATTENDING THE ANNUAL MEETING, YOU MAY VOTE BY PROXY. YOU CAN VOTE BY PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT WAS PREVIOUSLY MAILED TO YOU OR, IF YOU REQUESTED PRINTED COPIES OF THE PROXY MATERIALS, YOU CAN ALSO VOTE BY MAIL, BY TELEPHONE OR ON THE INTERNET AS INSTRUCTED ON THE PROXY CARD YOU RECEIVED. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE ANNUAL MEETING.

An admission ticket is required for attendance at the Annual Meeting. Please see page 6 of the Proxy Statement for instructions about obtaining tickets.

By Action of the Board of Directors,

Elizabeth A. Allen
Vice President,
Associate General Counsel and Secretary

McLean, Virginia

March 23, 2016

This Notice of Annual Meeting and Proxy Statement are first being furnished to stockholders on or about March 23, 2016.

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

Proxy Summary	Proxy Statement

2016 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider about Gannett Co., Inc. and the proposals being submitted to stockholders at the Annual Meeting. We encourage you to read the entire Proxy Statement carefully before voting.

2016 Annual Meeting of Stockholders

Date and Time		Location		Record Date
May 10, 2016, 10:00 a.m. local time	|	7950 Jones Branch Drive, McLean, Virginia	|	March 14, 2016

Meeting Agenda and Voting Matters

Item	Proposal	Board Vote Recommendation	Page Reference (for more information)
1	Election of the Ten Director Nominees Named in this Proxy Statement	FOR each nominee	17
2	Ratification of the Appointment of Ernst & Young LLP	FOR	28
3	Approval of the 2015 Omnibus Incentive Compensation Plan	FOR	29
4	Advisory Vote to Approve Executive Compensation	FOR	67
5	Advisory Vote on Frequency of Future Stockholder Advisory Votes on Executive Compensation	1 Year	68

Board Nominees

Name	Age	Recent Professional Experience	Committees
John Jeffry Louis *	53	Chairman of the Board of Gannett Co., Inc.; Co-founder and former Chairman of Parson Capital Corporation	AC, ECC
John E. Cody *	69	Former Executive Vice President and Chief Operating Officer of Broadcast Music, Inc.	AC (Chair), ECC
Stephen W. Coll *	57	Dean of the Graduate School of Journalism for Columbia University in New York	AC, NPRC
Robert J. Dickey	58	President and CEO of Gannett Co., Inc.	TC
Donald E. Felsinger *	68	Former Executive Chairman of Sempra Energy	ECC (Chair), NPRC
Lila Ibrahim *	46	Chief Business Officer of Coursera	AC, TC
Lawrence S. Kramer	65	Chairman and interim CEO and President of TheStreet, Inc.; Former President and Publisher of USA TODAY	TC
Tony A. Prophet *	57	Corporate Vice President, Education Marketing of Microsoft Corporation	NPRC, TC (Chair)
Debra A. Sandler *	56	Founder of La Grenade Group, LLC; Former Chief Health and Wellbeing Officer of Mars, Inc.	ECC, NPRC (Chair)
Chloe R. Sladden *	41	Co-founder and principal of #Angels; former Vice President, Media of Twitter, Inc.	NPRC, TC

*	–	Independent Director
AC	–	Audit Committee
ECC	–	Executive Compensation Committee
NPRC	--	Nominating and Public Responsibility Committee
TC	–	Transformation Committee

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Separation From the Company’s Former Parent

•	Separation Date: June 29, 2015: The Company completed the legal and structural separation of the publishing business from its former parent, now known as TEGNA Inc. (“TEGNA”) and became an independent public company.

•	Officers and Directors: Officers and directors of the Company assumed their positions as described in this Proxy Statement at the time of the separation, or otherwise in connection with the separation. The following members of the Board of Directors of the Company served with the Company’s former parent prior to the separation: our independent Board chairman, John Jeffry Louis, and two other independent directors, John E. Cody and Tony A. Prophet, previously served on the board of the Company’s former parent; and Robert J. Dickey, our President and Chief Executive Officer and a director, and Lawrence S. Kramer, a director since the separation, previously served as executives of the Company’s former parent.

•	Effect on Compensation Practices: At the time of the separation, the Company entered into a series of agreements with its former parent, as a result of which, among other things, the Company’s initial executive compensation practices generally were similar to those previously in place at the Company’s former parent prior to the separation.

Company Highlights, Post-separation

•	Strategic Plan. The Company developed its purpose, strategic pillars, and three-year goals and communicated those effectively to employees and stockholders, garnering support from both constituencies. In 2015, the Company effectively executed its strategy to invest in innovation and make strategic acquisitions in a consolidating industry while delivering attractive returns to stockholders as evidenced by the following:

o	Journal Media Group. In line with these strategic initiatives, the Company announced the acquisition of Journal Media Group for approximately $280 million, net of acquired cash. JMG brings 14 new markets to the Company including key markets such as Milwaukee, WI and Memphis and Knoxville, TN. In its first full year, the transaction is expected to add approximately $450 million to the Company’s annual revenues and approximately $60 million in adjusted EBITDA, through a combination of JMG’s solid base business and certain quickly attainable synergies. The Company expects approximately $25 million of additional synergy opportunities in the second year. Integration planning and regulatory responses are well underway.

o	TNP. Also in line with these strategic initiatives, on June 1, 2015, the Company acquired the remaining 59.4% interest in the Texas-New Mexico Newspapers Partnership that it did not previously own. The deal was completed through the assignment of Gannett’s interest in the California Newspapers Partnership and additional cash consideration, and resulted in the Company recognizing a pre-tax gain on equity investment of $21.8 million. This transaction added properties in 11 new markets and approximately $80 million per year in revenues to Gannett. This business was successfully integrated into the Company by the end of 2015.

o	Romanes. On May 26, 2015, the Company’s U.K. subsidiary, Newsquest plc, paid $23.4 million, net of cash acquired, to purchase 100% of the shares of Romanes Media Group, a publisher of local newspapers in Scotland, Berkshire and Northern Ireland.

o	Digital Growth. Digital revenues for 2015 were $653.7 million (presented on a basis consistent with 2014 related to reporting of wholesale fees associated with sales of certain third party digital advertising products and services and on a constant currency basis and with employment-related digital revenues (principally from CareerBuilder, now part of TEGNA, removed from all periods)), an increase of $20.4 million or 3.2%. In addition, unique digital visitors to the Company’s sites reached 100 million in December, according to comScore Media Metrix.

o	USA TODAY Network. The Company continued its transformation into one, integrated organization by uniting its local and national media brands under the USA TODAY NETWORK to create the largest local to national media network in the country.

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•	Cost Reductions. The Company responded to continuing revenue challenges with commensurate cost cuts, implementing $67 million in cost improvements and other expense reduction programs since the separation.

•	Free Cash Flow. For the year ended December 27, 2015, the Company generated $177 million in free cash flow (defined as “Net cash flow from operating activities” reduced by “Purchase of property, plant and equipment” each as reported on the Company’s statement of cash flows in its Annual Report on Form 10-K for fiscal year 2015). This includes $93.5 million of U.S. pension contributions compelled by agreements reached by the Company’s former parent prior to the separation. Before the impact of this item, free cash flows would have been $270.5 million for the year ended December 27, 2015.

•	Total Stockholder Return. Further evidence of the Company’s success in executing on its strategic plan — specifically, the Company’s commitment to create stockholder value — are the returns generated by the Company for its stockholders. The Company’s stock price increased approximately 14% from the closing market price on its first day of “when-issued” trading in connection with the separation through December 24, 2015, the last trading day of the Company’s 2015 fiscal year, driving a total stockholder return (“TSR”) of approximately 17% for that same period, well outpacing the TSR produced by the S&P 500 Index and a group of peer companies.

Corporate Governance Highlights

Important corporate governance practices of the Company include the following:

•	Annual election of directors.

•	No stockholder rights plan (poison pill) in place.

•	Eight of ten directors are independent.

•	Robust stockholder engagement program.

•	Separate positions of Chairman and CEO, and independent, non-executive Chairman of the Board.

•	Majority vote standard for director elections in uncontested elections and a director resignation policy.

•	Single class share capital structure with all stockholders entitled to vote for director nominees.

•	Special meetings of stockholders may be called by holders of 20% of the outstanding shares, subject to certain requirements set forth in the Company’s organizational documents.

•	Directors and senior executives are subject to stock ownership guidelines.

•	Mergers and other business combinations involving the Company generally may be approved by a simple majority vote.

Executive Compensation Highlights

Core Elements of the Program

•	Base Salary: Established at levels appropriate to retain executives for their service based on the nature and responsibility of the position, achievement of key performance indicators, competitive market data and individual and Company performance.

•	Annual Bonus: Designed to reward executives for attaining individual and Company qualitative and quantitative performance goals.

•	Performance Shares: Long-term equity incentives designed to retain, motivate and align the interests of executives with those of stockholders and to retain and motivate them through an opportunity to earn shares of Company common stock based upon how the Company’s TSR over a three-year performance period compares to the TSRs of companies in a designated TSR Peer Group over the same period.

•	Restricted Stock Unit (“RSU”) Awards: Long-term equity incentives intended to retain and motivate executives in a challenging business environment and to align their interests with those of stockholders through the delivery of shares of common stock upon continued employment during a four-year vesting period.

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•	Benefits and Perquisites: Designed to provide insurance protection for our executive officers and their families, to enable the Company to complement other compensation components, and to help minimize distractions from our executives’ attention to important Company initiatives.

•	Post-termination Pay Programs: Intended to assist the Company in recruiting and retaining employees and in providing leadership stability and long-term commitment from its executives, with the benefits available to executives under these programs and plans generally tracking those to which the executives were entitled during their employment with the Company’s former parent; such programs include a tax-qualified defined benefit retirement plan, a nonqualified supplemental executive retirement plan, a tax-qualified defined contribution 401(k) plan, a non-qualified deferred compensation plan, and certain executive severance, change-in-control severance and post-retirement welfare benefit plans.

Compensation Governance Practices We Employ:

✓	Performance-based pay. The Company provides the majority of compensation for its officers in the form of performance-based compensation, and the Executive Compensation Committee of the Board of Directors has committed that for each year at least 50% of our named executive officer annual equity awards (based on number of shares) will be performance-based awards that are earned or paid out based on the achievement of performance targets.

✓	Outcome alignment. Each year, the Executive Compensation Committee will review the Company’s compensation and financial performance against internal budgets, financial results from prior years and comparative group market data to make sure that executive compensation outcomes are aligned with the relative performance of the Company.

✓	Clawback. On December 9, 2015, the Board of Directors adopted a new clawback policy that applies to the Company’s executive officers, and any individual who served as an executive officer of the Company in the three-year period prior to the date of the event that triggers the clawback policy. The Board may apply the new clawback policy in a number of situations, including where: (1) a financial restatement results from an executive’s misconduct; (2) an executive’s unsanctioned actions have a materially detrimental effect on the Company’s reported financial results; or (3) an executive is terminated following a felony conviction that directly and materially harms the Company’s business or reputation. If the clawback policy is applied to an executive, the Board (or designated Board committee) may require the reimbursement and/or forfeiture of certain bonus, incentive or equity-based compensation awarded by the Company and vested or paid to the executive, with the amounts and periods for the clawback depending on the reason for the application of the policy.

✓	Anti-hedging, short-selling and pledging. The Board maintains a policy that prohibits the Company’s employees and directors from hedging, pledging or short-selling the Company’s shares.

✓	Risk evaluation. The Executive Compensation Committee will regularly evaluate the risks associated with the Company’s executive compensation plans and programs and consider the potential relationship between compensation and risk taking.

✓	TSR peers. The Executive Compensation Committee will review and intends to adjust the Company’s TSR Peer Group regularly, in connection with new grants, to make sure it accurately reflects the Company’s business mix.

✓	Minimum vesting periods. With certain exceptions, the Company’s 2015 Omnibus Incentive Compensation Plan mandates a one-year minimum vesting period for employee equity incentive awards that are paid and vest solely based on service.

✓	Holding periods. The Company’s ownership guidelines require that senior executives hold at least 50% of the after-tax shares they receive from the Company as compensation until they have met the applicable stock ownership guidelines.

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✓	Moderate severance arrangements. Change-in-control related cash severance is double-trigger and market-level.

✓	Double-trigger equity vesting upon a change in control. For awards granted on or after January 1, 2016, subject to certain exceptions, any change in control of the Company will only accelerate full vesting of equity awards to executives if the awards are not continued or assumed in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control.

Compensation Practices We Do Not Employ:

X	No unearned dividends. The Company does not pay dividends or dividend equivalents on unearned TSR performance shares or unpaid RSU awards granted to employees.

X	No income tax gross-ups. The Company does not offer income tax gross-ups except in its executive relocation program.

X	No excise tax gross-ups. In accordance with the Company’s change-in-control severance plans, executives are not eligible for an excise tax gross-up.

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 PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

May 10, 2016

GENERAL INFORMATION

Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2016 Annual Meeting of Stockholders to be held on May 10, 2016 at 10:00 a.m. local time at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia. This Proxy Statement furnishes you with the information you need in order to vote, whether or not you attend the Annual Meeting.

On what proposals am I being asked to vote and how does the Board recommend that I vote?

You are being asked to vote on the proposals below, and the Board recommends that you vote as follows:

Proposal 1—FOR the election of the ten director nominees nominated by the Board of Directors, each to hold office until the Company’s 2017 Annual Meeting of Stockholders;

Proposal 2—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2016;

Proposal 3—FOR the approval of the Company’s 2015 Omnibus Incentive Compensation Plan;

Proposal 4—FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in “Compensation Discussion and Analysis” and accompanying compensation tables and related discussion contained in this Proxy Statement; and

Proposal 5—FOR 1 Year as the frequency with which the Company will hold future advisory votes to approve the compensation of our named executive officers.

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business addressed at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

What must I do if I want to attend the Annual Meeting in person?

Admission to the Annual Meeting is by ticket only. We will provide each stockholder with one admission ticket upon request. Either you or your proxy may use your ticket. If you are a stockholder of record and plan to attend the Annual Meeting, please call the Company’s stockholder services department at (703) 854-6960 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the Annual Meeting, please send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares, confirming ownership to: Secretary, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, VA 22107. Requests for admission tickets will be processed in the order in which they are received and must be received no later than May 3, 2016. To obtain directions to attend the Annual Meeting, please call the Company’s stockholder services department at (703) 854-6960.

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Who may vote at the Annual Meeting?

If you owned Company stock at the close of business on March 14, 2016, which is the record date for the Annual Meeting (the “Record Date”), then you may obtain a ticket to attend and vote your shares at the meeting. Please bring proof of your common stock ownership, such as a current brokerage statement, and photo identification, if you wish to vote your shares at the meeting. In addition, if you hold shares through a bank, broker, or other intermediary, you must obtain a valid legal proxy, executed in your favor, from the holder of record if you wish to vote those shares at the meeting.

At the close of business on the Record Date, we had approximately 116,484,445 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum to conduct business. Shares held by an intermediary, such as a banker or a broker, that are voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum. Abstentions and broker non-votes (defined below) also will be counted for the purpose of determining the existence of a quorum.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to Securities and Exchange Commission (“SEC”) rules, we are permitted to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the effect of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

How can I get electronic access to the proxy materials?

This Proxy Statement and the Company’s 2015 Annual Report may be viewed online on the Company’s investor relations website at http://investors.gannett.com/. You can also elect to receive an email that will provide an electronic link to future annual reports and Proxy Statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting our investor relations website at http://investors.gannett.com/. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you terminate it.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your bank, broker or other intermediary. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

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If I am a stockholder of record of Company shares, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice. If you request printed copies of the proxy materials by mail, you can vote by mail as well as by telephone or over the Internet. If you are a stockholder of record and intend to vote by proxy, your proxy must be received by no later than 11:59 p.m. Central Time on May 9, 2016.

If I am a beneficial owner of Company shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Follow the voting instructions provided to you by your bank, broker or other intermediary. You must provide your nominee with appropriate voting instructions by no later than 11:59 p.m. Central Time on May 9, 2016.

If I hold my Company shares through the Company’s Dividend Reinvestment Plan or 401(k) Plan, or the TEGNA Inc. 401(k) Savings Plan, how do I vote?

If you participate in the Company’s Dividend Reinvestment Plan or 401(k) Plan, or if you hold shares of the Company’s common stock through the TEGNA Inc. 401(k) Savings Plan, your shares of stock in those plans can be voted in the same manner as shares held of record. To vote the shares held in either plan, you must provide appropriate voting instructions by no later than 11:59 p.m. Central Time on May 5, 2016.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting over the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	sign and return a proxy card without giving specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters (including Proposal 2 to ratify our appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016) but cannot vote on non-routine matters (including the uncontested director election described in Proposal 1, the proposal to approve the Company’s 2015 Omnibus Incentive Compensation Plan described in Proposal 3, the non-binding advisory vote described in Proposal 4 and the non-binding advisory vote described in Proposal 5). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on the matter with respect to your shares and your shares will not be voted. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Holders of Shares through the Company’s Dividend Reinvestment Plan or 401(k) Plan, or the TEGNA Inc. 401(k) Savings Plan. If you do not give instructions, your shares held in the Dividend Reinvestment Plan will not be voted. All shares in the Company’s 401(k) Plan or the TEGNA Inc. 401(k) Savings Plan for which no instructions are received will be voted by the trustee of such plan in the same proportion as instructions provided to the trustee by other participants in such plan.

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Can I change or revoke my vote?

Yes. If you deliver a proxy by mail, by telephone or over the Internet, you have the right to revoke your proxy in writing (by mailing another proxy bearing a later date), by phone (by another call at a later time), over the Internet (by voting online at a later time), by attending the Annual Meeting and voting in person, or by notifying the Company before the Annual Meeting that you want to revoke your proxy. Submitting your vote by mail, telephone or over the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting.

What are the votes required to adopt the proposals?

Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast with respect to that director (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Ratification of the selection of our independent registered public accounting firm and approval of the Company’s 2015 Omnibus Incentive Compensation Plan each require the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting. The vote to adopt the resolution to approve the Company’s executive compensation program described in this Proxy Statement (the “Say on Pay” proposal) and the vote on the frequency of holding the Say on Pay vote in the future (the “Say on Frequency” proposal) are each advisory only and non-binding on the Company. The Say on Pay proposal will be approved on a non-binding, advisory basis if the number of votes cast for the proposal exceeds the number of votes cast against it. The option – 1 year, 2 years, or 3 years - selected by the highest number of votes on the Say on Frequency proposal will be considered by the Company in determining when the next Say on Pay proposal will be presented for a stockholder vote. Abstentions, if any, will have no effect on the election of any director or on the Say on Pay proposal or the Say on Frequency proposal, but will have the same effect as votes “against” each of the other two proposals.

How do I submit a stockholder proposal or nominate a director for election at the 2017 Annual Meeting?

To be eligible for inclusion in the proxy materials for the Company’s 2017 Annual Meeting, a stockholder proposal or nomination must be submitted in writing to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary and must be received by November 23, 2016. A stockholder who wishes to present a proposal or nomination at the Company’s 2017 Annual Meeting, but who does not request that the Company solicit proxies for the proposal or nomination, must submit the proposal to the Company at the same address no earlier than January 10, 2017 and no later than February 9, 2017. The Company’s Amended and Restated Bylaws (“Bylaws”) require that any proposal or nomination must contain specific information in order to be validly submitted for consideration.

Can stockholders and other interested parties communicate directly with our Board?

Yes. The Company invites stockholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the Chairman of the Board or the non-management directors as a group by writing to the Board of Directors, the Chairman or the Non-Management Directors, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

How can I obtain a stockholder list?

A list of stockholders entitled to vote at the 2016 Annual Meeting will be open to examination by any stockholder, for any purpose germane to the 2016 Annual Meeting, during normal business hours, for a period of ten days before the 2016 Annual Meeting and during the 2016 Annual Meeting at the Company’s offices at 7950 Jones Branch Drive, McLean, Virginia 22107.

What is “householding”?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name who have elected to receive paper copies of our proxy materials will receive only one copy of our 2015 Annual Report and this Proxy Statement unless one or more of these stockholders notifies us that they wish to receive multiple copies. This procedure will reduce our printing costs and postage fees. If any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2015 Annual Report, he or she may contact the Company’s Secretary at Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107 or by calling the Secretary at (703) 854-6000. Any such stockholder may also contact the Secretary using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of the Company’s Annual Report and Proxy Statement, you may request householding in the future by contacting the Secretary in the same manner.

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How may I obtain a copy of the Company’s 2015 Annual Report?

A copy of our 2015 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2015, is being provided or made available to all stockholders of record on the Record Date. As permitted by the SEC, the Company is sending a Notice of Internet Availability of Proxy Materials to all stockholders.

If you hold your shares of record on the Record Date, you may request email or paper copies of our 2015 Annual Report over the Internet, at www.investorelections.com/gci, by toll-free telephone call (in the U.S. and Canada) to 1-866-870-3684, or by email at paper@investorelections.com. Please put “GCI Materials Request” in the subject line and include the 11-digit control number presented on the Notice.

If you hold your shares on the Record Date in “street name” through a bank, broker or other intermediary, you also may have the opportunity to receive copies of our 2015 Annual Report electronically. Please check the information in the proxy materials provided by your bank, broker or other intermediary.

You may also obtain a copy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Our 2015 Annual Report and 2015 Form 10-K are also available through the Company’s website at www.gannett.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

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SEPARATION OF THE COMPANY FROM TEGNA

On June 29, 2015, the Company completed the legal and structural separation of the publishing business from its former parent, TEGNA, and became an independent public company (the “separation”). The separation was effected by the distribution by TEGNA of 98.5% of the outstanding shares of common stock of the Company to TEGNA’s stockholders. Each TEGNA stockholder of record as of the close of business on June 22, 2015, the record date for the separation, received one share of Company common stock for every two shares of TEGNA common stock held.

While the separation from the Company’s former parent resulted in the creation of our new Company, a significant contingent of our leadership team possessed extensive familiarity with our business and operations as a result of their service to the Company’s former parent. Robert J. Dickey, the Company’s President and Chief Executive Officer and a director, Alison K. Engel, the Company’s Senior Vice President and Chief Financial Officer, and each of the other “named executive officers” identified in this Proxy Statement previously served with the Company’s former parent and became executive officers of the Company immediately prior to the effective time of the separation. Similarly, John Jeffry Louis, our non-executive Chairman, John E. Cody and Tony A. Prophet, each of whom joined our Board of Directors at the time of the separation, had served on the board of the Company’s former parent prior to the separation. Lawrence S. Kramer also had served as an officer of the Company’s former parent until resigning that position and joining our Board in connection with the separation, further enhancing our Board’s knowledge of our Company and business.

The other members of the Company’s Board of Directors were identified by a search firm retained by the Company’s former parent prior to the separation to assist in seeking qualified director candidates to join our Board in connection with the separation or as soon thereafter as practicable. The search firm was charged with identifying prospective candidates offering a diversity of skills and experiences intended to complement those possessed by Messrs. Louis, Cody, Dickey, Prophet and Kramer, including experience in a CEO role and prior public company board experience; extensive experience in the journalism field; broad consumer marketing experience; financial expertise; and experience relevant to the Company’s advertising business and its strategic efforts in digital marketing, social media and mobile content. The search firm also evaluated personal characteristics, such as a demonstrable passion for the Company’s business, diversity reflective of the communities the Company serves, gravitas balanced with humility and candor, and capacity to be an active board member. Prospective candidates identified by the search firm were interviewed by executives of the Company’s former parent as well as by Mr. Dickey and certain other members of the Company’s former parent’s board of directors, including in some cases Messrs. Louis, Cody and Prophet. As a result of this process, each of Mses. Ibrahim, Sandler and Sladden joined the Board of Directors in connection with the separation, and Messrs. Coll and Felsinger joined the Board shortly afterward.

Agreements with TEGNA

TEGNA was the Company’s sole stockholder before the separation and therefore is deemed a “related party” despite holding less than 1.5% of the Company’s outstanding shares at the end of the Company’s fiscal year. The separation agreement and other contracts and arrangements the Company entered into with its former parent in connection with the separation are summarized below. The summaries of each of these agreements provided below are qualified in their entirety by reference to the full text of the applicable agreement, each of which is listed as an exhibit to the Company’s 2015 Annual Report on Form 10-K.

On June 26, 2015, the Company entered into a separation and distribution agreement with TEGNA to set forth the terms by which the separation was effected, which is referred to in this Proxy Statement as the “separation agreement.” In connection with the separation agreement, the Company entered into various other agreements to effect the separation and provide the framework for its relationship with TEGNA after the separation, including the agreements generally described below.

Separation Agreement

Transfer of Assets and Assumption of Liabilities. The separation agreement identified the assets transferred, the liabilities assumed and the contracts assigned to each of the Company and TEGNA as part of the separation, and it provided for when and how these transfers, assumptions and assignments occurred. In particular, the separation agreement provided, among other things, that subject to the terms and conditions contained therein:

•	certain assets (whether tangible or intangible) related to the Company business, which are referred to as the “Company Assets,” were transferred to the Company, including:

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o	equity interests in certain TEGNA subsidiaries that hold assets related to the Company business;

o	customer, distribution, supply and vendor contracts (or portions thereof) to the extent they related to the Company business;

o	certain third-party vendor contracts for services primarily used in the Company business;

o	rights to technology, software and intellectual property primarily used in the Company business;

o	exclusive rights to information exclusively related to the Company business and non-exclusive rights to information related to the Company business;

o	rights and assets expressly allocated to Company pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation;

o	permits primarily used in the Company business; and

o	other assets included in the Company pro forma balance sheet, including the cash set forth thereon (subject to any disposition of such assets subsequent to the date of the pro forma Company balance sheet, including any reduction in captive insurance reserves as a result of payment of claims therefrom);

•	certain liabilities related to the Company business or the Company Assets, which are referred to as the “Company Liabilities,” were retained by or transferred to the Company; and

•	all of the assets and liabilities (including whether accrued, contingent, or otherwise) other than the Company Assets and Company Liabilities (such assets and liabilities, other that the Company Assets and the Company Liabilities, referred to as the “TEGNA Assets” and “TEGNA Liabilities,” respectively) were retained by or transferred to TEGNA.

Except as expressly set forth in the separation agreement or any ancillary agreement thereto, neither the Company nor TEGNA made any representation or warranty as to (1) the assets, business or liabilities transferred or assumed as part of the separation, (2) any approvals or notifications required in connection with the transfers, (3) the value of or the freedom from any security interests of any of the assets transferred, (4) the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either the Company or TEGNA, or (5) the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets were transferred on an “as is,” “where is” basis, and the respective transferees bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.

The Distribution. The separation agreement also governs the rights and obligations of the parties regarding the separation following the completion of the separation, certain of which rights and obligations are generally described below. On the separation date, TEGNA distributed to its stockholders that held TEGNA common stock as of the record date for the distribution 98.5% of the issued and outstanding shares of Company common stock on a pro rata basis. Stockholders were entitled to receive cash in lieu of any fractional shares.

Claims. In general, each party to the separation agreement assumed liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and agreed to indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Releases. The separation agreement provided that the Company and its affiliates released and discharged TEGNA and its affiliates from all liabilities assumed by the Company as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to the Company’s business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. TEGNA and its affiliates released and discharged the Company and its affiliates from all liabilities retained by TEGNA and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement.

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These releases did not extend to obligations or liabilities under any agreements between the parties that remained in effect following the separation, which agreements include, but are not limited to, the separation agreement, the transition services agreement, the tax matters agreement, the employee matters agreement, and certain other agreements, including the transfer documents in connection with the separation.

Indemnification.  In the separation agreement, the Company agreed to indemnify, defend and hold harmless TEGNA, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the Company Liabilities;

•	the failure of the Company or any other person to pay, perform or otherwise promptly discharge any of the Company Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

•	except to the extent relating to a TEGNA Liability, any guarantee, indemnification or contribution obligation for the benefit of the Company by TEGNA that survives the distribution;

•	any breach by the Company of the separation agreement or any of the ancillary agreements; and

•	any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the registration statement of which this information statement forms a part, or in this information statement (as amended or supplemented), other than any such statements or omissions directly relating to information regarding TEGNA, provided to the Company by TEGNA, for inclusion therein.

TEGNA agreed to indemnify, defend and hold harmless the Company, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the TEGNA Liabilities;

•	the failure of TEGNA or any other person to pay, perform, or otherwise promptly discharge any of the TEGNA Liabilities, in accordance with their respective terms whether prior to, at, or after the distribution;

•	except to the extent relating to a Company Liability, any guarantee, indemnification or contribution obligation for the benefit of TEGNA by the Company that survives the distribution;

•	any breach by TEGNA of the separation agreement or any of the ancillary agreements; and

•	any untrue statement or alleged untrue statement or omission or alleged omission of a material fact directly relating to information regarding TEGNA, provided to the Company by TEGNA, for inclusion in the registration statement of which this information statement forms a part, or in this information statement (as amended or supplemented).

The separation agreement also established procedures with respect to claims subject to indemnification and related matters.

Insurance. The separation agreement provided for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution date and set forth procedures for the administration of insured claims and addresses certain other insurance matters.

Further Assurances. In addition to the actions specifically provided for in the separation agreement, except as otherwise set forth therein or in any ancillary agreement, both the Company and TEGNA agreed in the separation agreement to use reasonable best efforts, prior to, on and after the separation date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

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Dispute Resolution. The separation agreement contains provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between the Company and TEGNA related to the separation. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of the Company and TEGNA. If such efforts are not successful, either the Company or TEGNA may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the separation agreement.

Expenses. Except as expressly set forth in the separation agreement or in any ancillary agreement, all costs and expenses incurred in connection with the separation, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution, were paid by the party incurring such cost and expense.

Other Matters. Other matters governed by the separation agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Termination. The separation agreement cannot be modified or terminated except by an agreement in writing signed by both TEGNA and the Company.

Transition Services Agreement

The Company and TEGNA entered into a transition services agreement prior to the separation pursuant to which TEGNA and its subsidiaries and the Company and its subsidiaries agreed to provide, on an interim, transitional basis, various services to each other. The services provided include information technology, accounts payable, payroll, legal and other financial functions and administrative services. The agreed upon charges for such services are generally intended to allow the servicing party to recover all costs and expenses of providing such services. The transition services agreement will terminate on the expiration of the term of the last service provided under it, which will generally be up to 24 months following the separation being effected. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject generally to a minimum service period of 90 days and minimum notice period of 30 days. Due to interdependencies between services, certain services may be extended or terminated early only if other services are likewise extended or terminated.

Subject to certain exceptions, the liability of each of TEGNA and the Company under the transition services agreement for the services it and its subsidiaries provides is generally limited to gross negligence, willful misconduct and fraud. The transition services agreement also provides that the provider of a service shall not be liable to the recipient of such service for any indirect, exemplary, incidental, consequential, remote, speculative, punitive or similar damages.

Tax Matters Agreement

Prior to the separation, the Company and TEGNA entered into a tax matters agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters. In general, liabilities for taxes allocable to a tax period (or portion thereof) ending on or before the separation date are allocable to TEGNA and liabilities for taxes of the Company allocable to a tax period (or portion thereof) beginning after the separation date are allocable to the Company. If a failure of the separation to qualify as a tax-free transaction for U.S. federal income tax purposes is attributable to the Company’s action or inaction or TEGNA’s action or inaction, as the case may be, or any event (or series of events) involving the assets or stock of the Company or the assets or stock of TEGNA, as the case may be, the resulting liability will be borne in full by the Company or TEGNA, respectively.

The Company’s obligations under the tax matters agreement are not limited in amount or subject to any cap. Further, even if the Company is not responsible for tax liabilities of TEGNA and its subsidiaries under the tax matters agreement, the Company nonetheless could be liable under applicable tax law for such liabilities if TEGNA were to fail to pay them. If the Company is required to pay any liabilities under the circumstances set forth in the tax matters agreement or pursuant to applicable tax law, the amounts may be significant.

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The tax matters agreement also contains restrictions on the Company’s ability (and the ability of any member of the Company’s group) to take actions that could cause the distribution and related transactions to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes, including entering into, approving or allowing any transaction that results in a sale or other disposition of a substantial portion of the Company’s assets or stock and the liquidation or dissolution of the Company and certain of its subsidiaries. These restrictions apply for the two-year period after the separation, unless the Company obtains a private letter ruling from the Internal Revenue Services or an unqualified opinion of a nationally recognized law firm that such action will not cause the separation or certain related transactions to fail to qualify as tax-free transactions for U.S. federal income tax purposes and such letter ruling or opinion, as the case may be, is acceptable to TEGNA. Notwithstanding receipt of such ruling or opinion, in the event that such action causes the distribution or certain related transactions to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, the Company will continue to remain responsible for taxes arising therefrom.

Employee Matters Agreement

The Company and TEGNA entered into an employee matters agreement prior to the separation setting forth the allocation of liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The employee matters agreement governs certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.

The employee matters agreement generally provides that, unless otherwise specified, TEGNA is responsible for liabilities associated with persons employed by TEGNA following the separation, former employees whose last employment was with the TEGNA businesses and certain specified current and former corporate employees, and the Company is responsible for liabilities associated with persons employed by the Company following the separation, former employees whose last employment was with the Company businesses and certain specified current and former corporate employees (collectively, the “Company Allocated Employees”). In addition, the employee matters agreement requires that the Company make five additional contributions of $25 million to the Gannett Retirement Plan, or GRP, with such contributions due on or before the first, second, third, fourth and fifth anniversaries of the date of the separation and an additional $15 million contribution to the GRP on or before June 29, 2021.

Employee Benefits Generally. Company Allocated Employees are eligible to participate in Company benefit plans as of the separation in accordance with the terms and conditions of the Company plans as in effect from time to time. Generally, the Company agreed to establish and maintain welfare and retirement benefit arrangements, including arrangements applicable to executive officers and directors of the Company, which are substantially comparable to those provided by TEGNA to Company Allocated Employees immediately prior to the separation, through at least December 31, 2015. In general, the Company credited each Company Allocated Employee as of the effective time of the separation with his or her service with TEGNA prior to the separation for all purposes under the Company benefit plans to the same extent such service was recognized by TEGNA for similar purposes and so long as such crediting did not result in a duplication of benefits.

Treatment of Equity Based Compensation. The employee matters agreement provided for the conversion of the outstanding awards granted under TEGNA’s equity compensation programs into adjusted awards relating to shares of TEGNA and/or Company common stock, as described below. The adjusted awards generally are subject to substantially the same terms, vesting conditions and other restrictions that applied to the original TEGNA award immediately before the separation.

The following paragraphs summarize the adjustments made to outstanding equity awards held by the Company’s current and former employees at the time of the separation, and by members of the Company’s Board of Directors who previously served with the Company’s former parent prior to the separation. Additional information about the impact of these adjustments may be found in the “Executive Compensation” and “Director Compensation” sections of this Proxy Statement.

Treatment of Awards Granted Prior to 2015

Restricted Stock and RSU Awards. Each outstanding restricted stock or RSU award granted by the Company’s former parent prior to 2015 was converted into an award in respect of both shares of TEGNA common stock and shares of the Company’s common stock. The number of shares of TEGNA common stock subject to each award was the same as the number subject to the award prior to the separation, while the number of shares of the Company’s common stock subject to the award was determined based on the number of the Company’s shares distributed per TEGNA share in the separation.

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Performance Share Awards. Each outstanding performance share award granted by the Company’s former parent prior to 2015 was converted in the same manner as each outstanding restricted stock or RSU award granted prior to 2015.

Stock Option Awards. Each outstanding stock option award granted by the Company’s former parent prior to 2015 was converted into an award of options to purchase both shares of TEGNA common stock and shares of the Company’s common stock. The number of shares and exercise prices of each option award were adjusted in a manner intended to preserve the aggregate intrinsic value of the original stock option as measured immediately before and immediately after the separation, subject to rounding.

Treatment of Awards Granted in 2015

RSU Awards Held by Company Employees and Directors. Each outstanding RSU award granted in 2015 by the Company’s former parent prior to the separation and held by an employee or director who is employed by, or a director of, the Company following the separation or a former employee of the Company’s business was converted into an award denominated in shares of the Company’s common stock, with the number of shares subject to the award adjusted in a manner intended to preserve the aggregate intrinsic value of the original RSU award as measured immediately before and immediately after the separation, subject to rounding.

Performance Share Awards Held by Company Employees. Each outstanding performance share award granted in 2015 by the Company’s former parent prior to the separation and held by a Company employee following the separation was converted in the same manner as outstanding RSU awards granted to Company employees and directors in 2015.

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PROPOSAL 1—ELECTION OF DIRECTORS

The Nominees

The following director nominees are currently serving on the Board and have been unanimously nominated by the Board on the unanimous recommendation of the Nominating and Public Responsibility Committee of the Board to stand for re-election at the 2016 Annual Meeting for a one-year term. If any nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

The Bylaws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected, in which case directors are elected by the vote of a plurality of the shares present and entitled to vote at the meeting. At the 2016 Annual Meeting, the majority vote standard will apply because the number of nominees equals the number of directors to be elected. If an incumbent nominee does not receive an affirmative majority of the votes cast, he or she is required to submit a letter of resignation to the Nominating and Public Responsibility Committee of the Board, which would recommend to the Board as a whole the action to be taken with respect to the letter of resignation. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified.

The principal occupation and business experience of the Board’s nominees, including the reasons the Board believes each of them should be re-elected to serve another term on the Board, are described below.

John Jeffry Louis

John Jeffry Louis, 53, was Co-Founder of Parson Capital Corporation, a Chicago-based private equity and venture capital firm, and served as its Chairman from 1992 to 2007. He is currently a director of The Olayan Group, S.C. Johnson and Son, Inc., and chairman of the board of the U.S./U.K. Fulbright Commission. Mr. Louis has financial expertise, substantial experience in founding, building and selling companies and in investing in early stage companies from his years of experience in the venture capital industry as a leader of Parson Capital and as an entrepreneur who has founded a number of companies. He served as a director of the Company’s former parent from 2006 until the separation, and has served as a director of the Company since June 29, 2015.

John E. Cody

John E. Cody, 69, served as Executive Vice President and Chief Operating Officer of Broadcast Music, Inc. from November 2006 until his retirement in November 2010. Previously, he served as BMI’s Senior Vice President and Chief Financial Officer from 1999 to 2006. Before joining BMI, he served as Vice President/Controller of the Hearst Book Group and Vice President/Finance and Chief Financial Officer for the U.S. headquarters of LM Ericsson. He is also a director of the Tennessee Performing Arts Center. Mr. Cody has financial expertise, significant management, leadership and operational experience in the areas of licensing, information technology, human resources, public policy, business development and implementing enterprise-wide projects, and broad business experience in the music broadcast, publishing and telecommunications industries from the various senior leadership positions he held with BMI, Hearst and Ericsson. He served as a director of the Company’s former parent from 2011 until the separation, and has served as a director of the Company since June 29, 2015.

Stephen W. Coll

Stephen W. Coll, 57, is the Dean of the Graduate School of Journalism for Columbia University in New York, a position he has held since 2013, a staff writer at The New Yorker, the author of seven books of nonfiction, and a two-time winner of the Pulitzer Prize. Previously, Mr. Coll served as President of New America Foundation, a public policy institute and think tank in Washington, DC, between 2007 and 2012. Between 1985 and 2005, Mr. Coll served in various positions with the Washington Post as a writer, foreign correspondent and senior editor. There, he covered Wall Street, served as the paper’s South Asia correspondent, and was the Post’s first international investigative correspondent, based in London. Over the years, he won the Gerald R. Loeb Award for his business coverage; the Livingston Award for his work from India and Pakistan; and the Robert F. Kennedy Award for his coverage of the civil war in Sierra Leone. He served as managing editor of the Post between 1998 and 2004. Mr. Coll offers us significant experience and expertise in journalism as well as leadership skills. Our Board elected Mr. Coll as a Company director on July 28, 2015.

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Robert J. Dickey

Robert J. Dickey, 58, is the President and Chief Executive Officer of the Company. From February 2008 until the separation, he served as President of the U.S. Community Publishing Division of the Company’s former parent, formerly the Newspaper Division. Previously, he served as Senior Group President of the Pacific Group of the Company’s former parent and Chairman of Phoenix Newspapers Inc. from 2005 to 2008; President and Publisher of The Desert Sun (Palm Springs, CA) from 1993 to 2005; and Group Vice President of the Pacific Group of the Company’s former parent from 1997 to 2005. Mr. Dickey currently serves on the board of the Newspaper Association of America and served as chairman from March 2014 until March 2015. Mr. Dickey brings extensive publishing industry and management experience and a deep knowledge of the Company’s day-to-day operations as a result of his role as President of the Company’s former parent’s U.S. Community Publishing Division and the many senior leadership positions he held with the Company’s former parent prior to the separation. He has served as a director of the Company since June 29, 2015.

Donald E. Felsinger

Donald E. Felsinger, 68, retired in December 2012 from his position as Executive Chairman of Sempra Energy, an energy services company, a position which he had held from June 2011. Mr. Felsinger served as Chairman and CEO of Sempra Energy from February 2006 until June 2011, and had served as CEO and President of Sempra Energy Global Enterprises beginning August 1997. Before joining Sempra Energy, he formerly served as executive vice president, president and COO of Enova Corporation, the parent company of San Diego Gas & Electric (SDG&E), and held other executive positions within SDG&E. He currently serves as lead director on the boards of Archer-Daniels-Midland (ADM) and Northrop Grumman Corp., and previously served as a director of Sempra Energy and SDG&E. Mr. Felsinger brings extensive experience as a board member, chair and CEO with Fortune 500 companies. Mr. Felsinger’s leadership roles at Sempra Energy and other energy companies have allowed him to provide our board of directors with his expertise in mergers and acquisitions, environmental matters, corporate governance, strategic planning, engineering, finance, human resources, compliance, risk management, international business and public affairs. Our Board elected Mr. Felsinger as a Company director on September 28, 2015.

Lila Ibrahim

Lila Ibrahim, 46, is Chief Business Officer of Coursera, Inc., an education company that partners with leading universities and organizations to offer free online courses, a position she has held since April 2014. She served as President of Coursera from August 2013 to April 2014. From July 2010 to March 2015, Ms. Ibrahim served as a Senior Operating Partner at Kleiner Perkins Caufield & Byers (KPCB), which has an ownership stake in Coursera, during which time she also served as Chief of Staff to John Doerr. Prior to joining KPCB, Ms. Ibrahim spent 18 years with Intel Corporation in a variety of roles, most recently as General Manager of the Education Platform Group from 2007 until 2010. She is a co-founder and serves on the board of Team4Tech, a non-profit organization established in 2012 to improve education in developing countries through innovative technology solutions. Ms. Ibrahim has extensive expertise in technology development, business development, investing in companies, building new businesses, strategic planning, and leading technology operations as a result of the various senior leadership positions she has held with Coursera, KPCB and Intel. She has served as a director of the Company since June 29, 2015.

Lawrence S. Kramer

Lawrence (Larry) S. Kramer, 65, was appointed interim Chief Executive Officer and President of TheStreet, Inc. (NASDAQ: TST), a financial information services company, in February 2016. Mr. Kramer has served as a director of TheStreet since October 2015 and as Chairman of the Board since December 2015. In March 2016, Mr. Kramer joined the board of directors of MDC Partners Inc. (NASDAQ: MDCA), a marketing and communications consulting firm. Mr. Kramer served with the Company’s former parent as President and Publisher of USA TODAY from May 2012 until the separation. Prior to joining the Company’s former parent, he was a media consultant and adjunct professor of Media Management at the Newhouse School of Communications at Syracuse University. From January 2008 to January 2010, Mr. Kramer was a Senior Advisor of Polaris Venture Partners. Mr. Kramer served as a director of Discovery Communications Inc. from 2008 until 2012. From March 2005 until March 2008, he served in a number of positions at CBS, including President of CBS Digital Media. Prior to joining CBS, he was Chairman, CEO and Founder of MarketWatch, Inc. until its sale to Dow Jones in January 2005. He was Founder, Executive Editor, and President of Data Sport Inc. from 1991-1994. Prior to founding Data Sport, he spent more than 20 years in journalism as a reporter and editor, including as Assistant Managing Editor and Metro Editor of the Washington Post and Editor of the San Francisco Examiner. While a journalist, he won several awards for reporting, including the National Press Club Award, and his staff won two Pulitzer Prizes. Mr. Kramer also serves on the board of directors of Harvard Business Publishing and the board of trustees of Syracuse University. He was a founding board member and former Chairman of The Online Publishers Association. He has served as a director of the Company since June 29, 2015.

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Tony A. Prophet

Tony A. Prophet, 57, is Corporate Vice President, Education Marketing, of Microsoft Corporation, a position he has held since June 2015. He served as Corporate Vice President, Windows and Search Marketing, from February 2015 to June 2015, and as Corporate Vice President, Windows Marketing, from May 2014 to February 2015. Prior to joining Microsoft, Mr. Prophet served as Senior Vice President of Operations, Printing and Personal Systems at Hewlett-Packard Company from 2012 to 2014 and as Senior Vice President of Supply Chain Operations, Personal Systems Group, Hewlett-Packard Company from 2006 until 2012. Mr. Prophet has extensive leadership experience and broad operational expertise in brand strategy, product pricing and marketing, creating, managing and optimizing global supply chains, and developing new technologies and businesses as a result of the various positions he has held with Hewlett-Packard Company, United Technologies Corporation, Honeywell International, Inc., Booz Allen Hamilton, Inc., and General Motors Company. He served as a director of the Company’s former parent from 2013 until the separation, and has served as a director of the Company since June 29, 2015.

Debra A. Sandler

Debra A. Sandler, 56, founded and serves as President and Chief Executive Officer of La Grenade Group, LLC, a privately held consulting firm advising a wide range of clients on marketing innovation and overall business development. Previously, Ms. Sandler served as Chief Health and Wellbeing Officer of Mars, Inc., from July 2014 through June 2015. Prior to her tenure at Mars, Inc., Ms. Sandler served as President, Chocolate, North America from April 2012 to July 2014; and Chief Consumer Officer, Mars Chocolate North America from November 2009 to March 2012. Prior to joining Mars, Ms. Sandler spent 10 years with Johnson & Johnson in a variety of leadership roles. She is a Trustee of Hofstra University, a Board member of the Ad Council and LEAD, and a member of the Executive Leadership Council. Ms. Sandler has strong marketing and operating experience and a proven record of creating, building, enhancing and leading well-known consumer brands as a result of the leadership positions she has held with Mars and Johnson & Johnson. Ms. Sandler also is a regular speaker on topics such as diversity and inclusion, multicultural business development and health and wellbeing in the consumer packaged goods industry. She has served as a director of the Company since June 29, 2015.

Chloe R. Sladden

Chloe R. Sladden, 41, advises and invests in early stage companies at #Angels, an investment group made up of current and former Twitter executives, which she co-founded in 2015. Prior to founding #Angels, Ms. Sladden served as Vice President, Media at Twitter, Inc. from February 2012 to August 2014; and Director, Media of Twitter from April 2009 to February 2012. Before joining Twitter, Ms. Sladden held leadership positions at Current TV LLC, which previously operated a cable television channel and website. Before joining Current TV, Ms. Sladden advised traditional media companies as a member of Booz Allen’s media practice. Ms. Sladden has significant experience in digital media, building strategic media and entertainment partnerships, designing and producing interactive media, content strategy, advising and investing in early stage companies and driving innovation as a result of the leadership positions she held with #Angels, Twitter and Current TV. She has served as a director of the Company since June 29, 2015.

The Company’s Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees to serve as directors of the Company until the Company’s 2017 Annual Meeting and until their successors are elected and qualified.

Director Independence

The Board of Directors has determined that all of the current directors of the Company other than Robert J. Dickey, our President and Chief Executive Officer, and Lawrence S. Kramer, who served as an executive of the Company’s former parent prior to retiring to join our Board in connection with the separation, are “independent” of the Company within the meaning of the rules governing NYSE-listed companies. For a director to be “independent” under the NYSE rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. To assist it in making these determinations, the Board has determined that the following categories of relationships between a director and the Company are not material:

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1.	Employment of a director or a director’s immediate family member by, a director’s position as a director with, or direct or indirect ownership by a director or a director’s immediate family member of a 10% or greater equity interest in, another company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

2.	A relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

In making its independence determinations, our Board considered all relationships, direct and indirect, between each director and our Company that were identified in questionnaires completed by each Board member. The responses to those questionnaires indicated that there were no relationships between any independent director and the Company other than two types of relationships that the Board has determined not to be material in accordance with these objective standards:

•	Board member service at charitable organizations to which the Gannett Foundation made contributions within the permitted thresholds identified above; and

•	sales by the Company of advertising and purchases by the Company of property and services, on customary terms and conditions and in amounts within the permitted thresholds identified above, to and from other companies or organizations at which Board members or their immediate family members are employed, for which Board members serve as directors or in which Board members or their immediate family members directly or indirectly own a 10% or greater equity interest.

Standing Committees of the Board

The Board of Directors conducts its business through meetings of the Board and its four standing committees: the Audit Committee, Executive Compensation Committee, Nominating and Public Responsibility Committee, and Transformation Committee. The current members of each committee are as follows:

	Audit Committee	Executive Compensation Committee	Nominating and Public Responsibility Committee	Transformation Committee
John Jeffry Louis (Chairman)	X	X
John E. Cody	Chair	X
Stephen W. Coll	X		X
Robert J. Dickey				X
Donald E. Felsinger		Chair	X
Lila Ibrahim	X			X
Lawrence S. Kramer				X
Tony A. Prophet			X	Chair
Debra A. Sandler		X	Chair
Chloe R. Sladden			X	X

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company. Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC as well as those of the NYSE. In addition, the Board has determined that John E. Cody is an audit committee financial expert, as that term is defined under the SEC rules. This Committee met four times during 2015 following the separation. The responsibilities and activities of the Audit Committee are described in detail in the “Report of the Audit Committee” contained in this Proxy Statement.

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Executive Compensation Committee

The Executive Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s directors and executives and has overall responsibility for the Company’s compensation plans, principles and programs. The Committee’s duties and responsibilities include reviewing and approving on an annual basis corporate goals and objectives relevant to compensation of the Company’s CEO and other senior executives, including members of the Gannett Executive Team and other Company and divisional officers. The Committee also is responsible for reviewing and discussing with management the “Compensation Discussion and Analysis” disclosures contained in the Company’s Proxy Statement, and for making a recommendation as to whether the “Compensation Discussion and Analysis” disclosures should be so included and incorporated by reference into the Company’s Annual Report on Form 10-K. The Board of Directors has determined that each member of the Committee meets the independence requirements of the SEC as well as those of the NYSE. This Committee met two times during 2015 following the separation.

The Committee has primary responsibility for administering the Company’s 2015 Omnibus Incentive Compensation Plan and in that role is responsible for approving equity grants to the Company’s senior executives. The Committee delegated to a special committee of the Board consisting solely of the CEO the authority for approving equity grants to employees other than our senior executives mentioned above within the parameters of a pool of shares approved by the Committee. This provides flexibility for equity grants to be made to employees below the senior leadership level who are less familiar to the Committee.

Under its charter, the Committee may, in its sole discretion, retain or obtain advice of a compensation consultant, independent legal counsel or other adviser. The Committee is directly responsible for the appointment, compensation and oversight of any such consultant, counsel or adviser, and the Company shall provide appropriate funding for payment of reasonable compensation to any such consultant, counsel or adviser, as determined by the Committee. In selecting a consultant, counsel or adviser, the Committee evaluates its independence by considering the following six factors and any other factors the Committee deems relevant to the adviser’s independence from management:

•	provision of other services to the Company by the firm that employs the consultant;

•	amount of fees paid by the Company to the firm that employs the consultant, as a percentage of that person’s total revenue;

•	policies and procedures of the firm that employs the consultant regarding prevention of conflicts of interest;

•	any business or personal relationship between the consultant and any member of the Committee;

•	ownership by the consultant of the Company’s stock; and

•	any business or personal relationship between the consultant, or any firm that employs the consultant and any executive officer of the Company.

During 2015, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its sole consultant to advise it on executive compensation matters. Prior to and following the separation, Meridian provided executive compensation services and advice to the Company’s former parent, for which Meridian received customary fees. Meridian’s work for the Company’s former parent included providing guidance regarding the treatment of equity compensation awards and related matters associated with the separation. Meridian’s extensive familiarity with the Company’s executive compensation programs in place upon the separation was a key factor in its retention. After considering the six factors used by the Committee to evaluate independence, the Committee determined that Meridian is an independent compensation consultant in accordance with applicable SEC and NYSE rules.

Meridian participates in Committee meetings as requested by the chairman of the Committee and communicates directly with the chairman of the Committee outside of meetings. Since its retention following the separation, Meridian has provided the following services to the Committee:

•	participated in Committee executive sessions without management present to assist in analyzing executive compensation practices and trends, the appropriate relationship between pay and performance and other relevant compensation-related matters;

•	advised regarding market trends and best practices in connection with the adoption of the Company’s 2015 Change-in-Control Severance Plan and Executive Severance Plan;

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•	consulted with management and the Committee regarding market data used as a reference for pay decisions;

•	participated in the design of the Company’s 2016 equity award program and recommended policy and plan changes commencing in 2016;

•	advised regarding the Company’s director compensation program; and

•	reviewed “Compensation Discussion and Analysis” and other compensation-related disclosures contained in this Proxy Statement.

Nominating and Public Responsibility Committee

The Nominating and Public Responsibility Committee is charged with identifying individuals qualified to become Board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors the Company’s human resources practices, including its performance in diversity and equal employment opportunity, monitors the Company’s performance in meeting its obligations of fairness in internal and external matters, and takes a leadership role with respect to the Company’s corporate governance practices. This Committee met two times during 2015 following the separation.

The Nominating and Public Responsibility Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Committee considers whether director candidates have relevant experience in business and industry, government, education and other areas, and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary breadth and depth to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity of the communities we serve. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates who appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.

Prior to the separation, the Company’s former parent retained a search firm to assist in the identification of the Company’s initial directors other than Messrs. Dickey, Louis, Cody, Kramer and Prophet. The Committee expects to rely primarily on recommendations from management and members of the Board to identify future director nominee candidates, although it may retain a search firm to assist in vetting candidates based on criteria specified by the Committee and to identify, evaluate and pursue individual candidates at the direction of the Committee. The Committee will also consider timely written suggestions from stockholders. Stockholders wishing to suggest a candidate for director nomination for the 2017 Annual Meeting should mail their suggestions to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than February 9, 2017. The manner in which the Committee evaluates director nominee candidates suggested by stockholders will be consistent with the manner in which the Committee evaluates candidates recommended by other sources.

The Bylaws of the Company establish a mandatory retirement age of 75 for directors who have not served as the chief executive officer of the Company. Additionally, the Board of Directors may extend the retirement age beyond 65 for directors who are or have served as the chief executive officer of the Company. The Company’s Principles of Corporate Governance also provide that a director who retires from, or has a material change in responsibility or position with, the primary entity by which that director was employed at the time of his or her election to the Board of Directors shall offer to submit a letter of resignation to the Nominating and Public Responsibility Committee for its consideration. The Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

Transformation Committee

The Transformation Committee assists the Board of Directors in its oversight of the Company’s strategic plan. The Committee’s duties and responsibilities include reviewing and evaluating the Company’s overall strategy and the operational plans and initiatives in support of that strategy. The Committee also reviews risk exposure of the Company in relation to its strategic initiatives, and reviews and assesses the Company’s responses to external developments and factors, such as changes in the economy, industry trends, competition and technology. This Committee met once during 2015 following the separation.

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Committee Charters

The written charters governing the Audit Committee, the Executive Compensation Committee, the Nominating and Public Responsibility Committee, and the Transformation Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page under the Investor Relations menu of the Company’s website at www.gannett.com. You may also obtain a copy of any of these documents without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary.

CORPORATE GOVERNANCE POLICIES, PRACTICES AND PROCEDURES

The Board and the Company have instituted strong corporate governance practices, a number of which are described above, to ensure that the Company operates in ways that support the long-term interests of our stockholders. Other important corporate governance practices of the Company include the following:

•	All of our directors are elected annually.

•	We do not have a stockholder rights plan (poison pill) in place.

•	Eight of our ten directors are independent.

•	We have implemented a robust stockholder engagement program since the separation.

•	We separate the positions of Chairman and CEO and have an independent Chairman.

•	We have a majority vote standard for director elections in an uncontested election and a director resignation policy.

•	We have a single class share capital structure with all stockholders entitled to vote for director nominees.

•	Special meetings of stockholders may be called by holders of 20% of the outstanding shares, subject to certain requirements set forth in the Company’s organizational documents.

•	Our directors and senior executives are subject to stock ownership guidelines.

•	The Board is subject to an annual performance evaluation.

•	Mergers and other business combinations involving the Company generally may be approved by a simple majority vote.

Additional information regarding the Company’s corporate governance practices is included in the Company’s Principles of Corporate Governance posted on the Corporate Governance page under the Investor Relations menu of the Company’s website at www.gannett.com. See “Compensation Discussion and Analysis” on page 35 of this Proxy Statement for a discussion of the Company’s compensation-related governance practices.

Board Leadership Structure

Our Board has determined that having an independent director serve as the Chairman of the Board is currently the best leadership structure for the Company. Separating the positions of Chairman and CEO allows the CEO to focus on executing the Company’s strategic plan and managing the Company’s operations and performance and permits improved communications and relations between the Board, the CEO and other senior leaders of the Company. Our Board regularly reviews the Company’s Board leadership structure, how the structure is functioning and whether the structure continues to be in the best interest of our stockholders.

The duties of the Chairman of the Board include:

•	presiding over all meetings of the Board and all executive sessions of non-management directors;

•	serving as liaison on Board-wide issues between the CEO and the non-management directors, although Company policy also provides that all directors shall have direct and complete access to the CEO at any time as they deem necessary or appropriate, and vice versa;

•	in consultation with the CEO, reviewing and approving Board meeting agendas and materials;

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•	in consultation with the CEO, reviewing and approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	calling meetings of the non-management directors, if desired; and

•	being available when appropriate for consultation and direct communication if requested by stockholders.

The Board’s Role in Risk Oversight

The Board believes that evaluating how senior leadership identifies, assesses, manages and monitors the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board oversees the Company’s risk management function through regular discussions with senior leadership. In addition, the Company has an enterprise risk management program to enhance the Board’s and management’s ability to identify, assess, manage and respond to strategic, market, operational and compliance risks facing the Company.

The Board of Directors held five meetings during 2015 following the separation. Each director attended at least 75% of the total number of meetings of the Board and its committees on which he or she served that were held during the period for which he or she served as a director or committee member, as applicable, during 2015 following the separation, except for Mr. Coll, who was unable to attend one meeting of the Board and two committee meetings due to the death of his father the afternoon before those meetings. Mr. Coll attended all eight other meetings of the Board and the committees on which he served held during 2015 following his appointment to the Board of Directors. It is the Company’s policy that all directors attend the Annual Meeting. Consistent with the NYSE rules, the Company’s Principles of Corporate Governance call for the Company’s non-management directors to meet in regularly scheduled executive sessions without management as they deem appropriate. The Company’s non-management directors held two executive sessions in 2015 following the separation, and will meet in executive sessions as appropriate throughout 2016.

While the Board has primary responsibility for overseeing the Company’s risk management function, each committee of the Board also considers risk within its area of responsibility. For example, the Audit Committee is primarily responsible for reviewing risks relating to accounting and financial controls; the Executive Compensation Committee reviews risks relating to compensation matters; the Nominating and Public Responsibility Committee reviews risks associated with the Company’s human resource policies and practices; and the Transformation Committee reviews risks affecting the Company’s strategic initiatives. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee the Company’s risk management function, management is responsible for implementing day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risks related to compensation matters, the Executive Compensation Committee has reviewed the Company’s executive compensation program and has concluded that the program does not create risks that are reasonably likely to have a material adverse effect on the Company. The Executive Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long term profitability and stockholder value creation and does not encourage unnecessary or excessive risk taking at the expense of long-term results.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; RELATED TRANSACTIONS

Our Company has not had compensation committee interlocks with any other company, nor has our Company engaged in any material related transactions since its formation, other than those related to the separation as described above under “Separation of the Company from TEGNA.”

The Company has adopted a Related Person Transaction Policy to provide a framework for evaluation of potential transactions involving the Company with a value in excess of $120,000 in any year in which any director, director nominee, executive officer or beneficial owner of more than 5% of the outstanding common stock of the Company, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less than 10% owner of an entity involved in the transaction. Under the Company’s policy, the chief legal officer must advise the Nominating and Public Responsibility Committee of any related person transaction of which he or she becomes aware. The Nominating and Public Responsibility Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Nominating and Public Responsibility Committee will consider all relevant information available to it and, as appropriate, take into consideration:

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•	the size of the transaction and the amount payable to the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•	the purpose, and the potential benefits to the Company, of the transaction;

•	whether the transaction was undertaken in the ordinary course of business; and

•	whether the transaction involved the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

ETHICS POLICY

The Company maintains a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Corporate Governance page under the Investor Relations menu of the Company’s website at www.gannett.com. You may also obtain a copy of the Ethics Policy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page under the Investor Relations menu of the Company’s website and similarly provided to you without charge upon written request to this address.

The Company has a telephone hotline for employees and others to submit their concerns regarding violations or suspected violations of law and for reporting any concerns regarding accounting or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-234-4206 or by emailing or writing to the addresses provided in the Company’s Ethics Violation Reporting Policy found on the Corporate Governance page under the Investor Relations menu of the Company’s website. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints and is responsible for setting the compensation of the Company’s independent registered public accounting firm. The Audit Committee also provides oversight of the Company’s internal audit function including the review of proposed audit plans and the coordination of such plans with the Company’s independent registered public accounting firm. The Audit Committee oversees the adequacy and effectiveness of the Company’s accounting and financial controls and the guidelines and policies that govern the process by which the Company undertakes financial, accounting and audit risk assessment and risk management. The Audit Committee also is responsible for reviewing compliance with the Company’s Ethics Policy and assuring appropriate disclosure of any waiver of or change in the Ethics Policy for executive officers, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics Policy as appropriate. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting or auditing concerns. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.

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The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.

The following table sets forth aggregate fees billed or expected to be billed for services rendered by Ernst & Young LLP (“EY”) for fiscal year 2015, inclusive of out of pocket expenses. Fees billed by EY to the Company’s former parent for periods prior to the June 29, 2015 date of the separation are not included below:

2015(5) (in thousands)
Audit Fees(1)	$4,037
Audit-Related Fees(2)	$5
Tax Fees(3)	$0
All Other Fees(4)	$0
Total	$4,042

(1)	Audit fees include: fees rendered in connection with the annual audit of the Company’s consolidated and combined financial statements; the audit of internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended); statutory audits required internationally; reviews of the Company’s unaudited condensed consolidated interim financial statements; services associated with the review of registration statements and related issuances of consents and other services related to SEC matters.

(2)	Audit-related fees principally relate to accounting research tool access.

(3)	There were no tax fees associated with tax planning services and advice in the U.S. and the U.K.

(4)	No services were rendered during 2015 that would cause EY to bill the Company amounts constituting “All Other Fees.”

(5)	Prior to the separation on June 29, 2015, audit, audit-related, tax and other fees were paid by the Company’s former parent because the Company’s results were included in the consolidated financial statements of the Company’s former parent.

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. At least annually, the Audit Committee will review and approve the list of pre-approved services and the maximum threshold cost of performance of each. The Audit Committee is provided with a status update on all EY services periodically throughout the year and discusses such services with management and EY. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

In connection with its review of the Company’s 2015 audited financial statements, the Audit Committee received from EY written disclosures and the letter regarding EY’s independence in accordance with applicable requirements of the Public Company Accounting Oversight Board, including a detailed statement of any relationships between EY and the Company that might bear on EY’s independence, and has discussed with EY its independence. The Audit Committee considered whether the provision of non-audit services by EY is compatible with maintaining EY’s independence. EY stated that it believes it is in full compliance with all of the independence standards established by the various regulatory bodies. The Audit Committee also discussed with EY various matters required to be discussed by Statements on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T, including, but not limited to, the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, EY’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements.

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The Audit Committee met with management, the Company’s internal auditors and representatives of EY to review and discuss the Company’s audited financial statements for the fiscal year ended December 27, 2015. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with EY regarding the various matters mentioned in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the 2015 fiscal year, and the Board has approved that recommendation.

Audit Committee

John E. Cody, Chair Stephen Coll Lila Ibrahim John Jeffry Louis

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PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed EY as the Company’s independent registered public accounting firm for our fiscal year ending December 25, 2016. EY also served as the Company’s independent registered public accounting firm from the separation through the end of our 2015 fiscal year. The Board of Directors is submitting the appointment of EY as the Company’s independent registered public accounting firm for stockholder ratification at the 2016 Annual Meeting.

A representative of EY is expected to be present at the 2016 Annual Meeting. The EY representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

The Bylaws do not require that the stockholders ratify the appointment of EY as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain EY, but in its discretion may choose to retain EY as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends that the stockholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year.

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PROPOSAL 3—APPROVAL OF THE COMPANY’S 2015 OMNIBUS INCENTIVE COMPENSATION PLAN

Introduction

Prior to the separation, the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) was adopted and approved by the Board of Directors of the Company and the Company’s sole stockholder. The 2015 Plan is being presented for stockholder approval at the meeting so that the Company can grant awards under the 2015 Plan that satisfy the requirements for being treated as performance-based compensation under Internal Revenue Code Section 162(m). Additionally, stockholder approval of the 2015 Plan will permit the Company to award options that are treated as incentive stock options under Internal Revenue Code Section 422. A copy of the 2015 Plan is attached to this Proxy Statement as Appendix A, and the following summary of the principal features of the 2015 Plan is qualified in its entirety by reference to, and should be read in conjunction with, the 2015 Plan.

This proposal does not seek any amendment of the existing provisions of, or any performance measure contained within, the 2015 Plan. Rather, this proposal is being presented to stockholders solely to address the stockholder approval requirements of Code Sections 162(m) and 422 described herein.

Performance-Based Compensation under Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally prevents a publicly held corporation from deducting, for federal income tax purposes, compensation paid in excess of $1 million per year to any of its chief executive officer or three other most highly compensated executive officers, other than the chief financial officer. If certain conditions are met, compensation that qualifies as “performance-based” under Code Section 162(m) is excluded for purposes of calculating the $1 million limit. Among these conditions is the requirement that the corporation’s stockholders approve the material terms of the performance goals under which the compensation may be paid, including the employees eligible to receive the compensation, the performance measures on which the performance goals may be based, and the maximum amount that may be payable to an employee if the performance goal is attained. By approving this Plan, stockholders will be giving the Company the ability to grant awards under the 2015 Plan that qualify as “performance-based” compensation under Code Section 162(m). The rules and regulations promulgated under Code Section 162(m) are subject to change from time to time, sometimes with retroactive effect. There is no guarantee, therefore, that awards granted under the 2015 Plan that are intended to qualify for tax deductibility under Code Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service. In addition, not all awards under the 2015 Plan are intended to qualify as “performance-based” compensation under Code Section 162(m). Nothing in this proposal precludes the Company from having the flexibility, in its sole discretion, to grant awards under the 2015 Plan that do not meet the requirements for tax deductibility under Code Section 162(m).

Summary of the 2015 Plan

Purpose. The purpose of the 2015 Plan is to benefit and advance the interests of the Company and its subsidiaries and affiliates by making annual and long-term incentive compensation awards to certain employees and directors of the Company and its subsidiaries and affiliates as an additional incentive for them to make contributions to the Company’s financial success. In addition, the 2015 Plan facilitated the conversion of certain outstanding share-based awards previously granted by the Company’s former parent (including certain restricted stock, RSU, performance share and stock option awards) into awards denominated in shares of the Company in accordance with the terms of the separation agreement and employee matters agreement the Company entered into with TEGNA.

Administration. The 2015 Plan is generally administered by the Company’s Executive Compensation Committee (the “Committee”). The Committee is comprised entirely of independent directors. Subject to the terms of the 2015 Plan, the Committee may grant awards under the 2015 Plan; establish the terms and conditions of those awards; construe and interpret the 2015 Plan and any agreement or instrument entered into under the 2015 Plan; establish, amend or waive rules and regulations for the 2015 Plan’s administration; amend the terms and conditions of any outstanding award as provided in the 2015 Plan; and take all other actions it deems necessary for the proper operation or administration of the 2015 Plan. The Committee may delegate its authority under the 2015 Plan, subject to certain limitations.

Eligibility. Awards may be granted to employees of the Company, its subsidiaries and affiliates, and directors of the Company. The Committee generally decides who should receive awards and what kind of awards they should receive. The 2015 Plan does not limit the number of employees and affiliates who may receive awards. As of the date of this Proxy Statement, the Company and its subsidiaries and affiliates had nine non-employee directors and approximately 500 employees eligible to participate in the 2015 Plan.

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Authorized Number of Shares. Eleven million shares of Company common stock initially were reserved for issuance under the 2015 Plan. As of December 27, 2015, options, restricted stock, RSU and performance share awards and other awards were outstanding under the 2015 Plan with respect to 5,355,962 shares of common stock, and 5,644,038 shares of common stock were available for future awards under the 2015 Plan (assuming the maximum number of Performance Shares are issued upon vesting). The initial 11,000,000 share reservation was developed to accommodate the conversion of awards granted by the Company’s former parent in connection with the separation and to provide for another two to three years of equity grants.

The maximum number of shares for which awards may be granted under the 2015 Plan to any non-employee director in any calendar year is 50,000 shares of Company common stock.

Share Counting/Reacquired Shares. For purposes of counting the number of shares available for the grant of awards under the 2015 Plan, shares of Company common stock delivered (whether by actual delivery, attestation, or net exercise) to the Company by a participant to (1) purchase shares of Company common stock upon the exercise of an award, or (2) satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) are not added back to the number of shares available for future awards. In addition, shares of Company common stock repurchased by the Company in the open market using the proceeds from the exercise of an award are not be added back to the number of shares available for future awards. If any award under the 2015 Plan is terminated, surrendered, canceled or forfeited, or if an award is settled in cash, the unused shares of Company common stock covered by such award are again available for grant under the 2015 Plan, subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code.

Types of Awards. The Committee may grant the following types of awards under the 2015 Plan: stock options, stock appreciation rights, restricted stock, stock awards, RSUs, performance shares, performance units and cash-based awards. Each type of award is subject to a maximum limit on the grant that may be made to any one participant in a fiscal year.

Stock Options. A stock option is the right to purchase one or more shares of Company common stock at a specified price, as determined by the Committee. The Committee may grant non-qualified stock options and incentive stock options. A stock option is exercisable at such times and subject to such terms and conditions as the Committee determines. No more than 1,000,000 shares of Company common stock subject to stock options may be granted to any participant in a fiscal year. The exercise price of a stock option may not be less than 100% of the fair market value of a share of Company common stock on the date that the option is granted. No option may remain exercisable beyond ten years after its grant date. Incentive stock options may only be granted to employees of the Company or its affiliates or subsidiaries (provided that the affiliate or subsidiary is a type of entity whose employees can receive such options under the tax rules that apply to such awards), and the maximum number of shares that may be issued under incentive stock options cannot exceed 5,000,000.

Stock Appreciation Rights. A stock appreciation right (“SAR”) is a right to receive an amount in any combination of cash or Company common stock (as determined by the Committee) equal in value to the excess of the fair market value of the shares covered by such SAR on the date of exercise over the aggregate exercise price of the SAR for such shares. SARs may be granted freestanding or in tandem with related options. The exercise price of a SAR granted in tandem with an option will be equal to the exercise price of the related option, and may be exercised for all or part of the shares covered by such option upon surrender of the right to exercise the equivalent portion of the related option. The exercise price of a freestanding SAR may not be less than the fair market value of a share of Company common stock on the date the SAR is granted. No SAR may remain exercisable beyond ten years after its grant date. No more than 1,000,000 shares of Company common stock may be granted in the form of SARs to any participant in a fiscal year.

Restricted Stock/Stock Awards. Restricted stock is an award of Company common stock that is subject to a substantial risk of forfeiture for a period of time and such other terms and conditions as the Committee determines. A stock award is an award of Company common stock that is not subject to such a risk of forfeiture, but which may be subject to such other terms and conditions as the Committee determines. No more than 500,000 shares of Company common stock may be granted to any participant in a fiscal year pursuant to stock awards or awards of restricted stock.

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RSUs. A RSU is an award whose value is based on the fair market value of Company common stock and whose payment is conditioned on the completion of specified service requirements and such other terms and conditions as the Committee may determine. Payment of earned RSUs may be made in a combination of cash or shares of Company common stock (as determined by the Committee). The maximum aggregate grant of RSUs or performance shares that may be awarded to any participant in any fiscal year may not exceed 500,000 shares of Company common stock.

Performance Units/Shares and Cash-Based Awards. Performance Units/Shares and Cash Based Awards are other equity-type or cash-based awards that may be granted to participants. These awards may be valued in whole or in part by reference to, or are otherwise based on, the fair market value of Company common stock or other criteria established by the Committee and the achievement of performance goals. These awards are subject to such terms and conditions as the Committee determines. Performance goals may include a service requirement. Payment of earned performance units/shares and cash-based awards may be made in any combination of cash or shares of Company common stock (as determined by the Committee) that have an aggregate fair market value equal to the value of the earned awards at the close of the applicable performance period. The maximum aggregate grant of performance shares or RSUs that may be awarded to any participant in any fiscal year may not exceed 500,000 shares of Company common stock. The maximum aggregate amount of performance units or cash-based awards that may be awarded to any participant in any fiscal year may not exceed $10,000,000.

Adjustments. In the event of a change in the outstanding shares of Company common stock due to a stock split, stock dividend, recapitalization, merger, consolidation, spin-off, reorganization, repurchase or exchange of Company common stock or other securities, or other corporate transaction or event, the Committee shall take certain actions to prevent the dilution or enlargement of benefits under the 2015 Plan. These actions include adjusting (1) the number of shares of Company common stock that may be issued under the 2015 Plan (including the authorized share limitations); (2) the number of shares or price of shares subject to outstanding awards; and (3) the consideration to be paid upon the grant or exercise of any award.

Change in Control. Generally, in the event of a change in control of the Company, as defined in the 2015 Plan, unless otherwise specified in the award agreement, outstanding awards are not subject to accelerated vesting unless (a) they are not continued or assumed in connection with the change in control or (b) the holder has a qualifying termination of employment, as defined in the applicable award agreement, within two years following the change in control. Unless otherwise specified in the award agreement, if either condition described in (a) or (b) is satisfied, (1) all outstanding options and SARs will become immediately exercisable in full during their remaining term; (2) all restriction periods and restrictions imposed on non-performance based restricted stock awards will lapse; (3) all outstanding awards of performance-based restricted stock, performance units and performance shares will vest and be paid assuming achievement of all relevant target performance goals; (4) all RSUs will vest and be paid; and (5) all outstanding cash-based awards will vest and be paid (and, in the case of performance-based cash-based awards, based on an assumed achievement of all relevant target performance goals).

Performance Measures/Section 162(m). The 2015 Plan permits the Committee to make awards that are intended to be exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code because they satisfy the requirements of performance-based compensation. The 2015 Plan lists the performance measures the Committee may use to make performance-based awards under Section 162(m). These performance measures include: (1) earnings per share (basic or diluted); (2) income before income taxes; (3) income from continuing operations; (4) net income or net income attributable to the Company; (5) operating income; (6) cash flow from operating activities, operating cash flow (defined as operating income plus non-cash charges for depreciation, amortization and impairment of operating assets) or free cash flow; (7) EBITDA, or net income attributable to the Company, before interest, taxes, depreciation/amortization; (8) return measures (including, but not limited to, return on assets, equity, capital or investment); (9) cash flow return on investments, which equals net cash flows divided by owner’s equity; (10) internal rate of return or increase in net present value; (11) dividend payments; (12) gross revenues; (13) gross margins; (14) operating measures such as trends in digital metrics, circulation, television ratings and advertising measures; (15) internal measures such as achieving a diverse workforce; (16) share price (including, but not limited to, growth measures and TSR) and market value; and (17) debt (including, but not limited to, measures such as debt (book value or face value) outstanding and debt to earnings before interest, taxes, depreciation and amortization). This wide range of potential performance goals is intended to ensure that the Company can readily adapt to changing business needs. The performance goals the Committee establishes for the performance measures described above which are based on operating results will be adjusted to take into account the effects of “Extraordinary Items” (as defined in the 2015 Plan), unless the Committee determines otherwise at the time the performance goals are established.

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Any of the above measures may be compared to peer or other companies. Additionally, performance measures may be set either at the consolidated level, segment level, division level, group level, or the business unit level and performance measures may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to pre-established targets, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee.

Corporate Governance Provisions. The 2015 Plan contains several other provisions intended to make sure that awards under the 2015 Plan comply with established principles of corporate governance. These provisions include:

•	No Discounted Stock Options or Stock Appreciation Rights. Absent stockholder approval, stock options and stock appreciation rights may not be granted with an exercise price of less than the fair market value of Company common stock on the date the stock option or stock appreciation right is granted.

•	No Stock Option or Stock Appreciation Rights Repricings. Stock options and stock appreciation rights may not be repriced absent stockholder approval. This provision applies to both direct repricings—lowering the exercise price of an outstanding stock option or stock appreciation right—and indirect repricings—canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price.

•	No Evergreen Provision. The 2015 Plan does not contain an “evergreen provision” - there is no automatic provision to replenish the shares of Company common stock authorized for issuance under the 2015 Plan.

•	No Cash Buyouts of Underwater Stock Options or Stock Appreciation Rights. The 2015 Plan does not permit cash buyouts of underwater stock options or stock appreciation rights without stockholder approval.

•	Minimum Vesting Period. The 2015 Plan generally mandates a one year minimum vesting period for employee equity incentive awards that are paid and vest solely based on service; provided that the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year: (1) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (2) in connection with a change in control in which the award is not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company); (3) for grants made in connection with an acquisition by the Company in substitution for pre-existing awards; or (4) for new hire inducement awards or off cycle awards.

Substitute Awards and Adjusted Awards. Substitute awards or adjusted awards may be granted under the 2015 Plan under certain circumstances such as a merger, acquisition, spin-off or other corporate event (for example, awards originally granted under the 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010) of the Company’s former parent were converted into awards in respect of Company common stock in connection with the separation) in which case certain of the limits and rules discussed above may not apply to such substitute or adjusted awards.

Transferability of Awards. Except as otherwise provided in an award agreement, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. Except as otherwise provided in an award agreement, during the life of the participant, awards are exercisable only by the participant or such participant’s legal representative.

Provisions for Foreign Participants. The Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2015 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Amendment and Termination. The Committee may amend or terminate the 2015 Plan at any time, but no such amendment or termination may adversely affect in any material way the rights of a participant with respect to an outstanding award without that participant’s consent. No awards may be granted on or after 10 years from the date the 2015 Plan was adopted. Stockholder approval is required for certain amendments to the 2015 Plan.

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Federal Income Tax Aspects of the 2015 Plan

This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the 2015 Plan based on existing U.S. federal income tax laws as of the date of this Proxy Statement. This summary provides only the basic tax rules and is not intended as, and should not be relied upon, as tax guidance for participants in the 2015 Plan. It does not relate to the income tax circumstances of any individual participant or describe the implications, if any, of a number of special tax rules, including, without limitation, the alternative minimum tax, the golden parachute tax rules under Sections 280G and 4999 of the Internal Revenue Code, and foreign, state and local tax laws. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. Changes to the tax laws could alter the tax consequences described below.

Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the participant or for the Company. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below. For the exercise of an option to qualify for the foregoing tax treatment, the participant generally must exercise the option while the participant is our employee or an employee of our subsidiary or, if the participant has terminated employment, no later than three months after the participant terminated employment.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale).

The balance of the realized gain, if any, will be capital gain. The Company will generally be allowed a business expense deduction when and to the extent the participant recognizes ordinary income, subject to the restrictions of Section 162(m) of the Internal Revenue Code.

Non-Qualified Options. The grant of a non-qualified stock option will not be a taxable event for the participant or the Company. Upon exercising a non-qualified option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the participant will have a taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). Subject to the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2015 Plan. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock/Stock Awards. A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes at the time of grant, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as ordinary income to the participant and will be taxable in the year the restrictions lapse. A participant who is awarded shares that are not subject to a substantial risk of forfeiture will recognize ordinary income equal to the fair market value of the shares on the date of the award. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

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RSUs, Performance Units/Shares and Cash-Based Awards. The taxation of these awards will depend on the specific terms of the award. Generally, the award of RSUs, Performance Units/Shares and Cash-Based Awards will have no federal income tax consequences for the Company or for the participant. Generally, the payment of the award is taxable to a participant as ordinary income. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

New Plan Benefits

As of the date of this Proxy Statement, no awards have been made under the 2015 Plan that are contingent upon stockholder approval of this proposal. Because awards under the 2015 Plan are discretionary, the benefits or amounts that may be received by or allocated to the following individuals or groups under the 2015 Plan are not presently determinable:

•	each named executive officer;

•	all current executive officers as a group;

•	all directors who are not executive officers as a group; and

•	all employees who are not executive officers as a group.

The Board of Directors unanimously recommends that the stockholders of the Company vote FOR approval of the 2015 Plan.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, references to the “Committee” are to the Executive Compensation Committee of the Company’s Board of Directors, and references to “NEOs” are to the Company’s named executive officers, who for the 2015 fiscal year were:

Name:	Title:
Robert J. Dickey	President and Chief Executive Officer
Alison K. Engel	Senior Vice President, Chief Financial Officer and Treasurer
John M. Zidich	President/US Domestic Publishing
David A. Payne	Chief Product Officer (through January 4, 2016)
Henry K. Faure Walker	Chief Executive Officer/Newsquest Media Group

Impact of the Separation on Our Executive Compensation Program

On June 29, 2015, the Company completed the legal and structural separation of the publishing business from its former parent, TEGNA, and became an independent public company (the “separation”). The separation was effected by the distribution by TEGNA of 98.5% of the outstanding common stock of the Company to TEGNA’s stockholders. Each TEGNA stockholder of record as of the close of business on June 22, 2015, the record date for the separation, received one share of Company common stock for every two shares of TEGNA common stock held.

This Compensation Discussion and Analysis discusses, in part, the historical compensation philosophy, programs and practices of the Company’s former parent because, until the completion of the separation, decisions regarding the compensation of the NEOs were made primarily by the Executive Compensation Committee of the Company’s former parent (the “Parent Committee”) in implementing the executive compensation program of the Company’s former parent. In addition, as addressed in further detail throughout this Compensation Discussion and Analysis, our initial compensation programs following the separation were prescribed to a great extent by the terms of the Employee Matters Agreement (described elsewhere in this Proxy Statement), which among other items, provided for the conversion and/or adjustment of outstanding equity and incentive awards granted by the Company’s former parent to its senior executives who joined the Company in connection with the separation, and also required the Company to establish and maintain, through at least December 31, 2015, retirement benefit and executive severance arrangements with terms substantially the same as those provided by the Company’s former parent prior to the separation. As a result, the Company’s 2015 executive compensation program, at least as an initial matter, remained largely consistent with the executive compensation program in place at the Company’s former parent.

The separation also impacted the Company’s 2015 executive compensation program in that several NEOs, including Mr. Dickey, Ms. Engel, Mr. Zidich and Mr. Payne, entered into letter agreements with the Company or the Company’s former parent, as applicable, in contemplation of their service in executive roles with the Company following the separation. These agreements specified certain compensation payable to them for such service. The terms of these agreements are described under “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table” on page 58 of this Proxy Statement.

Elements of the Company’s Executive Compensation Program

The Company’s executive compensation program comprises the following core elements:

•	Base salaries, which are established at levels appropriate to retain executives for their service based on the nature and responsibility of the position, achievement of key performance indicators, competitive market data, and individual and Company performance;

•	Annual bonus opportunities, designed to reward executives for attaining individual and Company qualitative and quantitative performance goals, and payable in amounts based on the Committee’s assessment of the executive’s contribution to Company-wide performance and achievement of his or her key performance indicators;

•	Performance share awards, long-term equity incentives designed to align the interests of executives with those of stockholders and to retain and motivate them through an opportunity to earn shares of Company common stock based upon how the Company’s TSR over a three-year performance period compares to the TSRs of the Company’s TSR Peer Group (as defined below) over the same period;

•	RSU awards, long-term equity incentives intended to retain and motivate executives in a challenging business environment and to align their interests with those of stockholders through delivery of shares of common stock upon continued employment over a multi-year vesting period;

•	Employee benefits and a limited set of perquisites designed to provide insurance protection for our NEOs and their families, to complement other compensation components, and to help minimize distractions from the Company’s executives’ attention to important Company initiatives; and

•	Post-termination pay programs, including:

○	the Gannett Retirement Plan (“GRP”), a tax-qualified defined benefit retirement plan;

○	the Gannett 2015 Supplemental Retirement Plan (“SERP”), a nonqualified supplemental executive retirement plan;

○	the Gannett Co., Inc. 401(k) Savings Plan (“401(k) Plan”) a tax-qualified defined contribution plan;

○	the Gannett Co., Inc. 2015 Deferred Compensation Plan (“DCP”), a nonqualified deferred compensation plan;

○	the Gannett Co., Inc. Executive Severance Plan, an executive severance plan;

○	the Gannett Leadership Team Transition Severance Plan (“GLTTSP”), an executive severance plan;

○	the Gannett Co., Inc. 2015 Transitional Compensation Plan (“TCP”), a change-in-control severance plan;

○	the Gannett Co., Inc. 2015 Change in Control Severance Plan, a change-in-control severance plan; and

○	certain other plans that provide post-termination benefits such as retiree life insurance and medical coverage.

Except for the Gannett Co., Inc. Executive Severance Plan and the Gannett Co., Inc. 2015 Change in Control Severance Plan, each of these plans was either assumed by the Company from the Company’s former parent in connection with the separation, or was newly created with terms and conditions that generally mirror the terms of the similar program or plan retained by the Company’s former parent. As a result, benefits available to our executives under these programs and plans generally track those to which the executives were entitled during their employment with the Company’s former parent. Taken together, the plans assist the Company in recruiting and retaining employees and in providing leadership stability and long-term commitment from its executives.

Compensation Governance

Committee Responsibilities

The Committee oversees the Company’s executive compensation program and is responsible for:

•	approving and evaluating the Company’s executive compensation plans, principles and programs;

•	administering the Company’s 2015 Omnibus Incentive Compensation Plan and granting bonuses and equity awards to senior executives; and

•	reviewing and approving on an annual basis corporate goals and objectives relevant to the compensation of the Company’s President and CEO and its other senior executives.

Guiding Principles

In making its NEO compensation decisions, the Committee is guided by the following principles:

•	Pay for performance. Compensation should place a heavy emphasis on pay for performance and substantial portions of total compensation should be “at risk.”

•	Attract, retain and motivate. The Committee is committed to attracting and retaining superior executive talent by offering a compensation structure that motivates key employees to ensure our overall success and long-term strength.

•	Fairness. Compensation should be fair to both executives and stockholders.

•	Promote stock ownership. The Company is committed to fostering a compensation structure that aligns executives’ interests with those of its stockholders. As a key part of these alignment efforts, the Committee expects each senior executive to acquire and maintain a meaningful level of investment in Company common stock. The required levels of senior executive stock ownership are regularly reviewed by the Committee and approved by the full Board. Senior executives are expected to increase their stock ownership until they reach a minimum guideline equal to a multiple of their annual base salary. The following table reflects the minimum guideline for the NEOs as of December 31, 2015.

Executive	Minimum Guideline Multiple of Base Salary
President and Chief Executive Officer	5X
Senior Vice President, Chief Financial Officer and Treasurer	3X
Other NEOs	1.5X

•	Pay competitively. As a leader in our industry, the Company should award compensation that reflects our position in the market and is generally in line with that paid to executives holding similar positions at peer and comparable companies.

Compensation-Related Governance Practices

The Board’s commitment to strong corporate governance practices extends to the compensation plans, principles, programs and policies established by the Committee. The Company’s compensation-related governance practices and policies of note include the following:

•	Performance-based pay. The Company provides the majority of compensation for our NEOs in the form of performance-based compensation, and in furtherance of this policy the Committee has committed that for each year at least 50% of NEO annual equity awards (based on number of shares) will be performance-based awards that are earned or paid out based on the achievement of performance targets.

•	Outcome alignment. Each year, the Committee will review the Company’s compensation and financial performance against internal budgets, financial results from prior years and peer group market data to make sure that executive compensation outcomes are aligned with the relative performance of the Company.

•	Clawback. On December 9, 2015, the Committee approved a new clawback policy that applies to the Company’s NEOs and all other officers subject to Section 16 of the Securities Exchange Act of 1934, and any individual who served as an executive officer of the Company in the three-year period prior to the date of the event that triggered the clawback policy. The Board may apply the new clawback policy in a number of situations, including where: (1) a financial restatement results from an executive’s misconduct; (2) an executive’s unsanctioned actions have a materially detrimental effect on the Company’s reported financial results; or (3) an executive is terminated following a felony conviction that directly and materially harms the Company’s business or reputation. If the clawback policy is applied to an executive, the Board (or designated Board committee) may require the reimbursement and/or forfeiture of certain bonus, incentive or equity-based compensation awarded by the Company and vested or paid to the executive, with the amounts and periods for the clawback depending on the reason for the application of the policy.

•	No income tax gross-ups. The Company does not offer income tax gross-ups except in our relocation program.

•	Anti-hedging, short-selling and pledging. The Board maintains a policy that prohibits the Company’s employees and directors from hedging, pledging or short-selling the Company’s shares.

•	Risk evaluation. The Committee will regularly evaluate the risks associated with the Company’s executive compensation plans and programs and consider the potential relationship between compensation and risk taking.

•	TSR peers. The Committee will review and adjust the Company’s TSR Peer Group regularly, in connection with new grants, to make sure it accurately reflects the Company’s business mix.

•	No unearned dividends. The Company does not pay dividends or dividend equivalents on unearned TSR performance shares or unpaid RSU awards granted to employees.

•	Minimum vesting periods. The 2015 Plan mandates a one-year minimum vesting period for employee equity incentive awards that are paid and vest solely based on service, provided that the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year: (1) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (2) in connection with a change in control in which the award is not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company); (3) for grants made in connection with an acquisition by the Company in substitution for pre-existing awards; or (4) for new hire inducement awards or off cycle awards.

•	Holding periods. The Company’s ownership guidelines require that senior executives hold at least 50% of the after-tax shares they receive from the Company as compensation until they have met the applicable stock ownership guidelines.

•	Moderate severance arrangements. Change-in-control related cash severance is double-trigger and market-level.

•	No excise tax gross-ups. In accordance with the Company’s change-in-control severance plans, executives are not eligible for an excise tax gross-up.

•	Double-trigger equity vesting upon a change in control. For awards granted on or after January 1, 2016, a change in control of the Company will only accelerate full vesting of equity awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control.

How the Committee Determines NEO Compensation

The Committee determines NEO compensation in its sole discretion based on its business judgment, informed by the experience of the Committee members, input from the Committee’s independent consultant, the Committee’s assessment of the NEOs and the Company’s performance and achievement of its strategic plan. While the Committee takes management recommendations into account when determining NEO compensation, the Committee relies primarily on its collective judgment of the performance of the Company and the NEOs in light of the challenges confronting our core businesses and our progress toward achieving the Company’s strategic plan. The Committee does not focus on any one particular objective, formula or financial metric, but rather on what it considers to be value-added quantitative and qualitative goals in furtherance of our compensation guiding principles described under “Compensation Governance—Guiding Principles” in this “Compensation Discussion and Analysis.”

Factors Considered by the Committee

Key Performance Indicators. The Committee uses key performance indicators (“KPIs”) as its principal evaluation tool for NEO compensation decisions. KPIs consist of individually designed qualitative and quantitative goals organized around individual, operating unit and/or Company performance in the areas of profit, product and people. Quantitative KPIs include, where appropriate, revenue, adjusted EBITDA, operating income and digital goals for the Company and the respective divisions and functions over which each NEO has operational or overall responsibility. Qualitative KPIs include, where appropriate, measures of leadership, innovation, collaboration, new products and programs in support of the Company’s strategic plan, diversity initiatives, First Amendment activities, and other significant qualitative objectives. The CEO’s KPIs are heavily weighted toward the Company’s financial performance, TSR, and the execution of a strategic plan that positions the Company for the future.

Financial Measures. The Committee also considers the financial performance of the Company using the following financial measures: total revenues, operating income, net income attributable to Gannett, income from continuing operations, earnings per share, return on equity, operating cash flow, free cash flow, free cash flow per diluted share, after tax cash flow per share, operating income as a percentage of sales, debt to earnings before interest, taxes, depreciation and amortization, stock price and market value. No one measure is given greater weight than the others. In assessing these financial performance measures, the Committee compares them to management budgets approved by the Board at the beginning of the year and the Company’s financial results from prior years. The Committee selected these financial measures because it considers them to be broad enough to capture the most significant financial aspects of an organization as large as ours yet also focused enough to represent the financial measures that we believe drive our financial success.

Other Qualitative Considerations. In addition, the Committee evaluates the Company’s progress toward the goals of its strategic plan, as well as the achievement of qualitative goals including leadership in defending the First Amendment, promoting an ethical Company work environment and diverse workforce, and maintaining its reputation as a good corporate citizen of the local, national and international communities in which it does business.

Comparative Market Data. The Company compares its NEO salaries, bonuses and equity compensation to those of companies in the media sector and other companies with comparable revenues and ratios of profits to revenues in order to get a general understanding of the compensation structures maintained by similarly situated companies and to confirm that the elements of our compensation program—and the range of amounts we pay our executives for each element—are appropriate in the context of the broad market reference points provided by the Comparative Market Data described below. The Company does not, however, target elements of compensation to a certain range, percentage or percentile within the Comparative Market Data.

To that end, management of the Company’s former parent provided the Parent Committee with a report regarding, among other things, executive compensation trends and practices, which the Parent Committee reviewed and used in its decisions affecting the 2015 base salaries and long-term equity awards granted January 1, 2015 to executives of the Company’s former parent. Management of the Company’s former parent also reviewed data from the Towers Watson Media Compensation Survey, the Towers Watson General Industry Executive Compensation Survey, the Croner Digital Content and Technology Survey and proxy data from Equilar, a widely used source of executive compensation information (collectively, “Comparative Market Data”).

Similar Comparative Market Data was provided to the Company’s Committee to assist it in making decisions relating to 2015 annual bonuses as well as in setting 2016 base salaries and in determining the long-term incentive awards made to the Company’s NEOs.

Say-on-Pay Results and Stockholder Engagement Efforts. In evaluating executive compensation programs, policies and practices, and in making decisions impacting 2015 NEO compensation, both the Parent Committee (prior to the separation) and the Company’s Committee (following the separation) noted that the executive compensation program developed and implemented by the Company’s former parent, on which the Company’s initial executive compensation has generally been modeled, has been well received by stockholders. At the Company’s former parent’s 2015 annual meeting of stockholders, approximately 96% of the votes cast were in favor of the Company’s former parent’s Say on Pay proposal. The Committee likewise will consider the outcome of the Company’s Say on Pay votes when making future NEO compensation decisions.

The Company is committed to the interests of its stockholders and recognizes that communicating with stockholders on a regular basis is a critical component of the Company’s corporate governance program. As part of this commitment, the Company actively engages with its stockholders in order to fully understand their viewpoints concerning the Company, to garner feedback on what the Company can do better and to help stockholders understand Company performance and strategy. In addition to answering questions from stockholders on its quarterly earnings calls, management regularly engages with investors by participating in industry media conferences. Management also meets in person and by telephone with many stockholders at other times throughout the year to solicit input and answer questions on a variety of topics. Management shares stockholder viewpoints with the Board and the Committee takes this feedback into account when it reviews the Company’s executive compensation program.

The Company also has a policy that all directors attend the Annual Meeting of Stockholders, which presents stockholders the ability to interact with the Board at the Annual Meeting. For those who are unable to attend any of our investor meetings, transcripts of all management presentations are available on our website at www.gannett.com. Any stockholder who has an inquiry or meeting request is invited to contact Michael Dickerson, Vice President of Investor Relations, at 703-854-6815.

Base Salary

Base salaries compensate executives for service in their executive roles and are set based on the following factors:

•	the nature and responsibility of the position;

•	the achievement of KPIs, both historically and in the immediately prior year;

•	internal pay equity among positions; and

•	Comparative Market Data (as described above under “Comparative Market Data”).

As noted above, the 2015 base salaries for Mr. Dickey, Ms. Engel, Mr. Zidich and Mr. Payne that became effective upon the separation were determined through negotiations of the respective letter and similar agreements prescribing the terms of their employment in their executive roles with the Company following the separation.

The “Summary Compensation Table” on page 56 of this Proxy Statement reports the 2015 base salary earned by each NEO for the entire year, including the amounts paid by the Company’s former parent for service during the pre-separation period.

Annual Bonuses

NEOs participate in an annual bonus program, which offers an incentive opportunity linked to attainment of the Company’s annual financial and qualitative performance goals and each executive’s KPIs set for that year. Bonuses are designed to reflect individual and Company performance during the past year and therefore can vary significantly in amount from year to year.

The Committee, in consultation with its independent compensation consultant, considers bonus guidelines developed by our President and CEO in conjunction with our Chief People Officer and other members of our human resources team. These guideline amounts are calculated by multiplying the NEO’s base salary by a target percentage, which takes into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•	Comparative Market Data (as described above under “Comparative Market Data”), which indicated that the bonus guidelines we selected were generally in line with those disclosed by the comparator group.

In addition, the letter and similar agreements described under “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table” on page 58 of this Proxy Statement established bonus parameters for Mr. Dickey, Ms. Engel, Mr. Zidich and Mr. Payne.

In making final 2015 bonus determinations, the Committee considered, among other items described above, the following significant achievements:

•	Spin-off. The Company completed the spin-off of the publishing business and its affiliated digital platforms from the Company’s former parent, establishing Gannett Co., Inc. as a separately traded public company, trading on the New York Stock Exchange under the symbol GCI. Significant accomplishments include the successful day-one launch with employees, hiring and on-boarding of the Company’s executive team, establishment of infrastructure necessary for a public company, and on-boarding of the Board of Directors. The Committee awarded Mr. Dickey, Ms. Engel and Mr. Zidich special one-time transaction bonuses of $500,000, $150,000, and $150,000, respectively, in connection with their contributions to the successful separation of the Company.

•	Strategic Plan. The Company developed its purpose, strategic pillars, and three-year goals and communicated those effectively to employees and stockholders, garnering support from both constituencies. The Company effectively executed its strategy to invest in innovation and make strategic acquisitions in a consolidating industry while delivering attractive returns to stockholders in 2015, as evidenced by the announced acquisition of Journal Media Group, completed deals to acquire the Texas-New Mexico Newspapers Partnership and Romanes (U.K.), the consolidation of the Company’s local to national news organization under the USA TODAY Network, and the continuing development and investment in digital media technologies.

○	Journal Media Group. In line with these strategic initiatives, the Company announced the acquisition of Journal Media Group for approximately $280 million, net of acquired cash. JMG brings 14 new local markets to the Company including key markets such as Milwaukee, WI and Memphis and Knoxville, TN. In its first full year, the transaction is expected to add approximately $450 million to the Company’s annual revenues and approximately $60 million in adjusted EBITDA, through a combination of JMG’s solid base business and certain quickly attainable synergies. The Company expects approximately $25 million of additional synergy opportunities in the second year. Integration planning and regulatory responses are well underway.

○	TNP. Also in line with our strategic initiatives, on June 1, 2015, the Company acquired the remaining 59.4% interest in the Texas-New Mexico Newspapers Partnership that it did not previously own. The deal was completed through the assignment of Gannett’s interest in the California Newspapers Partnership and additional cash consideration, and resulted in the Company recognizing a pre-tax gain on equity investment of $21.8 million. This transaction added properties in 11 new local markets and approximately $80 million per year in revenues to Gannett. This business was successfully integrated into the Company by the end of 2015.

○	Romanes. On May 26, 2015, the Company’s U.K. subsidiary, Newsquest plc, paid $23.4 million, net of cash acquired, to purchase 100% of the shares of Romanes Media Group (“RMG”). RMG publishes local newspapers in Scotland, Berkshire and Northern Ireland, and its portfolio comprises one daily newspaper, 28 weekly newspapers and their associated websites.

•	Digital Growth. Digital revenues for 2015 were $653.7 million (presented on a basis consistent with 2014 related to reporting of wholesale fees associated with sales of certain third party digital advertising products and services and on a constant currency basis and with employment-related digital revenues (principally from CareerBuilder, now part of TEGNA, removed from all periods)), an increase of $20.4 million or 3.2%. In addition, unique digital visitors to the Company’s sites reached 100 million in December, according to comScore Media Metrix.

•	USA TODAY Network. The Company continued its transformation into one, integrated organization, uniting its local and national media brands under the USA TODAY NETWORK, to create the largest local to national media network in the country. The network is powered by an integrated and award-winning news organization with deep roots in 92 local communities, plus USA TODAY, more than 3,000 journalists and a combined reach of more than 100 million people monthly. The vast portfolio of trusted local brands combined with USA TODAY position the USA TODAY NETWORK to deliver high quality content to more consumers than any other media organization in the country. In addition, the network provides the opportunity for advertisers to scale their messages from hyper-local to national while reaching millions of consumers through a variety of platforms.

•	Revenues. Operating revenues were down approximately $287 million or 9.0% on a basis consistent with 2014 related to reporting wholesale fees associated with sales of certain third party digital advertising products and services, and before the impact of discontinued businesses, on a constant currency basis. This decrease is consistent with ongoing negative trends in the print media marketplace.

•	Cost Reductions. The Company responded to revenue challenges with commensurate cost cuts, implementing $67 million in cost improvements and other expense reduction programs including two significant EROPs.

•	Free Cash Flow. For the year ended December 27, 2015, the Company generated $177 million in free cash flow (defined as “Net cash flow from operating activities” reduced by “Purchase of property, plant and equipment” each as reported on the Company’s statement of cash flows in its Annual Report on Form 10-K for fiscal year 2015). This includes $93.5 million of U.S. pension contributions compelled by agreements reached by the Company’s former parent prior to the separation. Before the impact of this item, free cash flows would have been $270.5 million for the year ended December 27, 2015.

•	Total Stockholder Return. Also relevant to the Company’s’ executive compensation program, and as evidence of the Company’s recent success executing on its strategic plan to create stockholder value, are the returns generated by the Company for its stockholders. The Committee noted that the Company’s stock price increased approximately 14% from the closing market price on its first day of “when-issued” trading in connection with the separation through December 24, 2015, the last trading day of the Company’s 2015 fiscal year, and that the Company generated a TSR of approximately 17% for that same period, well outpacing the TSR produced by the S&P 500 Index and a peer group, as shown in the following graph:

*	For purposes of the above graph the peer group consists of: A.H. Belo Corporation, Lee Enterprises, Inc., The McClatchy Company, Meredith Corporation, New Media Investment Group, Inc., The New York Times Company, News Corporation, Time, Inc., Tribune Publishing Company, Angie’s List, Inc., Constant Contact, Inc., Harte-Hanks, Inc., ReachLocal, Inc. and Yelp Inc.

Based on the foregoing, the Committee awarded 2015 annual bonuses to our NEOs as follows:

Executive	Bonus(1)
Mr. Dickey	$1,850,000
Ms. Engel	$675,000
Mr. Zidich	$600,000
Mr. Payne	$415,000
Mr. Walker	$351,670	(2)

(1)	For additional information concerning bonus payments, refer to footnote (6) to the “Summary Compensation Table” beginning on page 56 of this Proxy Statement.

(2)	Compensation for Mr. Walker is paid in British Pounds Sterling. The bonus amount awarded to him has been converted into U.S. dollars at the average exchange rate for 2015 of $1.529 U.S. dollars per Pound Sterling.

The Committee determined that these bonus amounts were appropriate given the Committee’s assessment of the NEOs’ performance against their respective KPIs, the financial performance of the Company and the divisions and operations for which they are responsible, and the Company’s progress toward the goals of its strategic plan.

Long-Term Incentives

Equity-based awards recognize the performance of certain executives who drive the development and execution of our business strategies and goals. The primary purposes of these awards are to align further the executive’s interests with those of the Company’s stockholders and the Company’s longer-term objectives, to drive stockholder return, to foster executive stock ownership and to promote retention.

Overview of 2015 Long-Term Incentives for NEOs

During 2015, the long-term equity component of the compensation received by the NEOs comprised annual grants of Performance Shares and RSUs in amounts approved by the Parent Committee in December 2014 and granted as of January 1, 2015, and special, one-time RSU awards approved by the Company’s Committee in July 2015 to provide additional long-term incentives to certain members of the Gannett Executive Team in respect of their assumption of additional responsibilities with the Company following the separation.

Set forth below is a summary of the key terms of the Performance Shares and RSUs, followed by further information as to the process followed by the Parent Committee and the Company’s Committee in determining the relative size of the various awards. The “Summary Compensation Table” on page 56 of this Proxy Statement reports the entire grant date fair value of awards made to the NEOs in 2015, including the fair values of awards approved and granted by the Parent Committee in 2015 during the pre-separation period.

Impact of the Separation on Long-Term Incentives

The Employee Matters Agreement provided for the conversion of the outstanding awards granted under the Company’s former parent’s equity compensation programs into adjusted awards relating to shares of TEGNA and/or Company common stock, as described below. The adjusted awards generally are subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original award immediately before the separation. The following paragraphs summarize the adjustments made to outstanding equity awards held by the Company’s current and former employees at the time of the separation.

Treatment of Awards Granted Prior to 2015

Restricted Stock and RSU Awards. Each outstanding restricted stock or RSU award granted by the Company’s former parent prior to 2015 was converted into an award consisting of shares of both TEGNA common stock and shares of the Company’s common stock. The number of shares of TEGNA common stock subject to each award was the same as the number subject to the award prior to the separation, while the number of shares of the Company’s common stock subject to the award was determined based on the number of the Company’s shares distributed per share of the Company’s former parent in the separation.

Performance Share Awards. Each outstanding performance share award granted by the Company’s former parent prior to 2015 was converted in the same manner as each outstanding restricted stock or RSU award granted prior to 2015.

Stock Option Awards. Each outstanding stock option award granted by the Company’s former parent prior to 2015 was converted into an award of options to purchase both shares of TEGNA common stock and shares of the Company’s common stock. The number of shares and exercise prices of each option award were adjusted in a manner intended to preserve the aggregate intrinsic value of the original stock option as measured immediately before and immediately after the separation, subject to rounding.

Treatment of Awards Granted in 2015

RSU Awards Held by Company Employees. Each outstanding RSU award granted by the Company’s former parent in 2015 prior to the separation and held by an employee or director who is employed by, or a director of, the Company following the separation or a former employee of the Company’s business was converted into an award denominated in shares of the Company’s common stock, with the number of shares subject to the award adjusted in a manner intended to preserve the aggregate intrinsic value of the original RSU award as measured immediately before and immediately after the separation, subject to rounding.

Performance Share Awards Held by Company Employees. Each outstanding performance share award granted by the Company’s former parent in 2015 prior to the separation and held by a Company employee following the separation was converted in the same manner as outstanding RSU awards granted to Company employees or directors in 2015.

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Performance Shares

General Terms of the Performance Share Program. Under the Performance Share Plan, the Company may issue shares of Company common stock (“Performance Shares”) to senior executives following the completion of a three-year period beginning on the grant date (each, an “Incentive Period”). Generally, if an executive remains in continuous employment with the Company during the Incentive Period, the number of Performance Shares that the executive will receive will be determined based upon how the Company’s TSR compares to the TSRs of a group of peer companies (the “TSR Peer Group”) established by the Committee, with assistance from its independent compensation consultant, for the applicable Incentive Period. By tying the payout of the Performance Shares to the Company’s TSR, a purely objective standard, the Committee is aligning executive compensation with stockholders’ interests.

For each grant of Performance Shares, the Company’s TSR is ranked against the TSR of each company in the TSR Peer Group over the Incentive Period. For purposes of the Performance Share Plan, a company’s TSR equals a fraction, the numerator of which is the company’s stock price change plus the dividends paid on such stock (which are assumed to be reinvested in the stock) from the first day of the Incentive Period to the applicable measurement date, and the denominator of which is the company’s closing stock price on the business day preceding the first day of the Incentive Period.

In connection with the separation, the Parent Committee and the board of directors of the Company’s former parent approved modifications to the Performance Share Program that affected the calculation of the “Company’s TSR” for purposes of the 2013-2015, 2014-2016 and 2015-2017 Incentive Periods, as follows:

•	For the 2013-2015 and 2014-2016 Incentive Periods, the “Company’s TSR” will give effect to the separation, with returns prior to the separation based on TEGNA’s performance prior to the separation, and returns for periods after the separation calculated by aggregating the performance of the Company and TEGNA after the separation and taking into account the number of the Company’s shares distributed per share of the Company’s former parent in the separation. Performance Shares earned for those periods will be paid in shares of both TEGNA common stock and shares of the Company’s common stock, with the number of shares of TEGNA common stock subject to the award remaining unchanged and the number of shares of the Company’s common stock subject to the award being determined based on the number of the Company’s shares distributed per share of the Company’s former parent in the separation.

•	For the 2015-2017 Incentive Period, the “Company’s TSR” will be calculated based on returns for periods after the separation based solely on the Company’s performance and an assumed January 1, 2015 price of one share of the Company’s stock of $11.23, a price derived from adjusting the price of one share of the Company’s former parent’s stock on December 31, 2014 by the relative value of a share of Company stock immediately following the separation to the value of a share of Company’s former parent immediately prior to the separation. Dividends paid by the Company’s former parent between January 1, 2015 and the separation will be adjusted similarly in calculating the Company’s TSR. Performance Shares for the 2015-2017 Incentive Period will be paid solely in shares of the Company’s common stock, with the target number of shares underlying the award adjusted in a manner intended to preserve the aggregate intrinsic value of the original award as measured immediately before and immediately after the separation, subject to rounding.

For each Incentive Period, the Committee will calculate the number of Performance Shares earned by multiplying the target number of Performance Shares (as specified in the executive’s award agreement) by a percentage determined by the number of TSR Peer Group companies whose performance is exceeded by the Company’s TSR during the Incentive Period. The percentages for each Incentive Period are set forth on the following table, with percentiles between the thresholds determined by straight line interpolation:

3 Year Company TSR v. Peer Group Companies	Resulting Shares Earned (% of Target)
90th percentile or above	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Less than 30th percentile	0%

Relative TSR performance is measured at the end of each of the last four quarters in the Incentive Period, and the average results of these measurements are used to calculate the number of Performance Shares that an executive earns, so that the calculation does not solely rely upon the applicable company’s stock price on the first day and the last day of the Incentive Period.

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With certain exceptions noted in the section below entitled “Other Potential Post-Employment Payments” for terminations due to death, disability, retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service) or a change in control, Performance Shares generally vest on the expiration of the Incentive Period only if the executive continues to be employed by the Company through the last day of the Incentive Period. After the end of the Incentive Period, each executive who is entitled to Performance Shares based on the satisfaction of the applicable service and performance requirements will receive the number of Performance Shares that the executive has earned, less withholding taxes. Dividends are not paid or accrued on Performance Shares.

The Performance Share Plan has additional rules that affect calculations in the event of the bankruptcy or change in control of a TSR Peer Group company during an Incentive Period:

•	TSR Peer Group companies that are involved in bankruptcy proceedings (and thus no longer traded on a national securities exchange) during the Incentive Period will remain in the group at a negative 100% TSR;

•	For the 2013-2015 and 2014-2016 Incentive Periods, (i) TSR Peer Group companies acquired during Year 1 of the Incentive Period will be excluded from all calculations; and (ii) TSR Peer Group companies acquired during Year 2 or 3 of the Incentive Period will have their TSR position fixed above or below the Company’s TSR using the average closing price of their stock during the 20 consecutive trading days ending on the trading day immediately preceding the announcement of the acquisition; and

•	For the 2015-2017 Incentive Period, (i) a TSR Peer Group company that enters into a definitive agreement to be acquired during Year 1 or Year 2 of the Incentive Period will be excluded from all calculations, (ii) a TSR Peer Group company that enters into a definitive agreement to be acquired during Year 3 will have its TSR position fixed above or below the Company’s TSR using the average closing price of both companies’ stock during the 30 consecutive trading days ending on the trading day immediately preceding the announcement of the change in control transaction, and (iii) notwithstanding the foregoing, if at any time during the Incentive Period, a TSR Peer Group company enters into a definitive agreement to be acquired by the Company, the TSR Peer Group company will be excluded from all calculations.

The number of Performance Shares granted to an executive will be reduced if the price of the shares when paid exceeds 300% of the price of the shares on the first day of the Incentive Period. The price of the shares on the first day of the Incentive Period generally is equal to the closing price of a share of Company common stock on the last trading day prior to that date. However, as a result of the separation, for the 2013-2015 and 2014-2016 Incentive Periods, the “first day price” is equal to the closing price of a share of the Company’s former parent’s common stock on the last trading day of December 2012 ($18.01) and December 2013 ($29.58), respectively. As noted above, as a consequence of the separation, the “first day price” for the 2015-2017 Incentive Period was derived by adjusting the closing price of a share of the Company’s former parent’s common stock on December 31, 2014 by the relative value of a share of the Company’s stock immediately following the separation to the value of a share of the Company’s former parent immediately prior to the separation. As a consequence of this adjustment, the “first day price” for the 2015-2017 Incentive Period is $11.23.

TSR Peer Groups. The TSR Peer Group for the 2015-2017 Incentive Period, as adjusted in respect of the separation as described above, comprises the following companies:

A.H. Belo Corp.	Meredith Corp.
Angie’s List, Inc.	New Media Investment Group
Constant Contact, Inc.	New York Times Co.
Dex Media, Inc.	News Corp.
Harte Hanks, Inc.	ReachLocal, Inc.
Journal Communications Inc.	Time, Inc.
Lee Enterprises, Inc.	Tribune Publishing Co.
The McClatchy Company

The TSR Peer Group for the 2014-2016 Incentive Period comprises the following companies:

A.H. Belo Corporation	Meredith Corporation
AOL Inc.	Monster Worldwide, Inc.
Discovery Communications, Inc.	The New York Times Company
The E. W. Scripps Company	News Corporation
Journal Communications, Inc.	NexStar Broadcasting Group, Inc.
LinkedIn Corporation	ReachLocal, Inc.
The McClatchy Company	Sinclair Broadcast Group
Media General, Inc.	Yahoo! Inc.

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The TSR Peer Group for the 2013-2015 Incentive Period comprises the following companies:

A.H. Belo Corporation	Meredith Corporation
Belo Corp.	Monster Worldwide, Inc.
Discovery Communications, Inc.	News Corporation
The E. W. Scripps Company	The New York Times Company
Journal Communications, Inc.	Graham Holdings, Inc. (formerly The Washington Post Company)
The McClatchy Company	Yahoo! Inc.
Media General, Inc.

Impact of Certain Peer Group Transactions on the 2013-2015 Performance Share Awards

Belo Corp.: Based upon the rules of the Performance Share Plan described above, as a result of the Company’s former parent’s acquisition of Belo Corp. during Year 1 of the 2013-2015 Incentive Period, Belo Corp. was excluded from the TSR Peer Group companies for the 2013-2015 Incentive Period.

News Corporation: Effective June 28, 2013, News Corporation contributed certain newspaper and other businesses to a new company, “new” News Corporation, and spun-off the new company to its stockholders. Pursuant to the terms of the spin-off, a stockholder of “old” News Corporation, which was renamed Twenty-First Century Fox, received 1/4 share of “new” News Corporation for each share of “old” News Corporation the stockholder owned prior to the spin-off. Accordingly, for the 2013-2015 awards, the TSR of “old” News Corporation was calculated by assuming that a share of “old” News Corporation held as of the effective date of the spin-off was converted into one share of Twenty-First Century Fox and a 1/4 share of “new” News Corporation.

Media General, Inc.: Effective November 12, 2013, Media General merged with and was acquired by New Young Broadcasting Holding Co., Inc. As a result of the transaction taking place during Year 1 of the 2013-2015 Incentive Period, Media General was excluded from the TSR Peer Group companies for the 2013-2015 Incentive Period.

Journal Communications, Inc.: Effective March 25, 2015, E.W. Scripps acquired Journal Communications, Inc. in connection with the merger of the broadcast assets of the two companies and the spin-off of their respective newspapers to form Journal Media Group. As a result of the transaction taking place after Year 1 of the 2013-2015 Incentive Period, Journal Communications’ relative TSR performance was fixed below the TSR position of the Company for the 2013-2015 Incentive Period based on TSR results through the day immediately preceding the announcement of the acquisition.

E.W. Scripps: As noted above, E.W. Scripps spun-off its newspaper business in connection with its acquisition of Journal Communications, Inc. to form Journal Media Group. As a result, effective March 25, 2015, the TSR of E.W. Scripps was calculated by assuming that a share of pre-spin E.W. Scripps held as of the effective date of the spin-off was converted into one share of post-spin E.W. Scripps and a 1/4 share of Journal Media Group.

2013-2015 TSR Performance

As of December 31, 2015, comparing the “Company TSR” calculated as described above to the TSR of the
2013-2015 TSR Peer Group companies at the end of each of the last four quarters in the 2013-2015 Incentive Period resulted in a payout percentage of 168%. Accordingly, Performance Shares (paid in shares of both TEGNA common stock and the Company’s common stock) were awarded to participating executives at a level equal to 168% of the target number of Performance Shares granted to them in connection with the 2013-2015 Incentive Period.

RSUs

RSUs generally represent the right to receive a share of Company stock at a specified date, provided certain service requirements are satisfied. The Company’s former parent established a practice, which the Company’s Committee also has adopted, of granting RSUs with four-year terms, longer than the three-year term often used by companies for RSU grants, to help retain executives over an extended period of time. As described above, RSU awards granted by the Company’s former parent and held by persons now employed by the Company were converted at the time of the separation into RSU awards denominated in whole or in part in Company shares, but the vesting and other terms and conditions of the original awards generally were not changed as a result of the separation. RSUs granted during or before 2014 which are held by the Company’s NEOs generally vest on a “cliff” basis. RSUs granted in 2015, whether before or after the separation, generally vest in four equal annual installments, with vested shares being delivered to the executive upon the earliest to occur of (1) the executive’s termination of employment, (2) a change in control of the Company and (3) four years after the grant date. As discussed in the section below entitled “Other Potential Post-Employment Payments,” special vesting rules apply to RSUs upon death, disability, retirement or a change in control.

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Beginning with grants made on or after January 1, 2016, RSUs generally will vest in four equal annual installments, with vested shares being delivered to the executive shortly after each vesting event. Additionally, for RSU awards granted on or after January 1, 2016, a change in control of the Company will only accelerate full vesting of RSU awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control.

RSU awards will generally be subject to a minimum vesting period requiring at least one year of service, though the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year in the following circumstances: (1) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (2) in connection with a change in control in which the award is not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company); (3) for grants made in connection with an acquisition by the Company in substitution for pre-existing awards; or (4) for new hire inducement awards or off cycle awards.

Long-Term Equity Awards Assumed or Made in 2015

January 1, 2015 Grants. For the January 1, 2015 grants, the Parent Committee considered the total long-term equity award target values developed by the Company’s former parent’s President and CEO and other members of the Company’s former parent’s management team, none of whom joined the Company in connection with the separation. These target values were calculated by multiplying the NEO’s base salary by a target percentage, which took into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•	Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which showed that the target values recommended by management of the Company’s former parent were generally consistent with those disclosed by the comparator group.

Based on these factors, management of the Company’s former parent recommended the total long-term equity award target values for the Company’s NEOs. Using these long-term equity award target value recommendations as a guideline, in December 2014 the Parent Committee approved 2015 total long-term award values for Messrs. Dickey, Payne and Walker, who were executives of the Company’s former parent prior to the separation, and for Ms. Engel, whose hiring was contemplated at the time of such approval. The 2015 long-term equity award target value for Mr. Zidich, who was not an executive officer prior to the separation, was determined by the President and CEO of the Company’s former parent. The Parent Committee adopted a philosophy that having executives receive a higher proportion of their long-term awards as Performance Shares (which are performance-based) rather than RSUs (which are time-based) strengthens the pay for performance aspect of the long-term incentive program. The Company’s Committee concurs with this philosophy.

On January 1, 2015, the first day of the 2015-2017 Incentive Period, the long-term equity award value was translated into an award of Performance Shares for each executive based on the present value per share of the expected payout of the Performance Shares, as calculated using the Monte Carlo valuation method, and an award of RSUs based upon the Company’s former parent’s closing stock price on December 31, 2014. Following the adjustment of these 2015 awards in connection with the separation, each NEO holds Performance Shares for the 2015-2017 Incentive Period, at target, and RSUs awarded as of January 1, 2015, as shown in the table below. The “Summary Compensation Table” gives effect to the full grant date fair value of these awards, measured assuming the target level of performance is achieved.

Executive	Target Performance Shares	RSUs
Mr. Dickey	93,672	69,054
Ms. Engel	16,558	44,708
Mr. Zidich	12,537	11,445
Mr. Payne	38,640	28,486
Mr. Walker	19,456	17,756

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Post-Separation RSU Awards. Following the separation, in July 2015, the Committee approved special, one-time RSU awards to certain of the Company’s executives. Vesting of these awards is generally consistent with the RSU awards received by the Company’s other NEOs in January 2015. The goals of these awards were to provide additional long-term incentives to these executives in respect of their assumption of additional responsibilities with the Company following the separation, to enhance the degree of alignment of the executives with the Company’s stockholders, and to provide a further retention incentive to them. The Committee noted that such awards were consistent with practices observed in connection with other large spin-off transactions. Mr. Dickey received an award of 31,362 RSUs; Ms. Engel received an award of 15,681 RSUs; and Mr. Zidich received an award of 26,882 RSUs.

Benefits and Perquisites

The Company’s NEOs are provided a limited number of personal benefits and perquisites (described in footnote 4 to the Summary Compensation Table). The Committee’s objectives in providing these benefits are to provide protections for the Company’s NEOs and their families, to complement other compensation components, and to help minimize distractions from our executives’ attention to important Company initiatives.

The personal benefits and perquisites the Company provides to its NEOs, including medical, life insurance and disability plans, are generally the same as those offered to other similarly situated senior executives. For additional information about these and other post-employment benefits, see the benefits discussion under the “Other Potential Post-Employment Payments” section on page 63 of this Proxy Statement.

Supplemental Executive Medical Plan

The Supplemental Executive Medical Plan provides supplemental medical benefits to qualifying executives and their eligible dependents. Executives and their eligible dependents must be enrolled in other primary medical coverage that constitutes minimum essential coverage under the Affordable Care Act (“Other Primary Medical Coverage”) in order to participate. Where the Other Primary Medical Coverage is Medicare, the individual must be enrolled in Medicare Parts A, B, and D (or an equivalent Medicare plan, such as a Medicare Advantage plan with prescription drug coverage).

The plan covers qualifying executive’s out-of-pocket medical expenses for any covered medical expense that are not paid under the executive’s Other Primary Medical Coverage. No benefits are payable with respect to certain enumerated expenses. Plan benefits are provided through a contract of insurance, and are limited to those benefits provided in accordance with the terms of the insurance contract. Mr. Dickey is the only NEO who participates in this plan.

2015 Key Executive Life Insurance Plan

Under the Key Executive Life Insurance Plan (“KELIP”), the Company will pay premiums (or make cash payments in lieu of premiums) on individual life insurance policies owned by the executive. The obligation to pay premiums (or make cash payments in lieu of premiums) may continue for a limited period of time post termination for participants who terminate employment after attaining age 55 and completing at least 5 years of service. Mr. Dickey is the only NEO who participates in the KELIP.

Post-Termination Pay

The Company sponsors a tax-qualified defined benefit retirement plan, the Gannett Retirement Plan (“GRP”), and a nonqualified retirement plan, the Gannett Supplemental Retirement Plan (“SERP”). The Company also offers a tax-qualified defined contribution plan, the Gannett 401(k) Savings Plan (“401(k) Plan”), as well as a nonqualified deferred compensation plan, the Gannett Co., Inc. 2015 Deferred Compensation Plan (“DCP”), each of which is described below. In addition, the Company has assumed or implemented a transition plan specifically relating to the separation, an executive severance plan, and change-in-control severance plans, each of which plans is described below and under “Other Potential Post-Employment Payments” on page 63 of this Proxy Statement. These transition and severance plans, together with the GRP and SERP, assist the Company in recruiting and retaining employees and in providing leadership stability and long-term commitment.

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Gannett Retirement Plan and Supplemental Retirement Plan

In connection with the separation, the Company assumed the GRP and certain liabilities of the Company’s former parent under the SERP, including those relating to the Company’s executives. The SERP is a nonqualified retirement plan that provides eligible employees with retirement benefits that cannot be provided under the GRP due to the Internal Revenue Code, which limits the compensation that can be recognized under qualified retirement plans and imposes limits on the amount of benefits which can be paid. Accordingly, benefits under the SERP are tied to benefits under the GRP. The GRP is a qualified defined benefit pension plan that provides retirement income to the majority of the Company’s U.S.-based employees who were employed before benefits were frozen on August 1, 2008, at which time most participants ceased to earn additional benefits for compensation or service earned on or after that date.

The GRP provides benefits for employees based upon years of credited service, and the highest consecutive five-year average of an employee’s compensation out of the final ten years of credited service, referred to as final average earnings, or FAE. Subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans other than the Gannett Deferred Compensation Plan. Until benefits commence, participants’ frozen benefits under the GRP are periodically adjusted to reflect increases in a specified cost-of-living index.

Effective January 1, 1998, a significant change was made to the GRP for service after that date. Certain employees who were either retirement-eligible or had a significant number of years of service were “grandfathered” in the plan provisions applicable to them prior to the change (pre-1998 plan provisions). Other employees were transitioned to the post-1997 plan provisions under the GRP.

The pre-1998 GRP provisions provide for a benefit that is expressed as a monthly annuity at normal retirement equal to a gross benefit reduced by a portion of the participant’s Social Security benefit. Generally, a participant’s annual gross benefit is calculated by multiplying the participant’s years of credited service by specified percentages (generally 2% for each of a participant’s first 25 years of credited service and 0.7% for years of credited service in excess of 25) and multiplying such amount by the participant’s FAE. Benefits under the pre-1998 GRP provisions are paid in the form of monthly annuity payments for the life of the participant and, if applicable, the participant’s designated beneficiary. The pre-1998 GRP provisions provide for early retirement subsidies for participants who terminate employment after attaining age 55 and completing five years of service and elect to commence benefits before age 65. Under these provisions, a participant’s gross benefit that would otherwise be paid at age 65 is reduced by 4% for each year the participant retires before age 65. If a participant terminates employment after attaining age 60 with 25 years of service, the participant’s gross benefit that would otherwise be paid at age 65 is reduced by 2.5% for each year the participant retires before age 65.

The post-1997 GRP provisions provide for a benefit under a pension equity formula, which generally expresses a participant’s benefit as a current lump sum value based on the sum of annual percentages credited to each participating employee. The percentages increase with years of service, and, in some circumstances, with age. Upon termination or retirement, the total percentages are applied to a participant’s FAE resulting in a lump sum benefit value. The pension equity benefit can be paid as either a lifetime annuity or a lump sum.

The GRP benefits for Mr. Dickey and Mr. Zidich are calculated under the post-1997 GRP provisions. However, as noted below, the SERP benefits for Mr. Dickey and Mr. Zidich are calculated under the pre-1998 GRP provisions. Ms. Engel, Mr. Payne and Mr. Walker are not eligible for GRP or SERP benefits.

For some participants, including Mr. Dickey and Mr. Zidich, the SERP also provides a benefit equal to the difference between the benefits calculated under the pre-1998 GRP formula and the amount they will receive from the GRP under the post-1997 formula. For all SERP participants, the benefit calculated under the applicable SERP formula is reduced by benefits payable from the GRP.

In conjunction with the decision to freeze benefits under the GRP, it was also decided to make changes to benefits under the SERP. Generally, SERP participants whose SERP benefits were calculated under the pre-1998 GRP formula continue to accrue benefits under the SERP. However, their benefits for credited service after August 1, 2008 are calculated at a rate that is one-third less than the pre-August 1, 2008 rate. Mr. Dickey and Mr. Zidich were affected by this change. Mr. Dickey and Mr. Zidich are eligible for early retirement under the pre-1998 GRP formula that applies to them under the SERP.

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Effective August 1, 2008, SERP participants whose SERP benefits were not calculated under the pre-1998 GRP formula had their SERP benefits frozen such that they ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, such participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index.

SERP benefits are generally paid in the form of a lump sum amount when a participant separates from service or, if later, the date the participant attains age 55, except that payment is accelerated in the event that the Company undergoes a change in control. In order to comply with federal tax laws, certain executives’ SERP benefits cannot be paid within the first six months after their separation from service with the Company. Mr. Dickey and Mr. Zidich are fully vested in their SERP and GRP benefits.

Defined Contribution Retirement Plans

Most of the Company’s employees based in the United States may participate in the 401(k) Plan, which permits eligible participants to make pre-tax contributions and provides for matching and other employer contributions. New participants as well as participants whose benefits have been frozen under the GRP and, if applicable, the SERP, commenced receiving higher matching contributions under the 401(k) Plan. At that time, the matching contribution rate generally increased from 50% of the first 6% of compensation that an employee elects to contribute to the plan to 100% of the first 5% of compensation. During 2015, Ms. Engel and Mr. Payne received matching contributions under the new formula, and Mr. Dickey and Mr. Zidich received matching contributions under the old formula. The Company also makes additional employer contributions to the 401(k) Plan on behalf of certain employees, but none of the NEOs. For purposes of the 401(k) Plan and subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans. Company contributions under the 401(k) Plan vest 25% after one year of service, 50% after two years of service and 100% after three years of service. For these purposes, service with the Company’s former parent is credited. As of the date of this Proxy Statement, Company contributions are 100% vested for Mr. Dickey, Mr. Zidich and Mr. Payne, and 25% vested for Ms. Engel.

Employees in the U.K. may participate in the Newsquest Stakeholder pension plan, a defined contribution scheme, which permits eligible participants to make contributions and provides for employer contributions. Employer contributions vary by eligibility, the highest level of employer contributions is a match of up to 100% of the first 6% of the employee earnings subject to adjustments for qualified earnings. Mr. Walker participates in this plan.

Deferred Compensation Plan

In connection with the separation, the Company and the DCP assumed certain liabilities of the Company’s former parent under its deferred compensation plan, including those relating to the Company’s executives. Each executive who participates in the DCP may elect to defer all or a portion of his or her compensation under the DCP, so long as the minimum deferral is $5,000 for each form of compensation (base salary and bonus) for the year of deferral. The amounts deferred by each executive are vested and will be deemed invested in the fund or funds designated by such executive from the investment options specified under the plan. The DCP is designed for executives resident in the United States; accordingly, Mr. Walker does not participate in the DCP.

The DCP provides company contributions on behalf of certain employees whose benefits under the Company’s 401(k) Plan are capped by Internal Revenue Code rules that limit the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Generally, company contributions to the DCP are calculated by applying the same formula that applies to an employee’s matching and additional employer contributions under the 401(k) Plan to the employee’s compensation in excess of the Internal Revenue Code compensation limit. However, participants are not required to make elective contributions to the DCP to receive an employer contribution under the DCP. Company contributions under the DCP vest 25% after one year of service, 50% after two years of service and 100% after three years of service. Executives who accrue benefits under the SERP, including Mr. Dickey and Mr. Zidich, do not receive company contributions under the DCP. Ms. Engel receives Company contributions under the DCP and is 25% vested in such benefits.

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Amounts that a participant elects to defer into the DCP are generally paid at the time and in the form elected by the participant, provided that if the participant terminates employment before attaining age 55 and completing five years of service, benefits are generally paid in a lump sum amount upon such termination (although for pre-2005 deferrals the Company’s Executive Compensation Committee may pay such deferrals in five annual installments). The DCP permits participants to receive in-service withdrawals of participant contributions for unforeseeable emergencies and certain other circumstances. Prior to when the deferrals are made, a participant may make a special election as to the time and form of payment for benefits that become payable due to the participant’s death or disability if payments have not already commenced, and deferrals will be paid in accordance with such elections under those circumstances. Company contributions to the DCP are generally paid in the form of a lump sum amount when a participant separates from service. The payment of post-2004 company and participant DCP contributions is accelerated in the event that the Company undergoes a change in control.

Change in Control Plans and Arrangements

The Company has adopted, or otherwise has in place, various plans intended to assure that the Company would have the continued dedication of, and the availability of objective advice and counsel from, key executives of the Company notwithstanding the possibility, threat or occurrence of a change in control and such plans are intended to promote the retention and continuity of the executives and certain key executives of the Company.

Transitional Compensation Plan

In connection with the separation, the Company adopted the 2015 Transitional Compensation Plan (“TCP”) similar in many respects to a plan previously implemented by the Company’s former parent. The TCP provides severance pay to participating key executives of the Company in the event the executive is involuntarily terminated without “cause,” or terminates for “good reason” within two years after a change in control of the Company or is terminated in anticipation of a change in control. Mr. Dickey is the only NEO who participates in the TCP.

Following is a summary of several key terms of the TCP:

•	“change in control” means the first to occur of: (1) the acquisition of 20% or more of the Company’s then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities; (2) the Company’s incumbent directors cease to constitute at least a majority of the board of directors of the Company, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent board of directors of the Company; (3) consummation of the Company’s sale in a merger or similar transaction or sale or other disposition of all or substantially all of the Company’s assets; or (4) approval by the Company’s stockholders of the Company’s complete liquidation or dissolution.

•	“cause” means: (1) any material misappropriation of the Company’s funds or property; (2) the executive’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; or (3) conviction of a felony involving moral turpitude.

•	“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of an executive’s duties or responsibilities; (2) a reduction in, or failure to pay timely, the executive’s compensation and/or other benefits or perquisites; (3) the relocation of the executive’s office outside the Washington, D.C. metropolitan area or away from the Company’s headquarters; (4) the failure of the Company or any successor to assume and agree to perform the TCP; or (5) any purported termination of the executive’s employment other than in accordance with the TCP. Any good faith determination of “good reason” made by the executive shall be conclusive.

•	“severance period” means a number of whole months equal to the participant’s months of continuous service with the Company or its affiliates divided by 3.33; provided, however, that in no event shall the participant’s severance period be less than 24 months or more than 36 months, regardless of the participant’s actual length of service. The severance period for Mr. Dickey is 36 months.

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An executive entitled to compensation under the TCP would receive benefits including:

•	Pension. In addition to their vested GRP and SERP benefits, upon their qualifying termination of employment, TCP participants are entitled to a lump sum payment equal to the difference between (1) the amount that would have been paid under the SERP had the executive remained in the employ of the Company for the severance period and received the same level of base salary and bonus which the executive received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, whichever is higher, and (2) the amount payable under the SERP as of the later of the date of the change in control or the termination date, whichever is higher.

•	Payments. Upon a TCP participant’s qualifying termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (i) any unpaid base salary through the date of termination at the higher of the base salary in effect immediately prior to change in control or on the termination date; and (ii) an amount equal to the highest annual bonus paid in the three preceding years which is prorated to reflect the portion of the fiscal year in which the participant was employed prior to termination. Additionally, TCP participants are paid a lump sum cash severance payment equal to the participant’s severance period described above, divided by 12, multiplied by the sum of (1) the executive’s highest base salary during the 12-month period prior to the termination date or, if higher, during the 12-month period prior to the change in control (plus certain other compensation items paid to the participant during the 12-month period prior to the date of termination), and (2) the greater of (a) the highest annual bonus earned by the executive in the three fiscal years immediately prior to the year of the change in control or (b) the highest annual bonus earned by the executive with respect to any fiscal year during the period between the change in control and the date of termination.

•	Medical and Life Insurance. For purposes of determining a TCP participant’s eligibility for retiree life insurance and medical benefits, the participant is considered to have attained the age and service credit that the participant would have attained had the participant remained employed until the end of the severance period. Additionally, each TCP participant receives life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the participant not been terminated.

The Company has notified participants that the TCP will be terminated effective December 31, 2016, at which time participants in the TCP generally will be transitioned to become participants in the CIC Severance Plan described below, but with certain benefits (including severance payment multiples) comparable to those to which the TCP participants were entitled under the TCP.

2015 Change in Control Severance Plan

Following the separation, the Company adopted the 2015 Change in Control Severance Plan (“CIC Severance Plan”) which provides severance pay to participating key executives of the Company in the event the executive is involuntarily terminated without “cause,” or terminates for “good reason” within two years after a “change in control” of the Company, or is terminated in anticipation of a “change in control” of the Company.

Following is a summary of several key terms of the CIC Severance Plan:

•	“change in control” means the first to occur of: (1) the acquisition of 20% or more of the Company’s then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities; (2) the Company’s incumbent directors cease to constitute at least a majority of the board of directors of the Company, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent board of directors of the Company; (3) consummation of the Company’s sale in a merger or similar transaction, or sale or other disposition “of all or substantially all of the Company’s assets; or (4) approval by the Company’s stockholders of the Company’s complete liquidation or dissolution.

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•	“cause” means: (1) the participant’s material misappropriation of the Company’s funds or property; (2) the participant’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; (3) conviction of the participant of a securities law violation or a felony involving moral turpitude; or (4) a finding by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission that the participant has violated any Federal or State securities law.

•	“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) the material diminution of the participant’s duties, authorities or responsibilities from those in effect immediately prior to the change in control; (2) a material reduction in the participant’s base salary or target bonus opportunity as in effect on the date immediately prior to the change in control; (3) the relocation of the participant’s office from the location at which the participant is principally employed immediately prior to the date of the change in control to a location 35 or more miles farther from the participant’s residence immediately prior to the change in control; (4) the failure by the Company to pay any material compensation or benefits due to the participant; (5) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the CIC Severance Plan; or (6) any purported termination of the participant’s employment that is not effected pursuant to a notice of termination satisfying the requirements of the CIC Severance Plan.

If triggered upon a qualifying termination of employment, benefits under the CIC Severance Plan include:

•	Pension. For participants who are “Grandfathered Participants” under the SERP, in addition to their vested Gannett Retirement Plan and SERP benefits, upon their qualifying termination of employment, such CIC Severance Plan participants are entitled to a lump sum payment equal to the difference between (1) the amount that would have been paid under the SERP and Gannett Retirement Plan had the executive remained in the employ of the Company through the third year anniversary of the date of the change in control and received the same level of base salary and bonus which the executive received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, whichever is higher, and (2) the amount payable under the SERP and the Gannett Retirement Plan as of the later of the date of the change in control or the termination date, whichever is higher.

•	Payments. Upon a participant’s qualifying termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (1) any unpaid base salary or bonus through the date of termination; and (2) a prorated annual bonus for the portion of the fiscal year elapsed prior to the termination date in an amount equal to the average annual bonus the participant earned with respect to three fiscal years immediately prior to the fiscal year in which the termination date occurs prorated for the portion of the fiscal year elapsed prior to the termination date. Additionally, participants are paid a lump sum cash severance payment equal to a “multiplier” that is designated for the participant times the sum of (1) the participant’s annual base salary at the highest rate of salary during the 12-month period immediately prior to the termination date or, if higher, during the 12 month period immediately prior to the change in control (in each case, as determined without regard for any reduction for deferred compensation, 401(k) plan contributions and similar items), and (2) the higher of (A) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the change in control occurs; and (B) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the termination occurs. For participants who formerly participated in the TCP immediately prior to commencing participation in this Plan, “multiplier” means three (3), and for other participants the “multiplier” shall be either two (2) or one (1) as assigned to the participant.

•	COBRA benefit. A participant will receive an amount equal to the monthly COBRA cost of the participant’s medical and dental coverage in effect as of the date of termination multiplied by the lesser of (1) 18; or (2) 24 minus the number of full months between the date of the change in control and the date of termination.

Benefits are subject to the participant executing a release and agreeing to certain restrictive covenants.

Ms. Engel, Mr. Zidich and Mr. Walker are participants in the CIC Severance Plan, and each of their “multipliers” (as described above) is two (2). Mr. Zidich is a “Grandfathered Participant” under the Company’s SERP, whereas neither Ms. Engel nor Mr. Walker is a “Grandfathered Participant.”

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Severance Plans and Arrangements upon an Involuntary Termination

Gannett Leadership Team Transition Severance Plan

Under the Gannett Leadership Team Transition Severance Plan, a participant who experiences an involuntary termination of employment without cause in connection with the separation prior to June 29, 2016 would be entitled to a lump sum cash severance payment equal to the product of (a) a severance multiple and (b) the sum of the participant’s annual base salary and annual bonus earned for the most recent fiscal year of the Company’s former parent or the Company, as applicable, preceding the termination (or, if greater, the average annual bonuses earned over the three fiscal years preceding the termination). The severance multiple is one for participants with less than 15 years of service and 1.5 for participants with 15 years or more of service. The severance payment is contingent upon the participant’s execution of a separation agreement containing a release of claims in favor of the Company’s former parent and the Company and their affiliates and covenants restricting the participant’s competition, solicitation of employees and disparagement of the Company and its affiliates. The separation agreement also contains a release of claims by the Company, the Company’s former parent and their affiliates in favor of the participant and a covenant restricting the Company’s disparagement of the participant. In the event that a participant experiences a termination under circumstances that entitles the participant to compensation and benefits under this plan and the TCP, the participant will receive compensation and benefits under the TCP and not under this plan.

Mr. Dickey participates in this severance plan through June 29, 2016.

Executive Severance Plan

Under the Executive Severance Plan, a participant who experiences an involuntary termination of employment without cause is entitled to a lump sum cash severance payment equal to the product of (a) a “severance multiple” and (b) the participant’s annual base salary. The “severance multiple” means (i) with respect to the President and Chief Executive Officer of the Company, three (3); and (ii) with respect to other participants, either two (2) or one (1) as assigned to the participant. Additionally, the participant is entitled to a prorated portion of the participant’s annual bonus for the fiscal year in which the participant is terminated based on actual performance.

The severance payment is contingent upon the participant’s execution of a separation agreement containing a release of claims in favor of the Company and its affiliates and covenants restricting the participant’s competition, disclosure of confidential information, solicitation of employees and disparagement of the Company and its affiliates. The separation agreement also contains a release of claims by the Company, the Company’s former parent and their affiliates in favor of the participant and a covenant restricting the Company’s disparagement of the participant. In the event that a participant experiences a termination under circumstances that entitles the participant to compensation and benefits under the Executive Severance Plan and the TCP or the CIC Severance Plan (collectively, the “Transitional Plans”), the participant shall receive compensation and benefits under the Transitional Plans and not under the Executive Severance Plan.

Ms. Engel, Mr. Zidich, and Mr. Walker are participants in the Executive Severance Plan, and each of their “severance multiples” (as described above) is two (2). Mr. Dickey will participate in this plan beginning June 30, 2016.

Other Compensation Policies

As described above, the Committee has approved a change in its policy relating to vesting of equity awards upon a change in control. For awards granted on or after January 1, 2016, a change in control of the Company will only accelerate full vesting of equity awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control.

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Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to a company’s CEO and its three other most highly compensated executive officers other than the CFO for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Committee may structure certain performance-based compensation, including future Performance Shares and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that is intended to satisfy those requirements. However, the Committee reserves the authority to award non-deductible compensation in circumstances as it deems appropriate. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee met with management to review and discuss the “Compensation Discussion and Analysis” disclosures included in this Proxy Statement. Based on such review and discussion, on February 22, 2016 the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2015 fiscal year, and the Board has approved that recommendation.

Executive Compensation Committee

Donald E. Felsinger, Chair John E. Cody John Jeffry Louis Debra A. Sandler

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As noted in “Compensation Discussion and Analysis” on page 35 of this Proxy Statement, the following table depicts compensation paid to the Company’s NEOs by the Company’s former parent prior to the separation on June 29, 2015 as well as compensation paid to them by the Company following that date.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)		All Other Compensation ($)(4)	Total ($)
Robert J. Dickey	2015	823,058	1,850,000	(6)	2,350,021	758,118		118,057	5,899,254
(President and Chief	2014	675,000	750,000		1,299,989	1,164,316	(3)	105,230	3,994,535
Executive Officer)	2013	675,000	600,000		1,374,995	—		109,240	2,759,235

Alison K. Engel	2015	461,666	675,000	(6)	858,009	—		74,176	2,068,851
(SVP and Chief Financial Officer)

David A. Payne	2015	580,000	415,000		825,025	—		82,193	1,902,218
(Former Chief	2014	565,000	415,000		799,988	—		80,730	1,860,718
Product Officer)	2013	550,000	415,000		827,002	—		81,309	1,873,311

John M. Zidich	2015	548,334	600,000	(6)	590,015	795,858		67,302	2,601,509
(President/US Domestic	2014	445,000	235,000		309,990	729,377	(3)	17,443	1,736,810
Publishing)	2013	445,000	225,000		280,015	—		17,446	967,461

Henry K. Faure Walker	2015	473,990	351,670		450,012	—		172,831	1,448,503
(Chief Executive Officer/Newsquest Media Group) (5)

(1)	Amounts in this column represent the aggregate grant date fair value of Performance Share and RSU awards computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) based on the assumptions set forth in note 11 to the Company’s 2015 audited financial statements. These are not amounts paid to or realized by the NEO. The ASC 718 amounts shown in this column may never be realized by an executive officer. The values of grants of Performance Shares reflected above have been calculated assuming the target level of performance is met, which the Company considers to be the most probable outcome. Assuming grants of Performance Shares were calculated based upon the maximum level of performance, the amounts shown in this column would be for Mr. Dickey: 2015: $3,650,036; 2014: $2,144,986; and 2013: $2,268,746; for Ms. Engel: 2015: $1,087,807; for Mr. Payne: 2015: $1,361,284; 2014: $1,319,978; and 2013: $1,364,548; for Mr. Zidich: 2015: $764,008; 2014: $495,980; and 2013: $476,025; and for Mr. Walker: 2015: $720,029.

(2)	Amounts in this column represent the aggregate increase, if any, of the accumulated benefit liability relating to the NEO under the GRP and the SERP in the applicable fiscal year. Amounts are calculated by comparing values as of the pension plan measurement date used for the Company’s financial statements for the applicable fiscal years. This includes the value of any additional service accrued, the impact of any compensation increases received, the impact of any plan amendments made during the period, and growth attributable to interest, if applicable. The Company uses the same assumptions it uses for financial reporting under generally accepted accounting principles with the exception of retirement age, pre-retirement mortality and probability of terminating employment prior to retirement. The assumed retirement age for the above values is the earliest age at which an executive could retire without any benefit reduction due to age. The above values are calculated assuming each NEO survives to the assumed retirement age. To the extent the assumptions used for reporting changed from the prior year to the current year, the impact is reflected in the above values. For example, during 2013, the accounting discount rates for GRP and SERP reporting increased, which negatively impacted pension values, while in 2014, the accounting discount rates for GRP and SERP reporting decreased, which positively impacted pension values. The 2013 amount shown for Mr. Dickey does not reflect the year over year decrease in the aggregate value of his pension of $25,584.

(3)	A significant portion of the 2014 increase relates to a significant decrease in the annual discount rate (reflecting a year over year decrease in the yields of high quality, fixed income investments as of the end of the fiscal year) required to be used to calculate pension values for proxy reporting purposes (from 4.70% in 2013 to 3.95% in 2014). See footnote 2 above for more detail.

(4)	Amounts for 2015 reported in this column include (i) annual life insurance premiums paid for Mr. Dickey and Mr. Walker in the amounts of $46,063 and $2,222, respectively; (ii) matching contributions to the 401(k) for the NEOs as follows: Mr. Dickey: $7,950; Ms. Engel: $12,857; Mr. Payne: $13,250; and Mr. Zidich: $7,950; (iii) Company contributions to the DCP accounts of Ms. Engel and Mr. Payne in the amounts of $9,833 and $36,500, respectively (for an explanation of these payments, please refer to the discussion of the DCP beginning on page 50 of this Proxy Statement); (iv) premiums paid for supplemental medical coverage for Mr. Dickey and Mr. Walker in the amounts of $13,008 and $1,411, respectively; (v) payments on behalf of each of Mr. Dickey, Mr. Payne, Mr. Zidich and Mr. Walker for a company-provided automobile in the amounts of $13,627, $9,985, $9,284

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and $22,935, respectively; (vi) legal and financial services benefits paid for the benefit of Mr. Dickey and Mr. Payne in the amounts of $20,950 and $6,000, respectively; (vii) Gannett Foundation grants to eligible charities recommended by Mr. Dickey and Mr. Payne of up to $15,000 annually; (viii) premiums paid for travel accident insurance; (ix) a relocation bonus of $50,000 paid to Mr. Zidich upon his relocation and promotion in connection with the separation; (x) reimbursements of certain costs incurred by Ms. Engel and Mr. Walker in connection with their moves to join the Company in the amounts of $34,260 and $87,604, respectively, and related tax gross ups of $17,129 and $58,659, respectively. The NEOs also occasionally receive tickets to sporting events for personal use if the tickets are not needed for business use, for which the Company does not incur incremental costs.

(5)	Compensation for Mr. Walker is paid in British Pounds Sterling. Amounts paid to him have been converted into U.S. dollars at the average exchange rate for 2015 of $1.529 U.S. dollars per Pound Sterling.

(6)	The 2015 amount reported for Mr. Dickey includes a special promotional bonus of $150,000 paid upon consummation of the separation. The 2015 amounts reported for each of Mr. Dickey, Ms. Engel, and Mr. Zidich include special one-time transaction bonuses of $500,000, $150,000, and $150,000, respectively, earned upon consummation of the separation in recognition of their respective efforts in respect of that transaction that was paid as a part of their respective 2015 annual bonuses. Additionally, the 2015 amount reported for Ms. Engel includes a $150,000 sign-on bonus paid to her in 2015 by the Company’s former parent.

GRANTS OF PLAN-BASED AWARDS

The following table reports long-term equity awards that were made to Company’s NEOs during 2015, including Performance Share and RSU awards approved and made by the Company’s former parent prior to the separation and converted into awards denominated in shares of the Company’s common stock in connection with the separation, and special post-separation RSU awards approved and made following the separation, in each case as described in “Compensation Discussion and Analysis” on page 35 of this Proxy Statement.

						All Other
						Stock	Grant
						Awards:	Date Fair
			Estimated Future Payouts			Number	Value of
			Under Equity Incentive			of	Stock
			Plan Awards(2)			Shares	and
	Grant					of Stock	Option
	Date	Approval	Threshold	Target	Maximum	or Units	Awards
Name	(1)	Date(1)	(#)	(#)	(#)	(#)(3)	($)(4)
Robert J. Dickey	1/1/15	12/8/14	46,836	93,672	187,344		1,300,012
	1/1/15	12/8/14				69,054	700,009
	7/28/15	7/28/15				31,362	350,000

Alison K. Engel	1/1/15	12/8/14	8,279	16,558	33,116		229,798
	1/1/15	12/8/14				44,708	453,211
	7/28/15	7/28/15				15,681	175,000

David A. Payne	1/1/15	12/8/14	19,320	38,640	77,280		536,259
	1/1/15	12/8/14				28,486	288,766

John M. Zidich	1/1/15	12/8/14	6,269	12,537	25,074		173,993
	1/1/15	12/8/14				11,445	116,019
	7/28/15	7/28/15				26,882	300,003

Henry K. Faure Walker	1/1/15	12/8/14	9,728	19,456	38,912		270,017
	1/1/15	12/8/14				17,756	179,995

(1)	The Parent Committee approved all awards made prior to the separation on June 29, 2015. The Company’s Committee approved the July 28, 2015 RSU grants. See “Compensation Discussion and Analysis” above for a discussion of the timing of various pay decisions.

(2)	These share numbers represent the threshold, target and maximum number of shares that may be earned under the Performance Share awards granted pursuant to the Performance Share Plan for the 2015-2017 Incentive Period, as adjusted to reflect the impact of the separation. The threshold is 50% of the target number of Performance Shares, and the maximum is 200% of the target number of Performance Shares.

(3)	The RSU grants under the 2015 Plan reported in this column generally vest in four equal annual installments and will be settled on the fourth anniversary of the grant date, at which time each NEO will receive an equivalent number of shares of the Company’s common stock.

(4)	The full grant date fair value was computed in accordance with ASC 718, based on the assumptions set forth in note 11 to the Company’s 2015 audited financial statements. The ASC 718 amounts shown in the table may never be realized by an executive officer. Amounts shown for grants of Performance Shares have been calculated assuming the target level of performance is met.

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ADDITIONAL INFORMATION REGARDING THE SUMMARY COMPENSATION TABLE
AND THE GRANTS OF PLAN-BASED AWARDS TABLE

Letter Agreement with Robert J. Dickey

The Company entered into a letter agreement with Mr. Dickey in connection with his appointment as President and Chief Executive Officer. The letter agreement entitles Mr. Dickey to an annual base salary of $895,000, a target annual bonus of 125% of his annual base salary and an annual long-term incentive compensation opportunity of 300% of his annual base salary. In addition, the letter provided for Mr. Dickey to receive a one-time grant of RSUs under the 2015 Plan with a grant date fair value of approximately $350,000, which awards will vest annually in 25% increments commencing on December 31, 2015, and a promotional cash bonus of $150,000. Mr. Dickey’s letter agreement further provides that he will be eligible to participate in the Company’s 2015 Transitional Compensation Plan (or a successor plan or arrangement under which he would be eligible for a severance payment based on at least the product of (a) 3 multiplied by (b) the sum of his base salary and bonus) and the Company’s Gannett Leadership Team Transition Severance Plan (or a successor plan or arrangement under which he would be eligible for a severance payment based on at least the product of (a) 3 multiplied by (b) his base salary). In addition, upon Mr. Dickey’s retirement, death, full disability or termination other than for “cause,” he will vest 100% (rather than pro-rata) in his long-term incentive awards granted after the date of his letter agreement (with any applicable performance goals determined based on actual results over the full term of the performance period).

Letter Agreement with Alison K. Engel

The Company’s former parent entered into a letter agreement with Ms. Engel setting forth the terms of her employment in connection with her promotion to Senior Vice President and Chief Financial Officer of the Company. The letter agreement entitles Ms. Engel to an annual base salary of $480,000, a target annual bonus of 75% of her annual base salary and an annual long-term incentive compensation opportunity of 150% of her annual base salary. In addition, at the time of her hiring, Ms. Engel received a one-time grant of RSUs of the Company’s former parent with a grant date fair value of approximately $300,000 (which award was converted into RSUs in respect of the Company common stock) and a sign-on cash bonus of $150,000.

Letter Agreement with John M. Zidich

The Company’s former parent entered into a letter agreement with Mr. Zidich setting forth the terms of his employment in connection with his promotion to President of U.S./Domestic Publishing of the Company. The letter agreement entitles Mr. Zidich to an annual base salary of $600,000, a target annual bonus of 75% of his annual base salary and an annual long-term incentive compensation opportunity of 150% of his annual base salary. In addition, Mr. Zidich received a one-time relocation bonus of $50,000 and reimbursement of certain relocation costs.

Employment and Separation Agreement with David A. Payne

The Company’s former parent entered into an employment and separation agreement with Mr. Payne in connection with the separation and distribution, which contemplated that Mr. Payne would remain employed by the Company until January 4, 2016 or such later date to which the parties may subsequently have agreed. The agreement provided that Mr. Payne would serve as Chief Product Officer of the Company, and would be entitled to an annual base salary of $580,000 and a target annual bonus of 75% of his annual base salary. Under the agreement, upon Mr. Payne’s termination of employment, which occurred on January 4, 2016 following his execution of a release of claims, Mr. Payne became entitled to (a) a lump sum cash severance payment equal to $507,500 (representing six months of base salary and half of his target annual bonus), (b) full vesting of any equity awards that would have become vested on or before January 1, 2016 and (c) a full year 2015 annual bonus of no less than 80% of the average of his three most recent annual bonuses as of the termination date. Severance payments to Mr. Payne will be made following the expiration of the six-month period required under Section 409A of the Internal Revenue Code.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the stock options, RSUs and Performance Shares held by the Company’s NEOs that are denominated in shares of Company common stock. The table reflects the conversion of all such awards made by the Company’s former parent prior to the separation into awards denominated in shares of the Company’s common stock in connection with the separation. Information regarding awards denominated in TEGNA shares that were held by the Company’s NEOs is presented in footnote (6) to the table.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options Exerci- sable (#)	Number of Securities Underlying Unexercised Options Unexer- cisable (#)	Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Dickey(6)	19,533		5.28	2/23/2018
	51,276		5.71	2/22/2019
					16,204	(1)	262,667	(1)
					8,588	(2)	139,211	(2)
					75,312	(3)	1,220,808	(3)
									11,324	(4)	183,562	(4)
									93,672	(5)	1,518,423	(5)
Ms. Engel					45,292	(3)	734,183	(3)
									16,558	(5)	268,405	(5)

Mr. Payne(7)					9,746	(1)	157,983	(1)
					5,285	(2)	85,670	(2)
					21,365	(3)	346,327	(3)
									6,969	(4)	112,967	(4)
									38,640	(5)	626,354	(5)

					2,829	(1)	45,858	(1)
Mr. Zidich(6)					2,341	(2)	37,948	(2)
					28,753	(3)	466,086	(3)
									2,493	(4)	40,412	(4)
									12,537	(5)	203,225	(5)
Mr. Walker(6)					1,281	(2)	20,765	(2)
					13,317	(3)	215,869	(3)
									19,456	(5)	315,382	(5)

(1)	These RSUs are scheduled to vest on December 31, 2016. The value of these RSUs is based on the product of the number of RSUs multiplied by $16.21, the closing price of a share of the Company’s common stock on December 24, 2015.

(2)	These RSUs are scheduled to vest on December 31, 2017. The value of these RSUs is based on the product of the number of RSUs multiplied by $16.21, the closing price of a share of the Company’s common stock on December 24, 2015.

(3)	These RSUs are scheduled to vest in equal annual installments on December 31, 2016, December 31, 2017 and December 31, 2018. The value of these RSUs is based on the product of the number of RSUs multiplied by $16.21, the closing price of a share of the Company’s common stock on December 24, 2015.

(4)	These share numbers represent the target Performance Share awards under the Performance Share Plan for the 2014-2016 Incentive Period. If the performance conditions are met, these Performance Shares are eligible to vest on December 31, 2016. The value of these Performance Shares is estimated assuming the target number of Performance Shares is earned and multiplying the target number of Performance Shares by $16.21, the closing price of a share of the Company’s common stock on December 24, 2015.

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(5)	These share numbers represent the target Performance Share awards under the Performance Share Plan for the 2015-2017 Incentive Period. If the performance conditions are met, these Performance Shares are eligible to vest on December 31, 2017. The value of these Performance Shares is estimated assuming the target number of Performance Shares is earned and multiplying the target number of Performance Shares by $16.21, the closing price of a share of the Company’s common stock on December 24, 2015.

(6)	As described elsewhere in this Proxy Statement, pursuant to the Employee Matters Agreement delivered in connection with the separation, equity awards granted by the Company’s former parent prior to 2015 were converted into awards denominated both in the Company’s shares and in TEGNA shares. At the end of the Company’s 2015 fiscal year, NEOs held equity awards denominated in TEGNA shares as shown below in addition to the Company awards identified in the above table. The amounts shown below in respect of the TEGNA Performance Shares for the 2014-2016 Incentive Period are reported assuming that award is earned at the target performance level; the threshold award is 50% of the target Performance Share award, and the maximum award is 200% of the target Performance Share award.

Mr. Dickey:	Vested options to purchase an aggregate of 161,152 TEGNA shares at exercise prices ranging from $12.73 to $26.93 per TEGNA share expiring between February 2016 and February 2019; RSUs scheduled to vest on December 31, 2016 covering 32,407 TEGNA shares; RSUs scheduled to vest on December 31, 2017 covering 17,176 TEGNA shares; and Performance Shares for the 2014-2016 Incentive Period representing 22,648 TEGNA shares assuming the target level of performance for that period is met. The outstanding TEGNA-based RSUs and Performance Shares have an aggregate value of $1,872,950 based on the $25.93 closing price of a TEGNA share on December 24, 2015.

Mr. Zidich:	RSUs scheduled to vest on December 31, 2016 covering 5,657 TEGNA shares; RSUs scheduled to vest on December 31, 2017 covering 4,681 TEGNA shares; and Performance Shares for the 2014-2016 Incentive Period representing 4,985 TEGNA shares assuming the target level of performance for that period is met. These outstanding TEGNA-based RSUs and Performance Shares have an aggregate value of $397,325 based on the $25.93 closing price of a TEGNA share on December 24, 2015.

Mr. Walker:	RSUs scheduled to vest on December 31, 2017 covering 2,561 TEGNA shares. These outstanding TEGNA-based RSUs have an aggregate value of $66,407 based on the $25.93 closing price of a TEGNA share on December 24, 2015.

(7)	In connection with his separation from the Company, Mr. Payne has forfeited all of the unvested awards shown in this table. He similarly forfeited all unvested awards denominated in TEGNA shares that he held prior to his departure.

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OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock options denominated in Company common stock that were exercised by the Company’s NEOs in 2015, and RSUs and Performance Shares denominated in Company common stock that vested in 2015. Information regarding exercise and vesting of equity awards denominated in TEGNA shares in 2015 is presented in footnote (2) to the table.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)(3)	Value Realized on Vesting ($)(4)
Robert J. Dickey	18,556	122,167	78,779	1,231,070
Alison K. Engel	0	0	15,097	245,930
David A. Payne	7,325	85,835	39,871	618,080
John M. Zidich	3,223	11,316	22,401	353,456
Henry K. Faure Walker	0	0	4,439	72,311

(1)	In addition to the amounts shown in the table, certain of the NEOs also exercised TEGNA stock options during 2015, as follows: Mr. Dickey: 17,580 TEGNA shares acquired, realizing approximately $49,085 in value; Mr. Payne: 26,650 TEGNA shares acquired, realizing approximately $388,380 in value; and Mr. Zidich: 15,550 TEGNA shares acquired, realizing approximately $308,080 in value.

(2)	In addition to the amounts shown in the table, certain of the NEOs also vested in RSUs denominated in TEGNA shares on December 31, 2015 and received TEGNA shares in respect of payouts of Performance Shares for the 2013-2015 Incentive Period, which ended December 31, 2015, as follows: Mr. Dickey: 107,350 TEGNA shares acquired, realizing $2,644,056 in value; Mr. Payne: 65,500 TEGNA shares acquired, realizing $1,614,097 in value; and Mr. Zidich: 25,641 TEGNA shares acquired, realizing $633,398 in value.

(3)	These share amounts include Performance Shares that vested based on the results of the 2013-2015 Incentive Period, which ended December 31, 2015, and were paid in shares of the Company’s common stock, as well as RSUs that vested on December 31, 2015. Pursuant to the terms of the applicable award agreements, the portion of the 2015 RSU grants that vested on December 31, 2015 will not be paid out in the form of Company stock until January 2019, assuming continued employment until that date.

(4)	These amounts equal the product of the number of vested RSUs denominated in the Company’s shares multiplied by $16.29, the closing price of a share of the Company’s common stock on December 31, 2015, the vesting date, plus the product of the number of Performance Shares paid out in shares of the Company’s common stock for the 2013-2015 Incentive Period, which ended December 31, 2015, multiplied by $14.89, the closing price of a share of the Company’s common stock on February 1, 2016, the closing price on the share payout date.

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PENSION BENEFITS

The table below shows the actuarial present value as of December 27, 2015 of accumulated benefits payable to certain of the NEOs, including the number of years of service credited to each, who participate in each of the Gannett Retirement Plan, or GRP, and the Gannett Supplemental Retirement Plan, or SERP, in each case determined using assumptions consistent with those used in Parent’s financial statements, except with respect to pre-retirement mortality, probability of turnover prior to retirement and retirement age. The table below reflects an assumed retirement age of 65 for Mr. Dickey and Mr. Zidich with respect to the SERP (with the pension amount taking into account only pay and service earned through December 27, 2015) and an immediate retirement for Mr. Dickey and Mr. Zidich with respect to the GRP. These reflect payment at the earliest point in time at which benefits are available without any reduction for age. Information regarding the GRP and SERP can be found in “Compensation Discussion and Analysis” under the heading “Post-Termination Pay.” Ms. Engel, Mr. Payne, and Mr. Walker have never participated in the GRP or the SERP.

Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert J. Dickey	GRP	18.75(1)	303,150	0
	SERP	26.17	5,496,880	0
John M. Zidich	GRP	30.58(1)	497,408	0
	SERP	38.00	3,891,558	0

(1)	Mr. Dickey and Mr. Zidich have fewer years of credited service under the GRP than under the SERP. As discussed in the description of the GRP beginning on page 49, participants in the GRP ceased accruing credit for additional years of service after the GRP was frozen on August 1, 2008. Mr. Dickey and Mr. Zidich continue to accrue benefits under the SERP at a reduced rate (as described in the discussion of the SERP found in “Compensation Discussion and Analysis” on page 35 of this Proxy Statement) based on actual years of service. The Company does not generally provide additional pension service credit to any executive for years not actually worked.

NON-QUALIFIED DEFERRED COMPENSATION

The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that allows our executives to defer all or a portion of their compensation. Participant contributions that are not treated as if invested in Company stock are generally distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of Company’s stock or cash, at the Company’s election. Effective August 1, 2008, the DCP also provides for Company contributions for certain participants. Information regarding the DCP can be found in “Compensation Discussion and Analysis” under the heading “Post-Termination Pay.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate earnings in Last FY ($)	Aggregate withdrawals/ distributions in Last FY ($)	Aggregate balance at Last FYE ($)
Robert J. Dickey	0	0	0	0	0
Alison K. Engel	0	9,833	0	0	9,833
David A. Payne	0	36,500	12,085	0	181,042
John M. Zidich	0	0	16,040	0	429,003
Henry K. Faure Walker	0	0	0	0	0

(1)	During 2015, the Company made contributions to the DCP on behalf of Ms. Engel and Mr. Payne in an amount equal to 5% of their respective cash compensation that exceeds the Internal Revenue Code limits on the amount of compensation that can be taken into account when calculating benefits under a qualified plan. These Company contributions are initially treated as invested in Company stock (although participants can reallocate the contributions to other designated investment options) and are distributed in cash. The amounts shown in this column reflect the Company contributions made in February 2016 for services provided by Ms. Engel and Mr. Payne in 2015.

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OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Prior to the separation, the Company’s former parent’s employee benefit programs provided its senior executives with post-termination benefits in a variety of circumstances. Pursuant to the Employee Matters Agreement, the Company has generally replicated those post-termination benefits for NEOs and other senior executives, with certain changes described in “Compensation Discussion and Analysis” above under the caption “Post-termination Pay.” The following table generally describes payments the NEOs (other than Mr. Payne) may receive under Company’s post-termination benefits program upon termination under certain scenarios. Benefits separately provided to individual NEOs in accordance with an agreement or other arrangement between the Company and that NEO, including Mr. Payne’s employment and separation agreement, are not identified in the table below, but are described in “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table” on page 58 of this Proxy Statement.

Compensation Element:	Retirement & Voluntary Termination	Death	Disability	Change in Control - Involuntary or Good Reason Termination	Involuntary Termination Without Cause
Pension (GRP and SERP)	Vested portions of GRP benefits are payable at the date of termination; vested SERP benefits are payable at the later of the termination date or the date the NEO reaches age 55.	Vested benefits under the GRP are payable at the date of death; vested SERP benefits are payable at the later of the date of death or the date the NEO would have attained age 55.	Vested benefits under the GRP are payable at the date of termination; vested SERP benefits are payable at the later of the termination date or the date the NEO reaches age 55.	In addition to vested GRP and SERP benefits, a NEO who actively participates in the SERP is entitled to receive a lump sum payment in an amount determined based on the SERP benefits the NEO would have received had the NEO remained employed through the third anniversary of the change in control.	Vested portions of GRP benefits are payable at the date of termination; vested SERP benefits are payable at the later of the termination date or the date the NEO reaches age 55.
Performance Shares	Forfeited unless separation occurs after age 65 (or after attaining at least age 55 with five or more years of service), in which case the NEO generally is entitled to receive, following the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period but only to the extent payable as a consequence of the Company’s performance relative to its TSR Peer Group.	The NEO’s estate is entitled to receive, following the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months the NEO worked during the applicable Incentive Period but only to the extent payable as a consequence of the Company’s performance relative to its TSR Peer Group.	The NEO is entitled to receive, following the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months the NEO worked during the applicable Incentive Period but only to the extent payable as a consequence of the Company’s performance relative to its TSR Peer Group.	Performance Shares awarded in 2015 and earlier immediately vest upon a change in control and payouts are determined based on the Company’s performance relative to its TSR Peer Group for the period prior to the date of the change in control; provided that if the change in control occurs in the first 6 months of an Incentive Period, Performance Shares are paid at target.	Forfeited unless separation occurs after age 65 (or after attaining at least age 55 with five or more years of service), in which case the NEO generally is entitled to receive, following the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period but only to the extent payable as a consequence of the Company’s performance relative to its TSR Peer Group.

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Compensation Element:	Retirement & Voluntary Termination	Death	Disability	Change in Control - Involuntary or Good Reason Termination	Involuntary Termination Without Cause
RSUs	Unvested RSUs are forfeited unless separation occurs after age 65 (or after attaining at least age 55 with five or more years of service), in which case the NEO generally is entitled to receive a prorated number of RSUs based on the number of full months worked during the term of the awards.	The NEO’s estate is generally entitled to receive a prorated number of RSUs based on the number of full months worked during the term of the awards.	The NEO generally is entitled to receive a prorated number of RSUs based on the number of full months worked during the term of the awards.	RSUs granted in 2015 and earlier vest in full upon a change in control.	Unvested RSUs are forfeited unless separation occurs after age 65 (or after attaining at least age 55 with five or more years of service), in which case the NEO generally is entitled to receive a prorated number of RSUs based on the number of full months worked during the term of the awards.
Insurance and Related Benefits	Eligible for insurance and related benefits to the extent provided to similarly situated employees plus, if eligible, executive medical and life insurance benefits.	Family members of NEOs are eligible for insurance and related benefits to the extent provided to similarly situated employees of the deceased NEO, plus, if eligible, executive medical and life insurance benefits.	Disability benefits are provided in accordance with Company disability plans applicable to all employees, but only if the NEO’s condition qualifies him or her for such benefits.	Eligible for insurance and related benefits to the extent provided to similarly situated employees plus, if eligible, executive medical and life insurance benefits. Participants in TCP are also eligible for retiree medical and life insurance service credit and continued medical and life insurance coverage for length of severance period.	Eligible for insurance and related benefits to the extent provided to similarly situated employees plus, if eligible, executive medical and life insurance benefits.
Severance Pay	None	None	None.	Lump sum payment calculated in accordance with the change in control plan in which a NEO participates.	Lump sum payment calculated in accordance with the severance plan in which a NEO participates.

The table below depicts the varying amounts that would have been payable to each NEO (other than Mr. Payne) under the Company’s compensation programs if his or her termination had occurred effective as of December 27, 2015 in each of the circumstances referenced. In presenting this information, amounts earned through December 27, 2015 are referenced, taking into account, where applicable, bonuses paid in 2016 but earned as a result of 2015 performance, and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation, estimates of the amounts which would have been paid out to the executives upon their termination had it occurred on December 27, 2015. The amounts in the table do not include the value of RSUs that vested on December 31, 2015, or the value of Performance Shares for the 2013-2015 Incentive Period that ended on December 31, 2015. Some payments would be automatically delayed or modified if required under Section 409A of the Internal Revenue Code. In addition, receipt of severance benefits generally would be conditioned on the executive signing a separation agreement that includes a release of claims in favor of the Company and its respective affiliates, and agreement to adhere to customary post-employment restrictive covenants.

Amounts paid to Mr. Payne, who terminated service with the Company on January 4, 2016, were paid in accordance with the terms of his employment and separation agreement, described in the “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table” section on page 58 of this Proxy Statement.

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Potential Payments Upon Termination

	Retirement / Voluntary Termination	Death		Disability		Change in Control – Involuntary or Good Reason	Involuntary Termination Without Cause
Robert J. Dickey
Pension Payments	$6,400,398	$6,400,398		$6,400,398		$10,512,779	$6,400,398
Performance Shares(1), (2)	$628,516	$628,516		$628,516		$3,403,970	$628,516
RSUs(3)	$647,889	$647,889		$647,889		$1,622,686	$647,889
Executive Insurance and Related Benefits (4), (5)	$100,000	$3,836,598	(6)	$4,706,170	(7)	$100,000	$100,000
Severance Pay	$0	$0		$0		$8,235,000	$4,117,500
Total	$7,776,803	$11,513,401		$12,382,973		$23,874,435	$11,894,303
Alison K. Engel
Pension Payments	$0	$0		$0		$0	$0
Performance Shares(1)	$0	$89,468		$89,468		$536,810	$0
RSUs	$0	$0		$0		$734,179	$0
Executive Insurance and Related Benefits(4)	$0	$0		$2,539,594	(7)	$0	$0
Severance Pay	$0	$0		$0		$2,010,000	$960,000
Total	$0	$89,468		$2,629,062		$3,280,989	$960,000
Henry K. Faure Walker
Pension Payments	$0	$0		$0		$0	$0
Performance Shares(1), (2)	$0	$105,127		$105,127		$630,764	$0
RSUs(3)	$0	$10,383		$10,383		$236,634	$0
Executive Insurance and Related Benefits(4)	$0	$0		$0		$0	$0
Severance Pay	$0	$0		$0		$1,571,712	$947,980
Total	$0	$115,510		$115,510		$2,439,110	$947,980
John M. Zidich
Pension Payments	$4,938,273	$4,938,273		$4,938,273		$8,088,721	$4,938,273
Performance Shares(1), (2)	$94,683	$94,683		$94,683		$487,273	$94,683
RSUs(3)	$53,367	$53,367		$53,367		$549,767	$53,367
Executive Insurance and Related Benefits(4)	$0	$0		$1,376,435	(7)	$0	$0
Severance Pay	$0	$0		$0		$1,906,667	$1,200,000
Total	$5,086,323	$5,086,323		$6,462,758		$11,032,428	$6,286,323

(1)	The amounts shown represent the value of Performance Shares denominated in the Company’s shares for the 2014-2016 and 2015-2017 Incentive Periods, in each case assuming payout at 100% of the target amount and a per share stock value of $16.21, the closing price of a share of Company stock on December 24, 2015. Except in connection with a change in control of the Company, the payout of these Performance Shares will not occur until after the end of the applicable Incentive Period and will be prorated for service through the end of the Company’s 2015 fiscal year. In connection with a change in control of the Company, had it occurred on December 27, 2015, such event or transaction would have resulted in full vesting and a payout at 200% of the target amount for the grants made on January 1, 2014 for the 2014-2016 Incentive Period and 200% of the target amount for the grants made on January 1, 2015 for the 2015-2017 Incentive Period.

(2)	In addition to the amounts shown in the table, Mr. Dickey and Mr. Zidich hold Performance Share awards denominated in TEGNA shares for the 2014-2016 Incentive Period. Assuming payout at 100% of the target level and a per share stock value of $25.93, the closing price of a share of TEGNA stock on December 24, 2015, the TEGNA Performance Shares have aggregate values of $391,517 and $86,165, respectively, prorated for service through the end of the Company’s 2015 fiscal year. The applicable payout dates for Performance Shares denominated in the TEGNA shares will not occur until after the end of the applicable Incentive Period. In the event of a change in control of the Company or TEGNA, the Performance Share awards denominated in TEGNA shares for the 2014-2016 Incentive Period held by each of Mr. Dickey and Mr. Zidich also would fully vest and be paid out at 200% of the target amount with aggregate values of $1,174,525 and $258,522, respectively, based on the same per share TEGNA stock value on December 24, 2015.

(3)	In addition to the amounts shown in the table, Mr. Dickey, Mr. Zidich, and Mr. Walker hold RSU awards denominated in TEGNA shares, prorated based on service of the executive through the last day of our 2015 fiscal year, with aggregate values of $852,915, $170,723 and $33,216, respectively, based on the closing price of a TEGNA share of $25.93 per share on December 24, 2015; such RSU awards denominated in TEGNA shares will vest in full upon a change in control of either the Company or TEGNA, with aggregate values of $1,285,687, $268,064 and $66,407, respectively, based on the same per share TEGNA stock value on December 24, 2015.

(4)	Amounts shown in this row do not include insurance and related benefits that are available generally to all similarly situated Company employees under plans and arrangements that by their terms do not discriminate in favor of executive officers.

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(5)	Mr. Dickey is eligible to receive certain post-retirement benefits and perquisites: (i) legal and financial counseling services on the same basis as available to an active executive at the time his retirement terminates through April 15 of the year of retirement or the year following retirement; (ii) the ability to purchase the Company-owned car provided to the executive at the time of termination at fair market value; (iii) supplemental medical insurance coverage for the executive and his family; and (iv) generally permitted to recommend Gannett Foundation grants to eligible charities up to $15,000 annually for a period of five years after retirement. If Mr. Dickey were asked to represent the Company at a function or event, he would be provided travel accident insurance. During the first year, it is estimated that that the expected incremental cost to the Company for these post-retirement benefits would be approximately $50,000. Thereafter the expected annual incremental cost to the Company would be approximately $25,000 for Mr. Dickey. The Company reserves the right, in its sole discretion, to amend or terminate the life insurance benefit and the post-retirement perquisites from time to time, provided that any changes with respect to the benefits provided to one executive shall also apply to similarly situated executives. Mr. Dickey participates in the Key Executive Life Insurance Program (KELIP). Under the KELIP, the Company will pay premiums (or make cash payments in lieu of premiums) on individual life insurance policies to be owned by Mr. Dickey, which premiums are expected to range between approximately $30,000—$50,000 in 2016.

(6)	Includes $3,826,598 in death benefits payable under insurance policies maintained by the Company. In addition, the Company would continue to provide supplemental medical insurance coverage for the eligible dependents of Mr. Dickey for the duration of the life of the eligible dependents. The Company estimates annual incremental costs for such supplemental medical insurance coverage benefits to be approximately $10,000 for Mr. Dickey.

(7)	For the first six months of disability, disability benefits are paid at either 100% or 60% of the executive’s pre-disability compensation depending on the length of the executive’s service. After six months, disability benefits are paid at 60% or 50% of the executive’s pre-disability compensation, depending on whether the executive elects to pay for additional coverage. Disability benefits are subject to certain conditions, limitations and offsets, and generally continue for the duration of the disability, but not beyond age 65. For those who become disabled near or after age 65, benefits may continue for a specified time beyond age 65 under the terms of the plan. The amounts set forth above represent the present value of the disability benefit applying the following assumptions: (i) the NEO incurred a qualifying disability on December 27, 2015, and the NEO remains eligible to receive disability benefits for the maximum period provided under the plan; (ii) the disability benefits are reduced by certain offsets provided for under the plan (e.g., a portion of the NEO’s SERP benefits); and (iii) IRS-prescribed mortality and interest rate assumptions are used to calculate the present value of such benefits.

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PROPOSAL 4—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Act we are asking stockholders to approve, on an advisory basis, the compensation of the Company’s NEOs as described in “Compensation Discussion and Analysis” beginning on page 35 of this Proxy Statement and the related executive compensation tables, notes and narrative.

As described in “Compensation Discussion and Analysis,” the Executive Compensation Committee oversees the Company’s executive compensation programs and supports compensation policies that place a heavy emphasis on pay for performance. The Executive Compensation Committee also recognizes the importance of competitive compensation programs that are essential to recruiting and retaining the key executive talent needed to drive stockholder value.

Also, as described in “Compensation Discussion and Analysis,” a significant portion of the decisions regarding the compensation of our NEOs for 2015 were made by the Executive Compensation Committee of the Company’s former parent prior to the separation. Following the separation, the Company’s initial compensation arrangements were governed largely by the terms of the Employee Matters Agreement, which limited the discretion of the Company’s Executive Compensation Committee by, among other items, requiring the Company to establish and maintain, through at least December 31, 2015, retirement benefit and executive severance arrangements with terms substantially the same as those provided by the Company’s former parent prior to the separation. As a result, the Company’s 2015 executive compensation program, at least as an initial matter, remained largely consistent with the executive compensation program in place at the Company’s former parent.

Nevertheless, the Company believes its executive compensation plans, principles and programs, as structured and implemented following the separation, strongly align the interests of its NEOs with those of its stockholders and also permit the Company to attract, retain and motivate talented executives. The Company urges you to read the “Compensation Discussion and Analysis” beginning on page 35 of this Proxy Statement, which describes in more detail the principles that guide the Committee’s compensation decisions and the components of its executive compensation plans and programs, as well as the Summary Compensation Table and other related executive compensation tables, notes and narrative, beginning on page 56 of this Proxy Statement, which provide detailed information on the compensation of our NEOs.

The Board of Directors unanimously recommends that the stockholders of the Company vote FOR adoption of the following resolution:

“RESOLVED, that the stockholders of Gannett Co., Inc. approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, including ‘Compensation Discussion and Analysis,’ the compensation tables and the related discussion.”

While the advisory vote you are being asked to cast is non-binding, the Company’s Executive Compensation Committee and the Board value the views of its stockholders and will take the outcome into account when considering future compensation decisions affecting its NEOs.

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PROPOSAL 5—NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY
VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act, the Company is providing our stockholders with an advisory vote as to the frequency of future advisory stockholder votes on the compensation of NEOs, as disclosed in the Company’s proxy statement pursuant to SEC rules. Specifically, stockholders may express their preference as to whether such advisory votes should be held every one, two or three years (commonly known as “Say on Frequency”). After such initial votes are held, the Dodd-Frank Act requires all public companies to submit to their stockholders no less often than every six years thereafter a proposal on Say on Frequency.

As discussed above, the Board of Directors believes that the current executive compensation programs closely link executive compensation to our financial performance and align the interests of the Company’s executive officers with those of the Company’s stockholders. The Board believes that giving stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of the Company’s NEOs is a good corporate governance practice and is in the best interests of stockholders, because it allows stockholders to provide their input on the Company’s executive compensation philosophy, policies and practices as disclosed in our proxy statement every year.

Although the Board recommends that the Say on Pay proposal be voted on every year, stockholders will be able to specify one of four choices for the Say on Frequency proposal as follows: (i) 1 year, (ii) 2 years, (iii) 3 years or (iv) abstain. Stockholders are not voting to approve or disapprove of the Board’s recommendation of an annual vote on the Say on Pay proposal. Because this vote is advisory and will not be binding on the Board or the Company, the Board may decide that it is in the best interests of stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option most frequently specified by our stockholders.

The Board of Directors unanimously recommends that the stockholders of the Company vote to hold future advisory votes to approve the compensation of the Company’s NEOs on a 1 YEAR frequency.

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DIRECTOR COMPENSATION

The compensation year for non-employee directors begins at each Annual Meeting of Stockholders and ends at the following Annual Meeting of Stockholders. The Outside Director Compensation Program in place as of the separation, and in effect through the Company’s 2015-2016 director compensation year, provided that each non-employee director is entitled to:

•	an annual cash retainer of $100,000, payable quarterly during the compensation year;

•	an additional annual retainer fee of $20,000 to committee chairs (other than the chair of the Executive Committee) and an additional annual retainer fee of $120,000 to the independent Chairman of the Board;

•	an annual equity award in the form of RSUs with a grant date value equal to $125,000, granted on the first day of the director compensation year, which award vests and is eligible for dividend equivalents on the terms generally described below;

•	travel accident insurance of $1,000,000;

•	a match from the Company Foundation of charitable gifts made by directors up to a maximum of $10,000 each year; and

•	a cash deferral opportunity, using mutual fund choices and a Company stock fund.

Subject to the terms and conditions of the award agreement, each RSU granted to a Company director represents the right to receive a share of Company common stock to the extent they become vested. RSUs granted in 2015 vest in equal installments in each of August 1, November 1, February 1 and May 1 following the grant date and will receive dividend equivalents, which are deemed to be reinvested in shares of Company common stock. Once vested, these RSUs and dividend equivalents are held by the Company for the benefit of the director until the director leaves the Board, at which time shares in respect of vested RSUs and dividend equivalents are delivered to the director. RSUs granted in 2015 will fully vest if a non-employee director leaves the Board due to death, disability or the age of service limitations set forth in the Company Bylaws. RSUs also granted in 2015 fully vest and will be paid out upon a change of control of the Company. RSUs granted in 2015 that are not vested on the date the director leaves the Board will be forfeited.

A director compensation year generally commences on the date of the Company’s Annual Meeting of Stockholders and ends on the date of the Company’s following Annual Meeting of Stockholders. The separation was effected on June 29, 2015, causing the 2015-2016 director compensation year to be shorter than a typical director compensation year. Therefore, the amounts described above that are payable to, or on behalf of, each non-employee director of the Company who joined the Board in connection with, or following (in the case of Messrs. Coll and Felsinger), the separation were prorated for the 2015-2016 director compensation year.

Company directors who did not serve on the board of directors of the Company’s former parent immediately prior to the separation received a RSU award in respect of their service on the Company’s Board of Directors having a grant date value equal to the prorated portion of the $125,000 annual equity award amount, based on the number of days that such directors were expected to serve on the Company’s Board of Directors from the date of the separation through the then expected date of the Company’s 2016 Annual Meeting of Stockholders. The number of shares underlying the RSU award was determined based on the average of the volume weighted average per share price of Company common stock on the NYSE during each of the first five full trading days immediately after the separation.

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Company directors who served on the board of directors of the Company’s former parent immediately prior to the separation did not receive a new RSU award in respect of the 2015-2016 director compensation year at the effective time of the separation. Instead, the RSU award they received as a board member of the Company’s former parent with respect to the 2015-2016 director compensation year was converted into an award denominated in shares of Company common stock, with the number of shares subject to the award adjusted in a manner intended to preserve the aggregate intrinsic value of the original TEGNA RSU award as measured immediately before and immediately after the separation. Additionally, Company directors who served on the board of directors of the Company’s former parent immediately prior to the separation did not receive cash retainer fees from the Company to the extent such fees were duplicative of the fees received for service with the Company’s former parent prior to the separation.

Company directors may elect to defer their cash fees under the Company Deferred Compensation Plan, which provides for the same investment choices, including mutual funds and a Company stock fund, made available to other Company Deferred Compensation Plan participants.

The Company encourages directors to own, directly, beneficially, or through the Company’s Deferred Compensation Plan, a number of shares having an aggregate value of at least three times the value of the director’s cash retainer. Directors are expected to hold all shares received from the Company as compensation until they meet their stock ownership guideline.

The below table shows the compensation paid to Company non-employee directors for their service on the Board during the 2015 fiscal year ending on December 27, 2015. Robert J. Dickey received no separate compensation for service as a director and therefore is not included in the following table. Additionally, Gracia C. Martore, the President and Chief Executive Officer of the Company’s former parent, and Todd A. Mayman, the Executive Vice President, Chief Legal and Administrative Officer of the Company’s former parent, served on the Board prior to the separation. Each of Ms. Martore and Mr. Mayman resigned from the Board immediately prior to the separation being effected, and neither received any separate consideration for their service on the Board. For Messrs. Cody, Louis and Prophet, the fees earned or paid in cash include amounts paid to each of them in respect of service on the board of the Company’s former parent from January 1, 2015 through June 28, 2015. In addition, for these three directors, amounts reported in the stock awards column reflect the grant date fair value of the stock awards made to them by the Company’s former parent in May 2015, which awards were converted into awards denominated in shares of the Company’s stock in connection with the separation, with the number of shares subject to each award adjusted in a manner intended to preserve the aggregate intrinsic value of the original award as measured immediately before and immediately after the separation, subject to rounding.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
John Jeffry Louis	132,247	125,010	—	10,000	267,257
John E. Cody(3)	109,167	125,010	27,714	—	261,891
Stephen W. Coll	43,927	96,604	—	10,000	150,531
Donald E. Felsinger(3)	32,005	75,299	298	10,000	117,602
Lila Ibrahim	51,872	106,495	—	10,000	168,367
Lawrence S. Kramer(4)	51,872	106,495	—	10,000	168,367
Tony A. Prophet(3)	77,041	125,010	26,883	5,000	233,934
Debra A. Sandler	62,247	106,495	—	10,000	178,742
Chloe R. Sladden	51,872	106,495	—	4,000	162,367

(1)	Amounts shown in these columns reflect the compensation paid to each director in 2015 based upon the form in which the director elected to receive his or her retainer fees and long-term award during 2015. For Messrs. Louis, Cody and Prophet, reported amounts include director compensation paid to them by the Company’s former parent for the period prior to the separation. Amounts in the stock awards and options awards columns represent the aggregate grant date fair value of RSU awards computed in accordance with ASC 718 based on the assumptions set forth in note 11 to the Company’s 2015 audited financial statements.

(2)	Represents charitable gifts matched by the Gannett Foundation pursuant to the GannettMatch program. The GannettMatch program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. Gifts must be made to eligible organizations, including tax exempt charitable organizations, tax exempt hospitals or medical centers, and tax exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the U.S. and its territories.

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(3)	During 2015, Mr. Felsinger deferred $23,704 of the fees he received in the form of cash and invested those amounts in the Company stock fund of the DCP. In addition, each of Messrs. Cody and Prophet deferred $40,000 and $77,041, respectively, of the fees earned in the form of cash, which deferred amounts include deferrals of $10,000 and $16,667, respectively, of the fees earned in the form of cash for service on the board of the Company’s former parent during 2015 prior to the separation.

(4)	In addition to the compensation he received for service on the Board of Directors following the separation that is reported in the table, Mr. Kramer participated in the compensation programs of the Company’s former parent through the term of his employment. In addition, as required pursuant to the Employee Matters Agreement, the Company assumed and satisfied the severance arrangements established between the Company’s former parent and Mr. Kramer in connection with his separation from service to join the Board in connection with separation, as described more fully below.

Termination Benefits Agreement and Agreement and Release with Lawrence Kramer

Prior to the separation, Mr. Kramer served with the Company’s former parent as President and Publisher of USA Today. Pursuant to a Termination Benefits Agreement, and an accompanying Agreement and Release, each between Mr. Kramer and the Company’s former parent (collectively, the “separation agreements”), Mr. Kramer’s employment with the Company’s former parent was terminated and he became one of the Company’s non-employee directors immediately prior to the separation. The termination of employment with the Company’s former parent was treated as a termination for good reason. The separation agreements provided that Mr. Kramer was entitled to receive (a) a lump sum cash severance payment equal to $930,000 (representing one year of base salary and an annual bonus for 2015), (b) full vesting of his RSU award dated May 14, 2012, and (c) prorated vesting of his other RSU and Performance Share grants. The foregoing severance benefits were subject to Mr. Kramer’s execution of a release of claims and compliance with the restrictive covenants included in the Termination Benefits Agreement. The separation agreements were assigned to, and assumed by, the Company in accordance with the Employee Matters Agreement and Mr. Kramer’s severance benefits were paid to him in January 2016.

OUTSTANDING DIRECTOR EQUITY AWARDS
AT FISCAL YEAR-END

Name	Restricted Stock Awards & RSU Awards (vested/unvested) (#)	Stock Option Awards (#) (exercisable/ unexercisable)
John Jeffry Louis(1)	12,670/6,232	0/977
John E. Cody(1)	10,149/6,232	9,451/0
Stephen W. Coll	3,629/3,629	0
Donald E. Felsinger	1,731/3,462	0
Lila Ibrahim	4,042/4,043	0
Lawrence S. Kramer(1), (2)	4,042/4,043	0
Tony A. Prophet(1)	8,645/5,933	0
Debra A. Sandler	4,042/4,043	0
Chloe R. Sladden	4,042/4,043	0

(1)	As described elsewhere in this Proxy Statement, pursuant to the Employee Matters Agreement delivered in connection with the separation, equity awards granted by the Company’s former parent prior to 2015 were converted into awards denominated both in our shares and in TEGNA shares. At the end of our 2015 fiscal year, those persons who previously served as officers and/or directors of the Company’s former parent and that now serve on the Board of Directors of the Company held certain equity awards denominated in TEGNA shares identified below in addition to the Company awards identified in the above table. Awards held by Mr. Dickey that are denominated in TEGNA shares are identified in the notes to the “Outstanding Equity Awards at Fiscal Year-End” table included on page 59 of this Proxy Statement.

Mr. Louis:	Vested options to purchase an aggregate of 55,015 TEGNA shares at exercise prices ranging from $11.80 to $24.28 per TEGNA share expiring between 2016 and 2021; and RSUs covering 2,112 TEGNA shares.

Mr. Cody:	Vested options to purchase an aggregate of 18,904 TEGNA shares at exercise prices ranging from $11.80 to $17.37 per TEGNA share expiring between 2019 and 2021; and RSUs covering 9,790 TEGNA shares.

Mr. Prophet:	RSUs covering 8,483 TEGNA shares.

(2)	In addition to the amounts shown in the table, Mr. Kramer holds Performance Shares for the 2014-2016 Incentive Period that are denominated in the Company’s shares and in shares of the Company’s former parent, as well as Performance Shares for the 2015-2017 Incentive Period that are denominated solely in the Company’s shares. Assuming that the target level of performance is met for each period, Mr. Kramer would receive 3,678 Company shares and 7,356 TEGNA shares for the 2014-2016 Incentive Period, and 7,741 Company shares for the 2015-2017 Incentive Period. The threshold level of performance would result in his receipt of 50% of such numbers of shares, and the maximum level of performance would result in his receipt of 200% of such numbers of shares.

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EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of the Company’s 2015 fiscal year for (i) compensation plans previously approved by the Company’s stockholders and (ii) compensation plans not previously approved by the Company’s stockholders: (1) the number of securities to be issued upon the exercise of outstanding stock options, warrants and rights; (2) the weighted-average exercise price of such outstanding stock options, warrants and rights; and (3) other than securities to be issued upon the exercise of such outstanding stock options, warrants and rights, the number of securities remaining available for future issuance under the plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	5,355,962	$5.5786 (2)	5,644,038
Equity compensation plans not approved by stockholders(3)	31,226		468,774
Total	5,387,188		6,112,812

(1)	The equity compensation plan approved by the Company’s stockholders is the 2015 Plan. The number in column (a) includes 411,883 shares subject to outstanding stock options 3,009,593 shares subject to outstanding unvested RSU grants and 1,934,486 shares subject to outstanding unvested Performance Share awards. The number of shares subject to outstanding unvested Performance Share awards assumes the maximum number of Performance Shares are issued upon vesting. The actual number of Performance Shares issued could be zero to 200% of the target number of Performance Shares underlying unvested awards. Assuming the target number of Performance Shares are issued, the number of shares subject to unvested Performance Share awards would be 967,243 and 6,611,281 shares would remain available for future issuance under the Company’s 2015 Plan.

(2)	Represents the weighted-average exercise price of the outstanding stock options under the 2015 Plan as adjusted in connection with the separation.

(3)	The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that provides benefits to directors and key executives of the Company. The DCP has not been approved by the Company’s stockholders. The amounts elected to be deferred by each participant are credited to such participant’s account in the DCP, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s stock are distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. However, deferrals by directors of restricted stock grants are required to be distributed in stock under the terms of the DCP. The number in column (a) represents the number of shares credited to participants’ accounts in the DCP. The DCP does not currently include any shares to be issued upon the exercise of outstanding stock options, warrants and rights as a result of deferrals of grants made under the Omnibus Plan. The table above does not include any shares that may in the future be credited to participants’ accounts in the DCP as a result of salary deferrals or transfers of other funds held in the plan. Participants in the DCP are general unsecured creditors of the Company with respect to their benefits under the plan.

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SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

The information presented below regarding beneficial ownership of common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right, including through the settlement of vested RSUs in shares of common stock.

The following table presents, as of March 1, 2016, information based on the Company’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each director and each nominee to the Board of Directors, the Company’s NEOs in 2015, and all directors and executive officers of the Company as a group. None of the shares owned by the Company’s directors or executive officers were pledged.

Name of Beneficial Owner(1)	Shares Owned	Percent of Class
Capital International Investors(2)	11,648,445	10.0%
The Vanguard Group(3)	9,699,606	8.4%
NewSouth Capital Management, Inc.(4)	8,968,928	7.8%
BlackRock, Inc.(5)	8,575,157	7.4%
Vanguard Fiduciary Trust Company(6)	6,078,969	5.27%
Robert J. Dickey	160,481	*
Alison K. Engel	16,346	*
David A. Payne	13,682	*
John M. Zidich	18,923	*
Henry K. Faure Walker	4,439	*
John Jeffry Louis	216,723	*
John E. Cody	28,241	*
Stephen W. Coll	7,258	*
Donald E. Felsinger	5,193	*
Lila Ibrahim	8,085	*
Lawrence S. Kramer	36,802	*
Tony A. Prophet	15,578	*
Debra A. Sandler	8,085	*
Chloe R. Sladden	8,085	*
All directors and executive officers as a group (22 persons including those named above)	586,170	*

*	Less than one percent.

(1)	The following shares of common stock are included in the table because they may be acquired pursuant to stock options exercisable by May 1, 2016: Mr. Dickey-70,809; Mr. Louis-977; Mr. Cody-9,451; and all directors and executive officers as a group-81,237. The following shares of common stock are included in the table because they may be acquired upon settlement of RSUs that have vested or will vest by May 1, 2016: Mr. Dickey-25,103; Ms. Engel-15,096; Mr. Payne-7,121; Mr. Zidich-9,581; Mr. Walker-4,439; Mr. Louis-10,335; Mr. Cody-10,335; Mr. Coll-7,258; Mr. Felsinger-5,193; Ms. Ibrahim-8,085; Mr. Kramer-8,085; Mr. Prophet-10,335; Ms. Sandler-8,085; Ms. Sladden-8,085; and all directors and executive officers as a group-158,967. The shares reported in the table do not include shares owned by the Gannett Retirement Plan Trust. The shares reported in the table also do not include investments held through the DCP by certain of the Company’s directors and executive officers that, as of March 1, 2016, were deemed to be credited in the following number of shares of the Company’s stock: Ms. Engel-660; Mr. Payne-4,607; Mr. Cody-4,592; Mr. Felsinger-2,227; and Mr. Prophet-4,455.

(2)	Based upon information as of December 31, 2015, contained in a Schedule 13G/A filed with the SEC on February 12, 2016 by Capital International Investors, reporting, in the aggregate, sole voting power over 10,877,790 and sole dispositive power over 11,648,445 shares. The address for Capital International Investors is 11100 Santa Monica Boulevard, 16th Floor,
Los Angeles, CA 90025.

(3)	Based upon information as of December 31, 2015, contained in a Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group, Inc., reporting, in the aggregate, sole voting power over 82,056 shares, shared voting power over 36,100 shares, sole dispositive power over 9,588,050 shares, and shared dispositive power over 111,556 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

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(4)	Based upon information as of December 31, 2015, contained in a Schedule 13G filed with the SEC on February 12, 2016 by NewSouth Capital Management, Inc., reporting, in the aggregate, sole voting power over 6,178,792 shares and sole dispositive power over 8,968,928 shares. The address for NewSouth Capital Management, Inc. is 999 S. Shady Grove Rd. Suite 501, Memphis, TN 38120.

(5)	Based upon information as of December 31, 2015, contained in a Schedule 13G filed with the SEC on February 9, 2016 by BlackRock, Inc., reporting, in the aggregate, sole voting power over 8,575,157 shares and sole dispositive power over 8,575,157 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)	Based upon information as of December 31, 2015, contained in a Schedule 13G filed with the SEC on February 9, 2016 by Vanguard Fiduciary Trust Company, in its capacity as trustee for certain employee benefit plan(s) reporting, in the aggregate, shared voting power over 6,078,969 shares and shared dispositive power over 6,078,969 shares. The address for Vanguard Fiduciary Trust Company is 500 Admiral Nelson Blvd., Malvern, PA 19355.

COST OF SOLICITING PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that its executive officers and directors complied on a timely basis with all Section 16(a) filing requirements applicable to them during 2015.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Executive Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

March 23, 2016

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Annex A

Gannett Co., Inc.

2015 Omnibus Incentive Compensation Plan

i

Gannett Co., Inc.

2015 Omnibus Incentive Compensation Plan

Introduction

In 2015, Gannett Co., Inc. separated its digital/broadcast and publishing businesses into two separate publicly traded companies. The separation occurred when Gannett Co., Inc. contributed its publishing businesses to a newly formed subsidiary, Gannett SpinCo, Inc., and distributed the stock of Gannett SpinCo, Inc. to its shareholders (the “Spin-off”). In connection with the Spin-off, Gannett SpinCo, Inc. was renamed “Gannett Co., Inc.” (the “Company”). The entity formerly known as Gannett Co., Inc. was renamed TEGNA Inc. (the “Predecessor Company”) and continues the digital/broadcast businesses.

Awards under this Plan include awards granted to employees and directors of the Predecessor Company or its affiliates under the Predecessor Company’s 2001 Omnibus Incentive Compensation Plan that have been converted in connection with the Spin-off to awards under this Plan (the “Adjusted Awards”). The terms of such conversion are generally specified in that certain Employee Matters Agreement by and between the Company and Predecessor Company dated June 26, 2015 (the “Employee Matters Agreement”). Notwithstanding any other provision of this Plan or the Predecessor Plan (as defined below), no Participant shall be entitled to duplicate benefits under both such Plans with respect to the same period of service or compensation.

Article 1.          Establishment, Objectives, Duration and Service Credit

1.1          Establishment of the Plan. The Company, a Delaware corporation, hereby adopts this Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, and Cash-Based Awards. Subject to approval by the Company’s stockholders, the Plan shall become effective as of June 29, 2015 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2          Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders, to provide Participants with an incentive for excellence in individual performance, and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company and its Affiliates in their ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in that success.

1.3          Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 16 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an

Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date.

1.4          Service Credit. For each Employee who is employed immediately following the Effective Date by the Company or an Affiliate and each “Former SpinCo Group Employee” (as defined in the Employee Matters Agreement), service shall be recognized with the Predecessor Company or any of its subsidiaries or predecessor entities at or before the Effective Date, to the same extent that such service was recognized by the Predecessor Company under the Predecessor Plan prior to the Effective Date as if such service had been performed for the Company for purposes of eligibility, vesting and determination of level of benefits under this Plan.

Article 2.          Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1          “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2          “Adjusted Award” means Awards granted under the Predecessor Plan that are converted into Awards in respect of Shares pursuant to the Employee Matters Agreement.

2.3          “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, or Cash-Based Awards, and including Adjusted Awards and Substitute Awards.

2.4          “Award Agreement” means a written or electronic agreement entered into by the Company and each Participant or a written or electronic statement issued by the Company to a Participant, which in either case sets forth the terms and provisions applicable to Awards granted under this Plan.

2.5          “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6          “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7          “Cash-Based Award” means an Award granted to a Participant whose value is denominated in cash as described in Article 9 hereof.

2.8          “Change in Control” means the first to occur of the following:

(a)          the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or

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(ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates, or (D) any acquisition pursuant to a transaction that complies with (c)(i), (c)(ii) and (c)(iii) below;

(b)          individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)          consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or entity resulting

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from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)          approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to a Section 409A Award, the Committee may specify that the definition of Change in Control must also constitute an event that is a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

2.9          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.10          “Committee” means any committee appointed by the Board to administer Awards to Employees or Directors, as specified in Article 3 hereof.

2.11          “Company” means Gannett Co., Inc., a Delaware corporation and any successor thereto as provided in Article 18 hereof.

2.12          “Covered Employee” means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute, or a Participant who is designated by the Committee to be treated as a “covered employee”.

2.13          “Director” means any individual who is a member of the Board of Directors of the Company; provided, however, that any Director who is employed by the Company shall be considered an Employee under the Plan.

2.14          “Disability” shall have the meaning ascribed to such term in the Award Agreement. If no such definition is provided in the Award Agreement, “Disability” shall mean a medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than six months if such disabling condition renders the person unable to perform the material and substantial duties of his or her occupation. With respect to Section 409A Awards that become payable upon a disability, such disability must also qualify as a disability within the meaning of Treasury Regulation 1.409A-3(i)(4).

2.15          “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.16          “Employee” means any employee of the Company or its Subsidiaries or Affiliates.

2.17          “Employee Matters Agreement” means the Employee Matters Agreement by and between the Company and Predecessor Company dated June 26, 2015.

2.18          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

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2.19          “Fair Market Value” as of any date and in respect of any Share means the then most recent closing price of a Share, provided that, if Shares shall not have been traded on the New York Stock Exchange for more than 10 days immediately preceding such date or if deemed appropriate by the Committee for any other reason, the fair market value of Shares shall be as determined by the Committee in such other manner as it may deem appropriate, provided that such valuation is consistent with the requirements of Section 409A. In no event shall the fair market value of any Share be less than its par value.

2.20          “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 hereof.

2.21          “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 hereof and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422. To the extent that an option is granted that is intended to meet the requirements of Code Section 422, but fails to meet such requirements, the option will be treated as a NQSO.

2.22          “Insider” shall mean an individual who is, on the relevant date, an executive officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.23          “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 hereof and that is not intended to be treated as an Incentive Stock Option, or that otherwise does not meet such requirements.

2.24          “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 hereof.

2.25          “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.26          “Participant” means an Employee or Director who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

2.27          “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.28          “Performance Share” means an Award granted to a Participant whose value is denominated in Shares and is earned by satisfaction of specified performance goals and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

2.29          “Performance Unit” means an Award granted to a Participant whose value is specified by the Committee and is earned by satisfaction of specified performance goals and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

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2.30          “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is not permitted (e.g., based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, pursuant to the Restricted Stock Award Agreement, as provided in Article 8 hereof.

2.31          “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.32          “Predecessor Company” means TEGNA Inc., formerly named Gannett Co. Inc. prior to the Effective Date.

2.33          “Predecessor Plan” means the Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan, as maintained by the Predecessor Company prior to the Effective Date of this Plan.

2.34          “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 hereof.

2.35          “Restricted Stock Units” means an Award granted to a Participant whose value is denominated in Shares and is earned by satisfaction of specified service requirements and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

2.36          “Retirement” means a termination of employment after attaining age 55 and completing 5 years of service or such other definition set forth in an Award Agreement.

2.37          “Section 409A” means Code Section 409A and the regulations and other guidance issued thereunder.

2.38          “Section 409A Award” means an Award that is subject to the requirements of Section 409A.

2.39          “Shares” means the Company’s common stock, par value $1.00 per share.

2.40          “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 hereof.

2.41          “Stock Award” means an Award of Shares granted to a Participant pursuant to Section 8.7 hereof.

2.42          “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company directly or indirectly has a majority voting interest.

2.43          “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity (i) all or a portion

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of the assets or equity of which is acquired by the Company or (ii) with which the Company merges or otherwise combines.

2.44          “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 hereof, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3.          Administration

3.1          General. Subject to the terms and conditions of the Plan, the Plan shall be administered by the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall have the authority to delegate administrative duties to officers of the Company.

3.2          Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein (including, with respect to Section 409A Awards, the requirements of Section 409A), the Committee shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that it deems necessary or advisable for the administration of the Plan. As permitted by law and the terms of the Plan, the Committee may delegate its authority herein. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award granted hereunder.

3.3          Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries, unless changed by the Board.

Article 4.          Shares Subject to the Plan and Maximum Awards; Adjusted and Substituted Awards

4.1          Number of Shares Available for Grants; Share Counting and Reacquired Shares. Subject to Sections 4.2 and 4.4, the number of Shares reserved for issuance to Participants under this Plan is eleven million (11,000,000). Shares issued under the Plan may be authorized but unissued shares or treasury shares.

For purposes of counting the number of Shares available for Awards under the Plan, the full number of shares of the Company’s common stock covered by Freestanding SARs shall be counted against the number of Shares available for Awards (i.e., not the net Shares issued in satisfaction of a Freestanding SAR Award); provided, however, that Freestanding SARs that may be settled in cash only shall not be so counted. Additionally, if an Option

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may be settled by issuing net Shares (i.e., withholding a number of Shares equal to the exercise price), the full number of shares of the Company’s common stock covered by the Option shall be counted against the number of Shares available for Awards, not the net Shares issued in satisfaction of an Option. If any Award (a) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, or (b) results in any Shares not being issued (including as a result of any Award that was settleable either in cash or in stock actually being settled in cash), the unissued Shares covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code. The following Shares shall not be added back to the number of Shares available for the future grant of Awards: (i) shares of the Company’s common stock tendered to the Company by a Participant to (A) purchase shares of the Company’s common stock upon the exercise of an Award, or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation); and (ii) shares of the Company’s common stock repurchased by the Company on the open market using the proceeds from the exercise of an Award. Subject to the foregoing, the Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan.

The maximum number of Shares which may be issued under Incentive Stock Options granted under the Plan is five million (5,000,000).

The maximum number of Shares for which Awards may be granted under this Plan to any non-employee Director in any calendar year shall be fifty thousand (50,000) Shares. For the avoidance of doubt, the foregoing limitation shall not apply to cash-based director fees that the non-employee Director elects to receive in the form of Shares or Share equivalents equal in value to such cash-based Director fees pursuant to another plan or policy of the Company.

The following rules shall apply to grants of Awards under the Plan:

(a)	Stock Options: The maximum aggregate number of Shares that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one Participant shall be one million (1,000,000).

(b)	SARs: The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one Participant shall be one million (1,000,000).

(c)	Restricted Stock/Stock Awards: The maximum aggregate grant of Shares with respect to Awards of Restricted Stock or Stock Awards granted in any one fiscal year to any one Participant shall be five hundred thousand (500,000).

(d)	Restricted Stock Units, Performance Shares, Performance Units and Cash-Based Awards: The maximum aggregate grant with respect to Awards of Performance Shares or Restricted Stock Units made in any one fiscal year to any one Participant shall be equal to five hundred thousand (500,000) Shares; and the

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maximum aggregate amount awarded with respect to Cash-Based Awards or Performance Units to any one Participant in any one fiscal year may not exceed ten million dollars ($10,000,000).

4.2          Adjustments in Authorized Shares. Upon a change in corporate capitalization, such as a stock split, stock dividend or a corporate transaction, such as any merger, consolidation, combination, exchange of shares or the like, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Committee shall make an appropriate adjustment in the number and class of Shares that may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

4.3          Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, with respect to Awards that are intended to comply with the requirements of the Performance-Based Exception, no such adjustment shall be authorized to the extent that such adjustment would be inconsistent with the Award’s satisfaction of the Performance-Based Exception.

4.4          Adjusted and Substitute Awards.

(a)	Notwithstanding any terms or conditions of the Plan to the contrary, (i) Substitute Awards may have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of service, as the awards that they replace, as determined by the Committee in its sole discretion, and (ii) Adjusted Awards shall have terms consistent with those set forth in the Employee Matters Agreement, which generally provide the Adjusted Awards will have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of Service, as the awards that they replace which were granted under the Predecessor Plan.

(b)	The recipient or holder of a Substitute Award or an Adjusted Award shall be an eligible Participant hereunder even if not an Employee or Director with respect to the Company or an Affiliate.

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(c)	In the case of a Substitute Award, the date of grant may be treated as the effective date of the grant of such Award under the original plan under which the award was authorized, and in the case of an Adjusted Award, the date of grant shall be the effective date of the grant under the Predecessor Plan.

(d)	The per share exercise price of an Option that is a Substitute Award or Adjusted Award may be less than 100% of the Fair Market Value of a Share on the date of grant, provided that such substitution or adjustment complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange and Section 409A or Section 424 of the Code, as applicable. The per share exercise price of a Freestanding SAR that is a Substitute Award or an Adjusted Award may be less than 100% of the Fair Market Value of a Share on the date of grant, provided that such substitution or adjustment complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange and Section 409A, as applicable.

(e)	Anything to the contrary in this Plan notwithstanding, any Shares underlying Substitute Awards or Adjusted Awards shall not be counted against the limits set forth in Section 4.1(a)-(d). Anything to the contrary in this Plan notwithstanding, any Shares underlying Substitute Awards shall not be counted against the number of Shares authorized for issuance or the maximum number of Shares which may be issued under Incentive Stock Options, and the lapse, expiration, termination, forfeiture or cancellation of any Substitute Award without the issuance of Shares or payment of cash thereunder shall not result in an increase the number of Shares available for issuance under the Plan. For the avoidance of doubt, Adjusted Awards shall be treated as Awards generally (and not as Substitute Awards) for purposes of the preceding sentence.

Article 5.          Eligibility and Participation

5.1          Eligibility. Persons eligible to participate in this Plan include all Employees and Directors.

5.2          Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

5.3          Newly Eligible Employees. The Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any Employee who becomes eligible to participate in the Plan after the commencement of an award or incentive period.

5.4          Leaves of Absence. The Committee shall be entitled to make such rules, regulations, and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine: (a) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan;

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and (b) the impact, if any, of such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence. Notwithstanding the foregoing, with respect to any Section 409A Award, all leaves of absences and determinations of terminations of employment must be construed and interpreted consistent with the requirements of Section 409A and the definition of “separation from service” thereunder.

Article 6.          Stock Options

6.1          Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Notwithstanding the foregoing, Incentive Stock Options may only be granted to Employees of Gannett Co., Inc. or its Affiliates or Subsidiaries; provided that the Affiliate or Subsidiary is a type of entity whose employees can receive such options under Code Sections 422 and 424.

6.2          Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan.

6.3          Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee; provided, however, the per-share exercise price shall not be less than 100 percent of the Fair Market Value of the Shares on the date the Option is granted.

6.4          Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided that the Option must expire on or before the date that is the tenth anniversary of the date of grant.

6.5          Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6          Payment. Options granted under this Article 6 shall be exercised by the delivery of a written, electronic or telephonic notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or (c) by a combination of (a) and (b); or (d) any other method approved by the Committee in its sole discretion. The tendering of previously acquired shares may be done through attestation. No fractional shares may be tendered or accepted in payment of the Option Price.

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Cashless exercises are permitted pursuant to Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7          Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8          Nontransferability of Options.

(a)	Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b)	Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant or such Participant’s legal representative.

6.9          Restriction on Cash Buyouts of Underwater Options. The Company may not purchase, cancel or buy out an underwater Option in exchange for cash without first obtaining Shareholder approval.

6.10        Service Requirement for Options that Vest Solely Based on Service. Options granted to Employees that vest solely based on service will be subject to a minimum vesting period requiring at least one year of service; provided that the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year: (i) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (ii) in connection with a Change in Control in which the Option is not continued or assumed (e.g., the Option is not equitably converted or substituted for an option of the successor company); (iii) for grants made in connection with an acquisition by the Company or its Subsidiaries or Affiliates in

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substitution for pre-existing awards; (iv) for new hire inducement awards or off-cycle awards; or (v) to comply with contractual rights in effect on the Effective Date.

Article 7.          Stock Appreciation Rights

7.1          Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall not be less than the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2          SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3          Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that the SAR must expire on or before the date that is the tenth anniversary of the date of grant.

7.4          Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.5          Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

7.6          Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the grant price; by

(b)	The number of Shares with respect to which the SAR is exercised.

In the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof, or in any other manner approved by the Committee. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

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7.7          Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or such Participant’s legal representative.

7.8          Restriction on Cash Buyouts of Underwater SARs. The Company may not purchase, cancel or buy out an underwater SAR in exchange for cash without first obtaining Shareholder approval.

7.9          Service Requirement for SARs that Vest Solely Based on Service. SARs granted to Employees that vest solely based on service will be subject to a minimum vesting period requiring at least one year of service; provided that the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year: (i) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (ii) in connection with a Change in Control in which the SAR is not continued or assumed (e.g., the SAR is not equitably converted or substituted for a stock appreciation right of the successor company); (iii) for grants made in connection with an acquisition by the Company or its Subsidiaries or Affiliates in substitution for pre-existing awards; (iv) for new hire inducement awards or off-cycle awards; or (v) to comply with contractual rights in effect on the Effective Date.

Article 8.          Restricted Stock/Stock Awards

8.1          Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts, as the Committee shall determine.

8.2          Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3          Transferability. The Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant or such Participant’s legal representative.

8.4          Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated

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purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in the Award Agreement, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.5          Voting Rights. If the Committee so determines, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6          Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Shares granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Shares, such that the dividends and/or the Restricted Shares maintain eligibility for the Performance-Based Exception.

8.7          Stock Award. The Committee may grant and award Shares to a Participant that are not subject to Periods of Restrictions and which may be subject to such conditions or provisions as the Committee determines.

8.8          Service Requirement for Restricted Stock that Vests Solely Based on Service. Restricted Stock granted to Employees that vests and is paid solely based on service will be subject to a minimum vesting period requiring at least one year of service; provided that the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year: (i) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (ii) in connection with a Change in Control in which the Restricted Stock is not continued or assumed (e.g., the Restricted Stock is not equitably converted or substituted for restricted stock of the successor company); (iii) for grants made in connection with an acquisition by the Company or its Subsidiaries or Affiliates in substitution for pre-existing awards; (iv) for new hire inducement awards or off-cycle awards; or (v) to comply with contractual rights in effect on the Effective Date.

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Article 9.          Restricted Stock Units, Performance Units, Performance Shares, and Cash-Based Awards

9.1          Grant of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, Restricted Stock Units, Performance Shares, Performance Units, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2          Award Agreement. At the Committee’s discretion, each grant of Restricted Stock Units, Performance Shares, Performance Units and Cash-Based Awards may be evidenced by an Award Agreement that shall specify the initial value, the duration of the Award, the performance measures and/or service requirements, if any, applicable to the Award, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan.

9.3          Value of Performance Units/Shares and Cash-Based Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Restricted Stock Unit and Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as may be determined by the Committee. The Committee shall set performance goals and/or service requirements in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards that will be paid out to the Participant. Generally, a Participant’s right to receive amounts under a Restricted Stock Unit award shall be based on the Participant’s satisfaction of a service requirement and such other terms and conditions that the Committee may specify. Generally, a Participant’s right to receive amounts under a Performance Unit, Performance Share or Cash-Based Award shall be based on the satisfaction of a performance requirement and such other terms and conditions that the Committee may specify. The Committee has full discretionary authority to establish performance goals and/or service requirements, and a performance goal may include a service requirement. For purposes of this Article 9, the time period during which the performance goals and/or service requirements must be met shall be called a “Performance Period.”

9.4          Earning of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of this Plan and the Award Agreement (if any), after the applicable Performance Period has ended, the holder of Restricted Stock Units, Performance Units, Performance Shares or Cash-Based Awards shall be entitled to receive payout on the number and value of Restricted Stock Units, Performance Units, Performance Shares or Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals and/or service requirements have been achieved. Unless otherwise determined by the Committee, notwithstanding any other provision of the Plan, payment of Cash-Based Awards shall only be made for those Participants who are Directors or in the employ of the Company at the end of the Performance Period or, if none has been specified, the end of the applicable award year.

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9.5          Form and Timing of Payment of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards shall be as determined by the Committee and, if applicable, as evidenced in the related Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. No fractional shares will be issued. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Unless otherwise provided by the Committee, Participants holding Restricted Stock Units, Performance Units, or Performance Shares may be entitled to receive dividend units with respect to dividends declared with respect to the Shares underlying such Awards; provided that no dividend units may be paid on Performance Units or Performance Shares that are not earned. Such dividends may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.6 hereof, as determined by the Committee.

9.6          Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the such Awards shall be exercisable during the Participant’s lifetime only by such Participant or such Participant’s legal representative.

9.7          Service Requirement for Restricted Stock Units that Vest Solely Based on Service. Restricted Stock Units granted to Employees that vest and are paid solely based on service will be subject to a minimum vesting period requiring at least one year of service; provided that the Committee may adopt shorter or accelerated vesting periods: (i) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (ii) in connection with a Change in Control in which the Restricted Stock Unit is not continued or assumed (e.g., the Restricted Stock Unit is not equitably converted or substituted for a restricted stock unit of the successor company); (iii) for grants made in connection with an acquisition by the Company or its Subsidiaries or Affiliates in substitution for pre-existing awards; (iv) for new hire inducement awards or off-cycle awards; or (v) to comply with contractual rights in effect on the Effective Date.

Article 10.          Performance Measures

Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 10, the attainment of which

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may determine the degree of payout and/or vesting with respect to Awards to Covered Employees that are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

(a)	Earnings per share (basic or diluted);

(b)	Income before income taxes;

(c)	Income from continuing operations;

(d)	Net income or net income attributable to Gannett Co., Inc.;

(e)	Operating income;

(f)	Cash flow from operating activities, operating cash flow (defined as operating income plus non-cash charges for depreciation, amortization and impairment of operating assets) or free cash flow;

(g)	EBITDA, or net income attributable to Gannett Co., Inc., before interest, taxes, depreciation/amortization;

(h)	Return measures (including, but not limited to, return on assets, equity, capital or investment);

(i)	Cash flow return on investments, which equals net cash flows divided by owner’s equity;

(j)	Internal rate of return or increase in net present value;

(k)	Dividend payments;

(l)	Gross revenues;

(m)	Gross margins;

(n)	Operating measures such as trends in digital metrics, circulation, television ratings and advertising measures;

(o)	Internal measures such as achieving a diverse workforce;

(p)	Share price (including, but not limited to, growth measures and total shareholder return) and market value;

(q)	Debt (including, but not limited to, measures such as debt (book value or face value) outstanding and debt to earnings before interest, taxes, depreciation and amortization); and

(r)	Any of the above measures compared to peer or other companies.

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Performance measures may be set either at the consolidated level, segment level, division level, group level, or the business unit level. Additionally, performance measures may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to pre-established targets, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee.

Unless the Committee specifies otherwise at the time the performance goals are established (and the Committee may at such time decide to limit the “Extraordinary Items” for which it will make adjustments, or decide to not make adjustments for any “Extraordinary Items”), the Committee shall adjust a performance goal established under a performance measure set forth above to take into account the effects of “Extraordinary Items.” “Extraordinary Items” means (1) items presented as such (or other comparable terms) on the Company’s audited financial statements, (2) unusual, special or nonrecurring charges, costs, credits or items of gain or loss (including, without limitation, an unbudgeted material expense incurred by or at the direction of the Board of Directors or a committee of the Board or a material litigation judgment or settlement), (3) changes in tax or accounting laws or rules, and/or (4) the effects of mergers, acquisitions, divestitures, spin-offs or significant transactions (including, without limitation, a corporate merger, consolidation, acquisition of property or stock, reorganization, restructuring charge, or joint venture), each of which are identified in the quarterly and/or annual audited financial statements and notes thereto or in the “management’s discussion and analysis” of the financial statements in a period report filed with the Securities and Exchange Commission under the Exchange Act. The Committee shall make such adjustments to the performance goals as shall be equitable and appropriate in order to make the goal, as nearly as practicable, equivalent to the goal immediately prior to such transaction or event.

Article 11.          Beneficiary Designation

The Committee may permit Participants under the Plan to name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a beneficiary designation has not been made, or the beneficiary was not properly designated (in the sole discretion of the Committee), has died or cannot be found, all payments after death shall be paid to the Participant’s estate. In case of disputes over the proper beneficiary, the Company reserves the right to make any or all payments to the Participant’s estate.

Article 12.          Deferrals

Subject to the requirements of Section 409A, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Stock, payment of a Stock Award or the satisfaction of any requirements or goals with respect to Restricted Stock Units, Performance Units/Shares and Cash-Based Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion,

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establish rules and procedures for such payment deferrals provided that such rules must comply with the requirements of Section 409A.

Article 13.          Rights of Employees/Directors

13.1          Employment. Nothing in the Plan shall confer upon any Participant any right to continue in the Company’s employ, or as a Director, or interfere with or limit in any way the right of the Company to terminate any Participant’s employment or directorship at any time.

13.2          Participation. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

13.3          Rights as a Stockholder. Except as provided in Sections 8.5, 8.6 and 9.5, a Participant shall have none of the rights of a shareholder with respect to shares of Common Stock covered by any Award until the Participant becomes the record holder of such shares.

Article 14.          Termination of Employment/Directorship

Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to such Participant’s outstanding Award(s) following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreements entered into with each Participant, need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 15.          Change in Control

15.1          Treatment of Outstanding Awards Other than Cash-Based Awards. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee specifies otherwise in the Award Agreement:

(a)	Awards to Employees will fully vest if: (i) the Awards are not continued or assumed (e.g., the Awards are not equitably converted or substituted for awards of a successor entity) in connection with the Change in Control; or (ii) the Employee has a qualifying termination of employment (as defined in the Award Agreement) within two years following the date of the Change in Control. Additionally, in the event that the Awards are not so continued or assumed in connection with the Change in Control or in the event of a qualifying termination of employment (as defined in the Award Agreement) within two years following the date of the Change in Control, then upon such Change in Control or such qualifying termination (as the case may be):

(i)	Any and all Options and SARs granted hereunder shall become fully exercisable during their remaining term; and

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(ii)	Any restriction periods and restrictions imposed on Restricted Stock that are not performance-based shall lapse; and

(iii)	The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period (s) as of the effective date of the Change in Control or such qualifying termination. The vesting of all such Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control or such qualifying termination and shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control or such qualifying termination based upon an assumed achievement of all relevant target performance goals (such payment shall be in full satisfaction of the Award). Such Awards denominated in cash shall be paid to Participants in cash within thirty (30) days following the effective date of the Change in Control or such qualifying termination based on an assumed achievement of all relevant target performance goals (such payment shall be in full satisfaction of the Award). Restricted Stock Units shall be fully vested as of the effective date of the Change in Control or such qualifying termination, and the full value of such an Award shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control or such qualifying termination. Notwithstanding the foregoing, in the event that the Award is not so continued or assumed in connection with a Change in Control, the payment of a Section 409A Award will only be accelerated if the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A and will not result in additional taxes under Section 409A.

15.2          Treatment of Cash-Based Awards. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall provide otherwise in the Award Agreement or resolutions adopted by the Committee, Cash-Based Awards to Employees will fully vest if: (i) the Awards are not continued or assumed (e.g., the Awards are not equitably converted or substituted for awards of a successor entity) in connection with the Change in Control; or (ii) the Employee has a qualifying termination of employment (as defined in the Award Agreement) within two years following the date of the Change in Control. In the event that the Cash-Based Awards are not so continued or assumed or in the event of a qualifying termination of employment (as defined in the Award Agreement) within two years following the date of the Change in Control, the vesting of all outstanding Cash-Based Awards shall be accelerated as of the date of such event (and, in the case of performance-based Cash-Based Awards, based on an assumed achievement of all relevant target performance goals), and all Cash-Based Awards shall be paid to Participants in cash within thirty (30) days following the effective date of such event (such payment shall be in full satisfaction of the Award). Notwithstanding the foregoing, in the event that the Cash-

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Based Awards is not so continued or assumed in connection with a Change in Control, the payment of a Cash-Based Section 409A Award will only be accelerated if the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A and will not result in additional taxes under Section 409A.

15.3          Limitation.

(a)	Intention of Section 15.3: The acceleration or payment of Awards could, in certain circumstances, subject the Participant to the excise tax provided under Section 4999 of the Code. It is the object of this Section 15.3 to enable each Participant to retain in full the benefits of the Plan and to provide for the maximum after-tax income to each Participant. Accordingly, the Company will determine, before any payments are made on Awards governed by Section 15.1, which of two alternative forms of acceleration will maximize the Participant’s after-tax proceeds, and must notify the Participant in writing of its determination. The first alternative is the payment in full of all Awards governed by Section 15.1 and any other payments or benefits potentially subject to the excise tax under Section 4999. The second alternative is the payment of only a part of the Participant’s Awards (but taking into account any other payments or benefits potentially subject to the excise tax under Section 4999) so that the Participant receives the largest payment and benefits possible without causing an excise tax to be payable by the Participant under Section 4999 of the Code. This second alternative is referred to in this Section as “Limited Vesting”.

(b)	Limitation on Participant’s Rights: The Participant’s Awards shall be paid only to the extent permitted under the alternative determined by the Company to maximize the Participant’s after-tax proceeds, and the Participant shall have no rights to any greater payments on his or her Awards. For purposes of this determination, the Company shall take into account any rights or benefits the Participant has under another plan or agreement.

(c)	Determination to be Conclusive: The determination of whether Limited Vesting is required and the application of the rules in Section 15.4 shall initially be made by the Company in its sole discretion and any such determination shall be conclusive and binding on the Participant unless the Participant proves that it is clearly erroneous. In the latter event, such determination shall be made by the Company in its sole discretion.

(d)	Section 409A Awards: This Section 15.3 and Section 15.4 shall not apply to or affect a Section 409A Award, including without limitation the payment, vesting or timing of payment of a Section 409A Award. Notwithstanding the foregoing, if the only remaining Awards that are subject to the excise tax under Section 4999 that could be reduced to accomplish Limited Vesting are Section 409A Awards, then performance-based Section 409A Awards may be reduced followed by non-performance, service-based Section 409A Awards.

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15.4          Limitation on Payment. Notwithstanding Section 15.1, if Limited Vesting applies then the amount paid on exercise or payment of an Award shall not exceed the largest amount that can be paid without causing an excise tax to be payable by the Participant under Section 4999 of the Code. If payments are so limited, awards shall be deemed paid in the following order:

(a)	all Options or SARs that were accelerated pursuant to Section 15.1(a) shall be deemed paid first;

(b)	all awards of Restricted Stock and Restricted Stock Units that are not performance-based shall be deemed paid; and

(c)	finally, all awards of Performance Units, Performance Shares and performance-based Restricted Stock and Cash Awards shall then be deemed paid.

As among awards or portions of awards of the same type, those vesting at the most distant time in the future (absent a Change in Control) shall be deemed paid last.

15.5          Expenses. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by a Participant in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceeding involving the provisions of Section 15.4, whether or not initiated by the Participant.

The reimbursements of such expenses and costs shall comply with the requirements of Section 409A, which generally require (i) that the amount of expenses and costs eligible for reimbursement during a calendar year may not affect the expenses and costs eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense or cost is made on or before the last day of the calendar year following the calendar year in which the expense or cost was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

15.6          Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 15 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan and any rights or benefits provided to a Participant this Article 15 without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Committee may terminate, amend, or modify this Article 15 at any time and from time to time prior to the date of a Change in Control.

Article 16.          Amendment, Modification, Termination and Tax Compliance.

16.1          Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee or the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part.

16.2          Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall adversely affect

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in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award; provided that no consent is required for any amendment the Committee deems necessary or appropriate to comply with applicable legal or tax requirements.

16.3          Shareholder Approval Required for Certain Amendments. Shareholder approval will be required for any amendment of the Plan that does any of the following: (a) permits the grant of any Option with an Option Price less than the Fair Market Value of the Shares on the date of grant; (b) reduces the Option Price of an outstanding Option, either by lowering the Option Price or by canceling an outstanding Option and granting a replacement Option with a lower exercise price; (c) permits the grant of any SAR with a grant price that is less than the Fair Market Value of the Shares on the date of grant; or (d) reduces the grant price of an outstanding SAR, either by lowering the grant price or by canceling an outstanding SAR and granting a replacement SAR with a lower exercise price.

16.4          Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, if and to the extent the Committee so determines, Awards granted under this Plan to Employees who are or could reasonably become Covered Employees as determined by the Committee shall comply with the requirements of the Performance-Based Exception. Generally, this requires that the amount paid under such an Award be determined based on the attainment of written, objective performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period.  The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Award.  No amount will be paid for such performance period until such certification is made by the Committee. The amount actually paid to a given Participant may be less than (but not more than) the amount determined under the applicable performance formula, at the discretion of the Committee.

16.5          Compliance with Section 409A. It is intended that Awards under this Plan are either exempt from Section 409A or are structured to comply with the requirements of Section 409A. The Plan shall be administered and interpreted in accordance with that intent. By way of example, the following rules shall apply:

•	Any provision of the Plan that would conflict with the requirements of a Section 409A Award shall not apply to a Section 409A Award.

•	Any adjustment or modification to an Award shall be made in compliance with Section 409A (e.g., any adjustment to an Option or SAR under Section 4.2 shall be made in accordance with the requirements of Section 409A).

•	For Section 409A Awards, all rights to amend, terminate or modify the Plan or any Award are subject to the requirements and limitations of Section 409A.

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•	For Section 409A Awards, any payment or distribution that is triggered upon termination or cessation of employment or a comparable event shall be interpreted consistent with the definition of “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

•	With respect to amounts payable under a Section 409A Award, in the event that a Participant is a “specified employee” as defined in Section 409A, any amount that is payable in connection with the Participant’s separation from service shall not be paid prior to the date which is six months after the date the Participant separates from service (or, if earlier, the date the Participant dies). A Participant who is subject to the restriction described in the previous sentence shall be paid on the first day of the seventh month after the Participant’s separation from service an amount equal to the benefit that the Participant would have received during such six month period absent the restriction.

While the Company intends for Awards to either be exempt from or in compliance with Section 409A, neither the Company nor the Committee shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A or any other tax consequences relating to Awards under this Plan.

Article 17.          Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the Federal statutory minimum, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. The Participant may satisfy, totally or in part, his obligations pursuant to this Article by electing to have Shares withheld, to redeliver Shares acquired under an Award, or to deliver previously owned Shares, provided that the election is made in writing on or prior to (i) the date of exercise, in the case of Options and SAR’s (ii) the date of payment, in respect of Stock Awards, Restricted Stock Units, Performance Units, Performance Shares, or Cash-Based Awards, and (iii) the expiration of the Period of Restriction, in respect of Restricted Stock. Any election made under this Article shall be irrevocable by the Participant and may be disapproved by the Committee at any time in its sole discretion. If an election is disapproved by the Committee, the Participant must satisfy his obligations pursuant to this paragraph in cash.

Article 18.          Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business, stock and/or assets of the Company.

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Article 19.          General Provisions

19.1          Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

19.2          Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3          Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.4          Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, unless determined otherwise by the Board. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

19.5          Listing. The Company may use reasonable endeavors to register Shares allotted pursuant to the exercise of an Option with the United States Securities and Exchange Commission or to effect compliance with the registration, qualification, and listing requirements of any national securities laws, stock exchange, or automated quotation system.

19.6          Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.7          No Additional Rights. Neither the Award nor any benefits arising under this Plan shall constitute part of an employment contract between the Participant and the Company or any Subsidiary or Affiliate, and accordingly, subject to Section 16.2, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or any Affiliate for severance payments.

19.8          Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, to comply with provisions of laws in other countries in which the Company, its Affiliates, and its Subsidiaries operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries will be covered by the Plan or relevant subplans;

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(b)	Determine which Employees employed outside the United States are eligible to become Participants in the Plan;

(c)	Modify the terms and conditions of any Award granted to Participants who are employed outside the United States;

(d)	Establish subplans, modified exercise procedures, and other terms and procedures to the extent such actions may be necessary, advisable or convenient, or to the extent appropriate to provide maximum flexibility for the Participant’s financial planning. Any subplans and modifications to the Plan terms or procedures established under this Section 19.8 by the Committee shall be filed with the Plan document as Appendices; and

(e)	Take any action, before or after an Award is made, which the Committee deems advisable to obtain, comply with, or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals, as they may affect this Plan, any subplan, or any Participant.

19.9          Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

19.10          Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts located in the Commonwealth of Virginia, County of Fairfax, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

Dated: June 26, 2015	GANNETT SPINCO, INC.

	By:	/s/ Todd A. Mayman
	Name:	Todd A. Mayman
	Title:	Vice President

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Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

THE BOARD RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2, 3 AND 4.

1.	ELECTION OF DIRECTORS: Nominees are:

			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	1a.	John E. Cody	☐	☐	☐	1f.	Lawrence S. Kramer	☐	☐	☐

	1b.	Stephen W. Coll	☐	☐	☐	1g.	John Jeffry Louis	☐	☐	☐

Please fold here – Do not separate

	1c.	Robert J. Dickey	☐	☐	☐	1h.	Tony A. Prophet	☐	☐	☐

	1d.	Donald E. Felsinger	☐	☐	☐	1i.	Debra A. Sandler	☐	☐	☐

	1e.	Lila Ibrahim	☐	☐	☐	1j.	Chloe R. Sladden	☐	☐	☐

2.	COMPANY PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year.	☐	For	☐	Against	☐	Abstain

3.	COMPANY PROPOSAL TO APPROVE the Company’s 2015 Omnibus Incentive Compensation Plan.	☐	For	☐	Against	☐	Abstain

4.	COMPANY PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, the compensation of the Company’s named executive officers.	☐	For	☐	Against	☐	Abstain

THE BOARD RECOMMENDS A VOTE FOR “1 YEAR” ON PROPOSAL 5.

5.	COMPANY PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, the frequency of future stockholder advisory votes on executive compensation.	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof.

Date ________________________________________________	Signature(s) in Box
Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.

GANNETT CO., INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 10, 2016

10:00 a.m.

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107

Gannett Co., Inc. 7950 Jones Branch Drive McLean, VA 22107	proxy

This Proxy is Solicited on Behalf of the Board of Directors
Annual Meeting of Stockholders — May 10, 2016

The undersigned hereby appoints Robert J. Dickey and Barbara W. Wall, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 10, 2016 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said Annual Meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the Annual Meeting.

Please cast your votes on the reverse side, by telephone or online as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4, and recommends a vote for “1 YEAR” for Proposal 5. To vote in accordance with the Board of Directors’ recommendations, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Voting Instructions For Gannett Co., Inc.’s
2016 Annual Meeting of Stockholders

Gannett Co., Inc. stockholders of record on March 14, 2016 may vote their shares for matters to be covered at the Company’s 2016 Annual Meeting of Stockholders using a toll-free telephone number, via the Internet or using the attached proxy card. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Below are voting instructions for all three options.

(  Vote By Phone — 1-866-883-3382

Use any touch-tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on May 9, 2016. Have your proxy card in hand when you call. You will be provided with simple voting instructions.

:  Vote by the Internet — www.proxypush.com/gci

Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on May 9, 2016. Have your proxy card in hand. You will be provided with simple voting instructions.

*  Vote By Mail

Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope by May 9, 2016.

If you are a current or former employee of Gannett Co., Inc. or TEGNA Inc. and own shares of Gannett common stock through the Gannett Co., Inc. 401(k) Plan, or the TEGNA 401(k) Savings Plan, we must receive your completed and executed proxy card or your submission of an Internet or telephone vote by 11:59 p.m. (Central Time) on May 5, 2016 to allow time for the administrator of such 401(k) plan to vote on your behalf. If your vote by proxy card, Internet or telephone is not received by 11:59 p.m. (Central Time) on May 5, 2016, the plan shares credited to your 401(k) account will be voted by the 401(k) plan administrator in the same proportions as the proxy votes which were timely and properly submitted by other participants in such plan.

If you vote by phone or the Internet, please do not mail your proxy card.

THANK YOU FOR VOTING.